                                                                     EXHIBIT 2.1


                    AGREEMENT AND PLAN OF REORGANIZATION

                                    AMONG

                        VERITAS HOLDING CORPORATION,
                           A DELAWARE CORPORATION


                        VERITAS SOFTWARE CORPORATION,
                           A DELAWARE CORPORATION


                          SEAGATE TECHNOLOGY, INC.,
                           A DELAWARE CORPORATION


                           SEAGATE SOFTWARE, INC.
                           A DELAWARE CORPORATION


                                     AND


          SEAGATE SOFTWARE NETWORK & STORAGE MANAGEMENT GROUP, INC.
                           A DELAWARE CORPORATION


                               OCTOBER 5, 1998

                              TABLE OF CONTENTS


                                                                        Page
                                                                        ----


1.  PLAN OF REORGANIZATION.............................................   2

    1.1   The Organization of Newco and Merger Sub.....................   2
    1.2   The Merger...................................................   2
    1.3   Seagate Transaction..........................................   3
    1.4   Contribution and Transfer of Contributed Stock and Assets....   4
    1.5   Dissenter's Rights...........................................   7
    1.6   Newco Plans..................................................   7
    1.7   Registration.................................................   7
    1.8   Effects of the VERITAS Merger................................   7
    1.9   Tax Free Reorganization......................................   8
    1.10  Tax-Free Section 351 Transaction.............................   8
    1.11  Hart-Scott-Rodino Filings....................................   8
    1.12  Adoption of Stockholders Rights Plan.........................   9
    1.13  Board of Directors and Officers of Newco.....................   9
    1.14  Registration on Form S-4.....................................   9

2.  REPRESENTATIONS AND WARRANTIES OF SSI AND STI......................  10

    2.1   Organization; Good Standing; Qualification and Power.........  10
    2.2   Capital Structure Stock and Options..........................  10
    2.3   Authority....................................................  11
    2.4   SEC Documents................................................  12
    2.5   Disclosure; Information Supplied.............................  14
    2.6   Compliance with Applicable Laws..............................  14
    2.7   Litigation...................................................  14
    2.8   ERISA and Other Compliance...................................  15
    2.9   Absence of Certain Changes or Events.........................  18
    2.10  Full Force and Effect........................................  19
    2.11  Agreements...................................................  20
    2.12  No Defaults..................................................  21
    2.13  Certain Agreements...........................................  21
    2.14  Taxes........................................................  21
    2.15  Intellectual Property........................................  22
    2.16  Fees and Expenses............................................  24
    2.17  Insurance....................................................  24
    2.18  Ownership of Property........................................  24

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                              TABLE OF CONTENTS
                                 (CONTINUED)

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                                                                        ----


    2.19  Environmental Matters........................................  24
    2.20  Interested Party Transactions................................  25
    2.21  Fairness Opinion.............................................  25
    2.22  Title to and Condition and Sufficiency of Group Assets.......  25
    2.23  No Restrictive Agreements....................................  26
    2.24  Supplier and Customer Relationships..........................  26
    2.25  Product and Inventory Status.................................  26

3.  REPRESENTATIONS AND WARRANTIES OF VERITAS AND NEWCO................  27

    3.1   Organization; Good Standing; Qualification and Power.........  27
    3.2   Capital Structure............................................  27
    3.3   Authority....................................................  28
    3.4   SEC Documents................................................  29
    3.5   Disclosure; Information Supplied.............................  30
    3.6   Compliance with Applicable Laws..............................  30
    3.7   Litigation...................................................  31
    3.8   ERISA and Other Compliance...................................  32
    3.9   Absence of Certain Changes or Events.........................  34
    3.10  Full Force and Effect........................................  35
    3.11  Agreements...................................................  35
    3.12  No Defaults..................................................  37
    3.13  Certain Agreements...........................................  37
    3.14  Taxes........................................................  37
    3.15  Intellectual Property........................................  38
    3.16  Fees and Expenses............................................  39
    3.17  Insurance....................................................  40
    3.18  Ownership of Property........................................  40
    3.19  Environmental Matters........................................  40
    3.20  Interested Party Transactions................................  40
    3.21  Fairness Opinion.............................................  41
    3.22  Title to and Condition and Sufficiency of VERITAS Assets.....  41
    3.23  No Restrictive Agreements....................................  41
    3.24  Supplier and Customer Relationships..........................  41
    3.25  Product and Inventory Status.................................  42
    3.26  Tax Representations..........................................  42

4.  STI AND SSI COVENANTS..............................................  42

    4.1   Advice of Changes............................................  42

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                              TABLE OF CONTENTS
                                 (CONTINUED)

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                                                                        ----


    4.2   Maintenance of Business......................................  42
    4.3   Conduct of Business..........................................  43
    4.4   SSI Corporate Approvals......................................  44
    4.5   Letter of  SSI's Accountants.................................  44
    4.6   Prospectus/Proxy Statement...................................  44
    4.7   Regulatory Approvals.........................................  45
    4.8   Necessary Consents...........................................  46
    4.9   Access to Information........................................  46
    4.10  Satisfaction of Conditions Precedent.........................  46
    4.11  No Other Negotiations........................................  46
    4.12  Books and Records............................................  47
    4.13  Transitional Support.........................................  48
    4.14  Development Agreement and Cross-License Agreement............  48
    4.15  Settlement of Intercompany Accounts..........................  48
    4.16  Modification of Joint Contributed Agreements.................  48
    4.17  Management Employment Contracts..............................  48
    4.18  Stockholder and Registration Rights Agreement................  48
    4.19  Seagate IP Rights............................................  48

5.  VERITAS AND NEWCO COVENANTS........................................  49

    5.1   Advice of Changes............................................  49
    5.2   Maintenance of Business......................................  49
    5.3   Conduct of Business..........................................  49
    5.4   Stockholder Approval.........................................  50
    5.5   Letter of VERITAS' Accountants...............................  51
    5.6   Prospectus/Proxy Statement...................................  51
    5.7   State Securities Law Compliance..............................  52
    5.8   Regulatory Approvals.........................................  52
    5.9   Necessary Consents...........................................  52
    5.10  Access to Information........................................  52
    5.11  Books and Records............................................  53
    5.12  Transitional Support.........................................  53
    5.13  Development Agreement and Cross License Agreement............  53
    5.14  Satisfaction of Conditions Precedent.........................  53
    5.15  Voting Agreement.............................................  53
    5.16  Group Employee Plans and Benefit Arrangements................  53
    5.17  Indemnification and Insurance-VERITAS........................  54
    5.18  Indemnification and Insurance-Employees......................  56
    5.19  Stockholder and Registration Rights Agreement................  57

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                              TABLE OF CONTENTS
                                 (CONTINUED)

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                                                                        ----


    5.20  No Other VERITAS Negotiations................................  57

6.  CLOSING MATTERS....................................................  59

    6.1   Closing......................................................  59
    6.2   Exchange of Certificates.....................................  59
    6.3   Exchange of Exchanged SSI Options............................  61

7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SSI AND STI.................  61

    7.1   Accuracy of Representations and Warranties...................  61
    7.2   Covenants....................................................  61
    7.3   Compliance with Law..........................................  61
    7.4   Consents.....................................................  62
    7.5   Form S-4.....................................................  62
    7.6   Opinion of VERITAS and Newco's Counsel.......................  62
    7.7   VERITAS Stockholder Approval.................................  62
    7.8   No Legal Action..............................................  62
    7.9   Tax Opinion..................................................  62
    7.10  Election of The Contributing Companies Designees to the
          Board of Directors of Newco..................................  62
    7.11  Nasdaq Listing...............................................  62
    7.12  Incorporation of New Delaware Company........................  62
    7.13  HSR Act......................................................  63
    7.14  No Order.....................................................  63
    7.15  Ancillary Agreements.........................................  63
    7.16  Stockholder Approval.........................................  63
    7.17  Delivery of Newco Shares.....................................  63

8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF VERITAS AND NEWCO...........  63

    8.1   Accuracy of Representations and Warranties...................  63
    8.2   Covenants....................................................  63
    8.3   Compliance with Law..........................................  64
    8.4   Consents.....................................................  64
    8.5   Form S-4.....................................................  64
    8.6   Opinion of Counsel to STI and SSI............................  64
    8.7   VERITAS Stockholder Approval.................................  64
    8.8   SSI Corporate Approvals......................................  64
    8.9   No Legal Action..............................................  64

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                              TABLE OF CONTENTS
                                 (CONTINUED)

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                                                                        ----


    8.10  Tax Opinion..................................................  64
    8.11  HSR Act......................................................  64
    8.12  No Order.....................................................  65
    8.13  Ancillary Agreements.........................................  65
    8.14  Sufficiency of Assets........................................  65
    8.15  Intellectual Property Assignments............................  65
    8.16  Modification of Joint Contributed Agreements.................  65

9.  TERMINATION OF AGREEMENT...........................................  65

    9.1   Termination..................................................  65
    9.2   Notice of Termination........................................  67
    9.3   No Liability.................................................  67
    9.4   Breakup Fee..................................................  67

10. SURVIVAL OF REPRESENTATIONS........................................  68

    10.1  No Survival of Representations...............................  68

11. INDEMNIFICATION....................................................  68

    11.1  Indemnification by SSI and STI...............................  68
    11.2  Time Limitations on Indemnification..........................  69
    11.3  No Limitation on Other Rights................................  70

12. EMPLOYEE MATTERS...................................................  70

    12.1  Right to Offer Employment....................................  70
    12.2  Termination of Employment....................................  71
    12.3  Cooperation..................................................  71

13. TAX MATTERS........................................................  71

    13.1  Transaction Taxes; Representation; Transaction Tax Indemnity.  71
    13.2  No Limitation................................................  72
    13.3  Treatment of Indemnity Payments..............................  72
    13.4  Indemnity for Taxes..........................................  72
    13.5  Other Tax Matters............................................  73
    13.6  Seagate Transaction Items....................................  77

14. MISCELLANEOUS......................................................  78

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                              TABLE OF CONTENTS
                                 (CONTINUED)

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                                                                        ----


    14.1  Governing Law................................................  78
    14.2  Assignment; Binding Upon Successors and Assigns..............  78
    14.3  Severability.................................................  78
    14.4  Counterparts.................................................  78
    14.5  Other Remedies...............................................  78
    14.6  Amendment and Waivers........................................  79
    14.7  Expenses.....................................................  79
    14.8  Attorneys' Fees..............................................  79
    14.9  Notices......................................................  79
    14.10 Construction of Agreement....................................  80
    14.11 No Joint Venture.............................................  80
    14.12 Further Assurances...........................................  81
    14.13 Absence of Third Party Beneficiary Rights....................  81
    14.14 Public Announcement..........................................  81
    14.15 Certain Defined Terms........................................  81
    14.16 Entire Agreement.............................................  91

Exhibit A - Certificate of Merger

Exhibit A-1 - Restated Certificate of Incorporation

Seagate Disclosure Letter

Veritas Disclosure Letter

Exhibit 4.13 - Term Sheet for Transition Services and Facilities Use Agreement

Exhibit 4.14A - Development Agreement

Exhibit 4.14B - Cross License and OEM Agreement

Exhibit 4.17 - Management Employment Contracts

Exhibit 4.18- Rights Agreement

Exhibit 4.18B - Stockholders Agreement

Exhibit 5.3(g) - Veritas Holding Corporation Certificate of Incorporation and Bylaws

Exhibit 5.15A - Voting Agreement

Exhibit 5.15B - Veritas Affiliates who Executed Voting Agreements

Exhibit 5.16 - Management Employment Contracts

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                              TABLE OF CONTENTS
                                 (CONTINUED)

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                                                                        ----


Exhibit 14.15D - Group Products

                    AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is entered into as of October 5, 1998, by and among VERITAS Software Corporation, a Delaware corporation including for all purposes VERITAS Surviving Corporation, ("VERITAS"), VERITAS Holding Corporation, a Delaware corporation ("NEWCO"), Seagate Technology, Inc., a Delaware corporation ("STI"), Seagate Software, Inc., a Delaware corporation and majority owned subsidiary of STI ("SSI") and Seagate Software Network & Storage Management Group, Inc., a Delaware corporation and wholly owned subsidiary of SSI ("NSMG"). The terms defined in
Section 14.15 of this Agreement shall have the meanings therein specified in this Agreement.

                                  RECITALS
                                  --------

     A. The parties intend that, subject to the terms and conditions of this Agreement, (i) a new Delaware corporation referred to herein as Newco has been formed by VERITAS solely for the purpose of the transactions contemplated hereunder; (ii) a newly formed, wholly owned subsidiary of Newco ("MERGER SUB") will be merged with and into VERITAS, with VERITAS being the surviving corporation of such merger (the "MERGER"), and all outstanding VERITAS securities will be converted, on a share for share basis, into Newco securities having identical rights, preferences and privileges, with Newco assuming all outstanding options, warrants, convertible debentures and other rights to purchase shares of capital stock of VERITAS (with all such Newco securities issued to former VERITAS security holders initially representing the VERITAS Percentage Interest in Newco), all on the terms set out in this Agreement and in the Certificate of Merger substantially in the form of Exhibit A hereto (the
                                                       ---------
"CERTIFICATE OF MERGER") and the applicable provisions of the Delaware General Corporation Law (the "DELAWARE LAW"); and (iii) the contribution by SSI, STI and certain of their subsidiaries as herein specified to Newco, all on the terms herein specified, of all Contributed Stock of the Contributed Companies (with each of the Contributed Companies thereby becoming a wholly owned subsidiary of Newco) and the Contributed Assets in consideration for the issuance by Newco to SSI of shares of Common Stock of Newco, $0.001 par value ("NEWCO COMMON STOCK"), and the offer by Newco to grant to Employees who are holders of options in SSI at the Effective Time (herein "OPTIONEES") options to purchase Newco Common Stock ("NEWCO OPTIONS") in exchange for cancellation of their respective options to purchase Common Stock of SSI ("NEWCO EXCHANGE OFFER"), which Newco Common Stock issued to SSI and Newco Options will represent in the aggregate a fully diluted equity interest in Newco equal to the difference between 100% and the VERITAS Percentage Interest. The transactions described in subpart (iii) of the foregoing sentence are collectively the "SEAGATE TRANSACTION."

     B. The Newco Common Stock issued in the Merger and in the Seagate Transaction and the offered exchange of Newco Options for Exchanged SSI Options in the Seagate Transaction will be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), pursuant to a Newco registration statement.

     C. For federal income tax purposes, it is intended that (i) the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and/or as an exchange under the provisions of Section 351(a) of the Internal Revenue Code, and (ii) that the Seagate Transaction, when taken together with the Merger, qualify as an exchange under the provisions of Section 351 of the Internal Revenue Code.

        NOW, THEREFORE, the parties hereto hereby agree as follows:

1.      PLAN OF REORGANIZATION

        1.1  The Organization of Newco and Merger Sub.  VERITAS has formed
             ----------------------------------------
Newco under the laws of the State of Delaware for the purposes of the transactions contemplated by the Merger and in accordance with the terms of this Agreement. Newco currently has no outstanding securities and has conducted no business and, prior to the Effective Time, will not issue any securities prior to the Effective Time, will conduct no business or operations, will have no assets and will enter into no agreements nor incur any obligations or Liabilities, except as required or contemplated by this Agreement or necessary to perform its obligations hereunder. As soon as practicable after the date of this Agreement, Newco shall form the Merger Sub as a wholly-owned subsidiary, which will conduct no business prior to Closing except as expressly contemplated hereunder.

        1.2  The Merger.  Subject to the terms and conditions of this Agreement,
             ----------
at the Effective Time, VERITAS will cause Merger Sub to execute and deliver, and VERITAS will execute and deliver, a Certificate of Merger providing for the Merger of Merger Sub with and into VERITAS, with VERITAS being the surviving corporation upon the effectiveness of the Merger and thereby becoming a wholly-owned subsidiary of Newco, pursuant to this Agreement, the Certificate of Merger and in accordance with applicable provisions of the Delaware Law as follows:

             (a)  Conversion of VERITAS Common Stock.  Each share of the
                  ----------------------------------
Common Stock of VERITAS ("VERITAS COMMON STOCK"), that is issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without any further action on the part of VERITAS, Newco or any holder of VERITAS Common Stock, be converted into one share (the "VERITAS EXCHANGE RATIO") of validly issued, fully paid and nonassessable Newco Common Stock.

             (b)  Conversion of  VERITAS Options, Warrants and other
                  ---------------------------------------------------
Convertible Securities.
----------------------

                  (i)  Conversion.  At the Effective Time, each of the then
                       ----------
outstanding options to purchase shares of VERITAS Common Stock (collectively, the "VERITAS OPTIONS") (consisting of all outstanding options granted under VERITAS' or VERITAS' predecessors' option plans, including but not limited to its 1985 Stock Option Plan, 1991 Executive Stock Option Plan, 1992 Stock Plan, 1993 Equity Incentive Plan, 1993 Director Stock Option Plan and 1996 Director Option Plan (collectively the "VERITAS PLANS")), and each of the then outstanding warrants to purchase VERITAS Common Stock (the "VERITAS WARRANTS") and any individual non-Plan options, and any convertible debenture or other convertible debt instrument convertible into VERITAS Common Stock ("VERITAS DEBENTURES"), will, by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed and converted into an option, warrant, convertible debenture, or other convertible debt instrument, as the case may be, to purchase an equivalent number of shares of Newco Common Stock, at an exercise price per share equal to the per share exercise price of such VERITAS Option or VERITAS Warrant, or at a conversion price per share equal to the conversion price per share of such VERITAS Debenture, as the case may be in effect at the Effective Time, but with VERITAS remaining the obligor on any such convertible debenture or other convertible debt instrument. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code, if applicable, and all other terms and conditions of the VERITAS Options and VERITAS Warrants and VERITAS Debentures will be unchanged and all references in any option or warrant or debenture agreement governing such option or warrant or debenture to VERITAS shall be deemed to refer to Newco, where appropriate. Continuous service as an employee or consultant with VERITAS or any of the VERITAS Subsidiaries (as hereinafter defined) or VERITAS predecessors will be credited to an optionee of VERITAS for purposes of determining the number of shares of Newco Common Stock subject to exercise under a converted VERITAS Option after the Closing.

                  (ii) Stock Rights.  At the Effective Time, each of the then
                       ------------
outstanding rights to purchase shares of VERITAS Common Stock (collectively, the "VERITAS STOCK PURCHASE PLAN RIGHTS"), consisting of all outstanding options to purchase shares under VERITAS' 1993 Employee Stock Purchase Plan and 1996 Employee Stock Purchase Plan (the "VERITAS STOCK PURCHASE PLAN"), will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed and converted into a right to purchase the same number of shares of Newco Common Stock on the next "Purchase Date" (as such term is defined in the VERITAS Stock Purchase Plan) following the Effective Time at a purchase price per share determined in accordance with the VERITAS Stock Purchase Plan.

             (c)  Cancellation of VERITAS-Owned Shares.  Each share of VERITAS
                  ------------------------------------
Common Stock held in the treasury of VERITAS or any of which are owned by Newco, VERITAS, or any direct or indirect wholly-owned subsidiary of Newco, VERITAS immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        1.3  Seagate Transaction.
             -------------------

             (a)  Issuance of Newco Common Stock. At the Effective Time and
                  ------------------------------
subject to the terms and conditions of this Agreement, Newco will, in consideration for the contribution and transfer of the Contributed Stock and Assets to Newco as contemplated by this Agreement, perform the following:

                  (i)  SSI Stock.  Issue to SSI that number of validly issued,
                       ---------
fully paid and nonassessable shares of Newco Common Stock which represents the SSI Percentage Interest less the number of shares of Newco Common Stock issuable upon exercise of the Newco Options issued in exchange for Exchanged SSI Options under clause (ii) below.

                  (ii) Exchange of Newco Options for Exchanged SSI Options.
                       ---------------------------------------------------
Newco shall offer to issue Newco Options (each representing the right to purchase validly issued, fully paid and nonassessable Newco Common Stock) to the Optionees in exchange for cancellation of their Exchanged SSI Options at the Effective Time, all on the terms specified in this Agreement. At the

Effective Time, each of the options to purchase SSI Common Stock held by any of the Optionees that elects to exchange for a Newco Option in response to Newco's option exchange offer made pursuant hereto ("EXCHANGED SSI OPTIONS"), will be exchanged for a Newco Option to purchase that number of shares of Newco Common Stock determined by multiplying the number of shares of SSI Common Stock subject to such Exchanged SSI Option at the Effective Time by the "SSI Exchange Ratio" (as defined below) at an exercise price per share of Newco Common Stock equal to the exercise price per share of such Exchanged SSI Option immediately prior to the Effective Time divided by the SSI Exchange Ratio, rounded up to the nearest cent. The "SSI EXCHANGE RATIO" shall mean the quotient arrived at by dividing the SSI Per Share Value by the Newco Per Share Value. The "SSI PER SHARE VALUE" shall equal (A) the product obtained by multiplying (x) the number of validly issued, fully paid and nonassessable shares of Newco Common Stock which represents the SSI Percentage Interest by (y) the VERITAS Closing Price plus (B) the value of IMG (as determined by the Board of Directors of SSI upon advice of Morgan Stanley & Co. ("Morgan")) all divided by (C) the total number of outstanding shares of common stock of SSI on a fully diluted as converted basis immediately prior to the Effective Time. Newco Per Share Value shall equal the VERITAS Closing Price. The "VERITAS
CLOSING PRICE" shall mean the average closing price of one share of VERITAS Common Stock for the five (5) most recent days that VERITAS Common Stock has traded ending on the trading day three (3) business days prior to the Effective Time, as reported by the Nasdaq Stock Market. The SSI Exchange Ratio, collectively with the VERITAS Exchange Ratio shall be referred to herein as the "EXCHANGE RATIOS". If the foregoing calculation results in a Newco Option issued in exchange for an Exchanged SSI Option being exercisable for a fraction of a share of Newco Common Stock, then the number of shares of Newco Common Stock subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such resulting fractional share. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code, if applicable, and all other terms and conditions of each Newco Option shall be the same as that of the Exchanged SSI Option exchanged therefor. Continuous service as an employee or consultant with SSI, STI or any of their direct or indirect subsidiaries will be credited to each Optionee for purposes of determining the number of shares of Newco Common Stock vested and exercisable under such exchanged Newco Option after the Effective Time.

        1.4  Contribution and Transfer of Contributed Stock and Assets.
             ---------------------------------------------------------

             (a)  Contribution and Transfer. Subject to the terms and
                  --------------------------
conditions of this Agreement and in consideration for the issuance by Newco of Newco Common Stock as provided above, the Contributing Companies shall at the Effective Time, for good and valuable consideration receipt and sufficiency of which is hereby acknowledged on behalf of each of the Contributing Companies other than SSI, contribute and transfer and deliver to Newco or cause to be contributed, transferred and delivered to Newco, and at the Effective Time Newco shall accept the contribution and transfer from the Contributing Companies, all right, title and interest in and to the Contributed Stock and Assets. Specifically, SSI will transfer and contribute to Newco the Contributed Stock and the Contributing Companies will transfer and contribute to Newco the Contributed Assets. All Contributed Assets of STI shall be deemed first contributed by STI to SSI and only then by SSI to Newco. Notwithstanding the preceding, the parties hereto agree to transfer the Contributed Assets which are located outside of the United States in a mutually agreeable manner. For example, SSI contemplates the formation of a new entity in Australia (which would become a Contributed Company) which would acquire the Australian Contributed Assets from Seagate Software Pty. Ltd. Seagate Software Limited, a company organized under the laws of the United Kingdom and Delaware, will register branches in the countries of South Africa, Spain and Dubai. Additionally, with respect to Contributed Assets located in France, Japan, Sweden, and the Netherlands, such Assets may be purchased and sold by and among the VERITAS and Seagate entities located in such countries in exchange for the consideration contributed to Newco by SSI (for which SSI would receive no additional Newco Common Stock beyond the amounts contemplated by this Agreement). Furthermore, the parties shall cooperate to facilitate the transfer, to the extent so desired, of employees related to Group Business in the countries of Singapore and Malaysia.

             (b)  Assumption and Exclusion of Liabilities.
                  ---------------------------------------

                  (i)  Assumed Liabilities.  As a result of the transfer to
                       -------------------
Newco of the Contributed Stock as aforesaid, Newco will as a matter of law own all of the outstanding equity capital of the Contributed Companies, which Contributed Companies in turn shall remain liable for their respective Liabilities. In addition, subject to the terms and conditions of this Agreement, Newco (or a subsidiary of Newco designated by Newco and acceptable to SSI) shall, at the Effective Time, assume, and thereafter pay, perform and discharge when due those (and only those) Liabilities of the Contributing Companies and/or their direct and indirect subsidiaries (excluding the Liabilities of the Contributed Company Group which are governed by the first sentence of this Section 1.4(b)) that are expressly listed in the following subparagraphs of this Section 1.4(b)(i) (collectively, the "ASSUMED LIABILITIES") and no other Liabilities of the Contributing Companies whatsoever:

                       (A) all Liabilities of the Contributing Companies under all Contributed Contracts;

                       (B) all Liabilities of the Contributing Companies that are included in the 1998 Group Balance Sheet or that are listed on
Schedule 1.4(b) (i) (B);
-----------------------

                       (C) any and all Liabilities of STI, SSI, and of their respective direct and indirect subsidiaries with respect to Employees who accept an offer of employment by Newco excluding liabilities subject to indemnity under Section 11.1(a); and

                       (D) those Tax liabilities for which Newco is responsible pursuant to Section 13, below.

                  (ii) Excluded Liabilities Not Assumed.  Except for the
                       --------------------------------
Liabilities of the Contributed Company Group (which will remain the sole responsibility of the applicable member of the Contributed Company Group) and except for the Assumed Liabilities expressly described above in Section 1.4(b), Newco shall not assume, pay, perform or discharge, or otherwise have any obligation, responsibility or liability whatsoever for, any and all Liabilities of SSI (including IMG), STI or their respective direct and indirect subsidiaries (whether now existing or hereafter arising), and said companies shall retain, and shall be solely responsible and liable for paying, performing and discharging when due, all such Liabilities (collectively, the "EXCLUDED LIABILITIES").

             (c)  Asset Contribution.  Seagate will take all actions and will
                  ------------------
sign and deliver any and all instruments and documents (including the Bill of Transfer) reasonably necessary or appropriate to fully effect and perfect the transfer to Newco (or if Newco so elects, any applicable Newco Subsidiary) of any and all of the Contributed Stock and Assets held by it and any Contributed Contracts to which it is a Party. This Section 1.4(c) shall survive Closing for two years.

             (d)  Unassignable Assets.  Notwithstanding any other provision of
                  -------------------
this Agreement or any of the Ancillary Agreements, to the extent that any of the Contributed Assets are not assignable or otherwise transferable by the Contributing Companies to Newco without the consent, approval or waiver of another party thereto or any third party (including any governmental agency), or if such assignment or transfer would constitute a breach thereof or of any other material contract binding upon the transferor or any of its affiliates, or a violation of any applicable law, then neither this Agreement nor such Ancillary Agreements shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained. With respect to each such Contributed Asset, whose assignment or transfer to Newco requires the consent, approval or waiver of another party thereto or any third party, Newco and SSI shall cooperate and use their mutual reasonable, commercial efforts to obtain such consent, approval or waiver of such other party or parties or such third party to such assignment or transfer as promptly as practicable prior to the Effective Time; and each agrees to supply relevant information to such party or parties or such third party in order to facilitate such objective. Notwithstanding the foregoing, nothing contained herein shall obligate Newco or any Contributing Company to expend or pay any amount to third parties to obtain any consents, approvals or waivers, or to make alternative arrangements available; provided that where the Contributing Companies are unable to effectively assign to Newco any Contributed Contract without breaching same due to such lack of third party consent, the Contributing Companies shall make available to Newco the economic benefits (such as inbound royalty payments), if any, received by the Contributing Companies from and after the Effective Time with respect to any such Contributed Contract.

             (e)  No Fraudulent Conveyance. The Contributing Companies are not
                  ------------------------
entering into this Agreement or any Ancillary Agreement with the intent to defraud, delay or hinder their respective creditors and the consummation of the transactions contemplated by this Agreement, and the Ancillary Agreements referenced in this Agreement will not have any such effect. The transfer of the Contributed Stock and Assets pursuant hereto will not give rise to any right of any creditor of the Contributing Companies to assert any claim whatsoever against Newco or any of the Contributed Stock and Assets in the hands of Newco or any of Newco's respective successors and assigns following the Effective Time which would have a Material Adverse Effect on Newco. SSI and its consolidated subsidiaries, taken as a group are Solvent, and will continue to be Solvent immediately following the transfer of the Contributed Stock and Assets pursuant to this Agreement. Neither SSI nor any of its consolidated subsidiaries nor any of the Contributed Stock and Assets is subject to, or the subject of, any Insolvency Proceeding or Insolvency Action. No writ of attachment, execution or similar process has been ordered, executed or filed against any of the Contributed Stock and Assets.

To Seagate's Knowledge (i) there is not any reason to expect that any of the aforementioned actions, or any similar action, will take place or be taken, and (ii) there are no grounds for any of the aforementioned actions or like action. The parties agree that the securities issued by Newco to SSI and the Optionees and the other obligations on Newco's part to be performed under the terms of this Agreement and the Ancillary Agreements constitute full and fair equivalent consideration for the Contributed Stock and Assets exchanged therefor and the covenants, agreements and performances of the Contributing Companies under this Agreement and the Ancillary Agreements.

        1.5  Dissenter's Rights.   It shall be the sole responsibility of SSI
             ------------------
to disclose any dissenter's rights which SSI shareholders have with respect to the Seagate Transaction.

        1.6  Newco Plans.   Newco shall assume, effective as of the Closing,
             -----------
the VERITAS 1993 Equity Incentive Plan, 1993 Director Stock Option Plan and 1993 Employee Stock Purchase Plan and other VERITAS plans and non-plan grants and awards. as amended through the Effective Time (collectively, the "NEWCO PLANS"). Newco shall reserve a sufficient number of shares of Newco Common Stock for issuance pursuant to the exchange of Newco Options for Exchanged SSI Options, as provided for herein.

        1.7  Registration.  Newco will cause the Newco Common Stock issuable
             ------------
upon exercise of outstanding awards under the Newco Plans or upon exercise of the Newco Options issued to the Optionees in exchange for their Exchanged SSI Options (collectively, the "STOCK RIGHTS") and the shares reserved for issuance pursuant to future awards under the Newco Plans to be registered on Form S-8 (the "FORM S-8") promulgated by the Securities and Exchange Commission (the "SEC") within 10 days after the Effective Time and Newco will use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as any such Stock Rights shall remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements of
Section 16(a) of the Exchange Act (as hereinafter defined), Newco shall administer the Stock Rights (including the Newco Options issued in exchange for any Exchanged SSI Option) in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act.

        1.8  Effects of the VERITAS Merger.  At the Effective Time: (a) the
             -----------------------------
separate existence of Merger Sub will cease and Merger Sub will be merged with and into VERITAS, with VERITAS being the surviving corporation of the Merger (the "VERITAS SURVIVING CORPORATION"), pursuant to the terms of this Agreement and the Certificate of Merger; (b) the Certificate of Incorporation of the VERITAS Surviving Corporation shall be in the form attached as Exhibit A-1 to the Certificate of Merger; (c) the Bylaws of VERITAS immediately prior to the Effective Time will be the Bylaws of the VERITAS Surviving Corporation; (d) the directors and officers of VERITAS immediately prior to the Effective Time will be the directors and officers of the VERITAS Surviving Corporation; (e) each share of the Common Stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into one share of Common Stock of the VERITAS Surviving Corporation; (f) each share of VERITAS Common Stock and each VERITAS Option, VERITAS Warrant, VERITAS Debenture and VERITAS Stock Purchase Plan Right outstanding immediately prior to the Effective Time will be converted, and each Exchanged SSI Option elected to be exchanged shall be exchanged, as provided above in this Section 1; and (g) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the Delaware Law.

        1.9   Tax Free Reorganization.  The parties adopt this Agreement (to
              -----------------------
the extent it relates to the Merger) as a plan of reorganization and intend the Merger to be a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code by virtue of the provisions of Section 368(a)(2)(E) of the Internal Revenue Code. The Newco Common Stock issued in the Merger will be issued solely in exchange for the VERITAS Common Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the VERITAS Common Stock. No consideration that could constitute "other property" within the meaning of
Section 356(b) of the Internal Revenue Code is being transferred by Newco for the VERITAS Common Stock in the Merger. The parties shall not take a position on any tax return inconsistent with this Section 1.9. In addition, Newco hereby represents, and will represent as of the Effective Time, that it intends to continue VERITAS' historic businesses or use a significant portion of VERITAS' business assets in a trade or business.

        1.10  Tax-Free Section 351 Transaction.  The contribution and transfer
              --------------------------------
of the Contributed Stock and Assets to Newco in exchange for Newco Common Stock when taken together with the Merger as contemplated by this Agreement are intended to constitute a tax-free exchange within the meaning of Section 351(a) of the Internal Revenue Code and the Newco Common Stock issued therein will be issued solely in exchange for the Contributed Stock and Assets transferred in the Seagate Transaction and no consideration that could constitute other property within the meaning of Internal Revenue Code Section 351(b) is being transferred by Newco to SSI. The parties shall not take a position on any tax return inconsistent with this Section 1.10.

        1.11  Hart-Scott-Rodino Filings.  VERITAS, STI, and Newco will, and
              -------------------------
VERITAS shall use its reasonable best efforts to cause Warburg, Pincus Investors, L.P. ("WARBURG") and Mark Leslie to, as promptly as practicable prepare and file the applicable notices and forms (if any) required to be filed by them under the HSR Act or comparable laws of non-U.S. governmental entities, and comply promptly with any appropriate requests from the Federal Trade Commission, the United States Department of Justice or any other Governmental Antitrust Authority for additional information and documentary material. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the termination of any waiting period or the receipt of any required approvals of a Government Antitrust Authority. Without limiting the generality of the parties' undertakings pursuant to this Section 1.11, the parties shall use their reasonable best efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any Governmental Antitrust Authority or any other party of any permanent or preliminary injunction or other order that would make consummation of the Seagate Transaction or the Merger in accordance with the terms of this Agreement unlawful under appropriate anti-trust laws or that would prevent or delay such consummation as a consequence of such laws. Each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Department of Justice or any other Governmental Antitrust Authority regarding any of the transactions contemplated hereby. If any party or any affiliate of such party receives a request for additional information or for documents or any material from any such Governmental Antitrust Authority with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Further, no written materials shall be submitted by any party to the Federal Trade Commission, the Department of Justice or any other Governmental Antitrust Authority in connection with HSR Act compliance or the merger control regulations of any other state or country, nor shall any oral communications be initiated with such governmental entities by any party, without prior disclosure to and coordination with the other parties and their counsel. Each party hereto will cooperate in connection with reaching any understandings, undertakings or agreements (oral or written) involving the Federal Trade Commission, the Department of Justice or any other Governmental Antitrust Authority in connection with the transactions contemplated hereby.

        1.12  Adoption of Stockholders Rights Plan.  Newco will prior to the
              ------------------------------------
Effective Time have adopted a mutually agreed Stockholders Right Agreement.

        1.13  Board of Directors and Officers of Newco.
              ----------------------------------------

              (a) At the Effective Time, Newco will have a staggered Board of Directors, consisting of three classes, A, B and C, consisting of three, four and three directors, respectively, with initial terms ending at the annual meeting of Stockholders held in 1999, 2000 and 2001, respectively. At the Effective Time, the directors of Newco shall consist of the current VERITAS directors plus Stephen J. Luczo and Gregory B. Kerfoot, nominees of SSI. In addition Terence R. Cunningham as an employee of Newco shall also be appointed to the Board. At the Effective Time, Mark Leslie shall be the Chairman of the Board of Newco. At the Effective Time, the Class A Directors shall consist of Gregory B. Kerfoot, Geoffrey Squire and Roel Pieper, the Class B Directors shall consist of Mark Leslie, Joseph Rizzi, William Janeway and Terence R. Cunningham and the Class C Directors shall consist of Steven Brooks, Fred van den Bosch and Stephen J. Luczo.

              (b)  Officers.  At the Effective Time, Mark Leslie shall be the
                   --------
CEO and Terence Cunningham shall be the President and Chief Operating Officer of Newco.

        1.14  Registration on Form S-4.  The Newco Common Stock to be issued
              ------------------------
in the Merger to VERITAS stockholders and the Newco Common Stock to be issued in the Seagate Transaction to SSI and the exchange of Newco Options for Exchanged SSI Options shall be registered under the Securities Act on Form S-4 (as hereinafter defined). As promptly as practicable after the date of this Agreement, Newco, with the cooperation of VERITAS and SSI, shall prepare and file with the SEC a Form S-4 registration statement (the "FORM S-4"), together with the prospectus/joint proxy statement to be included therein (the "PROSPECTUS/PROXY STATEMENT") and any other documents required by the Securities Act or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), in connection with the Merger and the Seagate Transaction. The transactions described in the Form S-4 shall be closed as promptly as practicable following the effective date of the Form S-4, subject to Sections 7 and 8 hereof.

2.      REPRESENTATIONS AND WARRANTIES OF SSI AND STI

        Except as set forth in the respectively referenced provisions of the SSI Disclosure Letter delivered by SSI and STI on behalf of themselves and any other Contributing Companies (collectively, "REPRESENTING SEAGATE ENTITIES") to VERITAS concurrently herewith and certified by an officer of SSI and STI, on behalf of all of the Representing Seagate Entities, respectively, to be true, accurate and complete to the best of his/her knowledge (the "SSI DISCLOSURE LETTER"), SSI and STI, on behalf of each and all of the Representing Seagate Entities, hereby represent and warrant to VERITAS that:

        2.1  Organization; Good Standing; Qualification and Power.  The
             ----------------------------------------------------
Contributed Subsidiaries are all of the subsidiaries of the Contributed Companies or any of their direct or indirect subsidiaries. Each of the Contributed Companies and each of the Contributed Subsidiaries and each of the Contributing Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite corporate power and authority to own, lease and operate any and all of the Group Assets held by such company and for the Conduct of the Group Business as now being conducted by such company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on the Group Business. SSI has delivered to VERITAS or its counsel complete and correct copies of the charter documents of the Contributed Companies and SSI will deliver to VERITAS or its counsel prior to the Effective Time the equivalent charter documents of the Contributed Subsidiaries, in each case as amended through Closing. Except for the Contributed Subsidiaries, none of the Contributed Companies nor any of the Contributed Subsidiaries owns, directly or indirectly, any capital stock or other equity interest of any corporation or has any direct or indirect equity or ownership interest in any other business, whether organized as a corporation, partnership, joint venture or otherwise.

        2.2  Capital Structure Stock and Options.  The authorized, issued and
             -----------------------------------
as of the date of September 9, 1998, the outstanding capital stock of SSI, the Contributed Companies and the Contributed Subsidiaries is set forth in Section 2.2(a) of the SSI Disclosure Letter. Except as specified in Section 2.2(a) of the SSI Disclosure Letter no shares of the capital stock of the Contributed Companies or of any of the Contributed Subsidiaries are held by any of them in their treasury or reserved for issuance upon the exercise of options or warrants. Except as specified in Section 2.2(a) of the SSI Disclosure Schedule, all outstanding shares of the capital stock of the Contributed Companies on the date hereof are set forth in Section 2.2(a) of the SSI Disclosure Letter and are validly issued, fully paid and nonassessable and free and clear of any Encumbrances and not subject to preemptive rights under any statute, pursuant to the Certificate of Incorporation or Bylaws of the Contributed Companies, or pursuant to any agreement or document to which any of them is a party or by which any of them is bound. All outstanding shares of the capital stock of each of the Contributed Subsidiaries are validly issued, fully paid and nonassessable and are owned by a Contributed Company, or one of the Contributed Subsidiaries, free and clear of any Encumbrances. SSI has provided VERITAS with a correct and complete list of each of the options to purchase SSI Common Stock ("SSI OPTIONS") as of September 9, 1998, including the name of the optionees, the plan pursuant to which such SSI Options were issued (if applicable), the number of shares covered by such SSI Options, the per share exercise price of such SSI Options, and the vesting schedule applicable to such SSI Options, including the number of shares vested as of such date. SSI will provide Newco with an update to such optionee list ten (10) days prior to the Closing that will reflect any option grants, exercises or cancellations occurring after the date of signing this Agreement and as of such date.

             (b)  No Other Commitments.  Except as set forth in Section 2.2(b)
                  --------------------
of the SSI Disclosure Letter there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which the Contributed Companies is a party or by which any of them is bound obligating them to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of their capital stock, or securities convertible into or exchangeable for shares of their capital stock, or obligating any of them to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There is no voting trust, proxy or other agreement or understanding to which STI, SSI, or any of their respective direct or indirect subsidiaries is a party with respect to the voting of the capital stock of any member of the Contributed Company Group. All shares of capital stock of any member of the Contributed Company Group are held free and clear of any Encumbrances.

             (c)  Registration Rights.  Neither the Contributed Companies nor
                  -------------------
the Contributing Companies is under any obligation to register under the Securities Act any of the presently outstanding securities of the Contributed Companies, any securities of the Contributed Companies that may be subsequently issued, which offering would have a Material Adverse Effect on Newco, except as disclosed in the SSI Disclosure Letter.

             (d)  No VERITAS Ownership.  None of STI, SSI or any of their
                  --------------------
direct or indirect subsidiaries owns, or will own immediately prior to the Effective Time, any VERITAS Common Stock.

        2.3  Authority.
             ---------

             (a)  Corporate Action.  Subject to approval of this Agreement and
                  ----------------
the Ancillary Agreements by SSI's stockholders, each of STI, SSI and NSMG have all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements, to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements have been duly approved by the Boards of Directors of each of them Contributing Companies and have been duly executed and delivered by STI, SSI and NSMG and are the valid and binding obligations of STI, SSI and NSMG enforceable against STI, SSI and NSMG in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

             (b)  No Conflict.  Neither the execution, delivery and performance
                  -----------
of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the provisions hereof, will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any Encumbrance upon any of the Group Assets or Contributed Stock under, any term, condition or provision of
(x) the Certificate of Incorporation or Bylaws or equivalent organizational documents of any of the Contributing Companies or the Contributed Companies or any of the Contributed Subsidiaries or (y) any of the Contributed Contracts or any other loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Contributed Companies, the Contributed Companies' Property, the Contributed Stock or the Contributed Assets, other than any such conflicts, violations, defaults, rights or Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on the Group Business; or (ii) require the affirmative vote of the holders of greater than a majority of the issued and outstanding capital stock of any member of the Contributing Companies or any member of the Contributed Company Group.

             (c)  Consents.  Except (i) as set forth in Section 2.3(c) of the
                  --------
SSI Disclosure Letter; (ii) such filings, authorizations, orders and approvals as may be required under state takeover laws; (iii) such filings and notifications as may be necessary under the HSR Act; (iv) the filings, authorizations, orders, notifications, and approvals contemplated by this Agreement or the Ancillary Agreements; and (v) such other governmental or third party consents, filings, authorizations, orders and approvals which if not obtained or made, would not have a Material Adverse Effect on Newco or have a material adverse effect on the ability of the Contributing Companies to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained by the Contributing Companies or any member of the Contributed Company Group in connection with the execution and delivery of this Agreement or the Ancillary Agreements by SSI, STI and NSMG or the performance of the Contributing Companies and the Contributed Companies of the respective obligations herein pertaining to such company.

        2.4  SEC Documents.
             -------------

             (a)  SEC Reports.  SSI and STI have delivered to VERITAS or its
                  -----------
counsel correct and complete copies of the final version of each report, schedule, registration statement and definitive proxy statement filed by SSI and/or STI with the SEC on or after June 27, 1997 with respect to the Group Business or the Group Assets (the "SEAGATE SEC DOCUMENTS"), which are the material documents (other than preliminary material) that SSI and STI were required to file with the SEC on or after June 27, 1997 with respect to the Group Business or the Group Assets. As of their respective dates or, in the case of registration statements, their effective dates, and except as disclosed in the Seagate SEC Documents, none of the Seagate SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of such time of filing, and there is no requirement under the Securities Act or the Exchange Act, as the case may be, to have amended any such filing, except for such requirements as were fulfilled by the filing of such Seagate SEC Documents, the Seagate SEC Documents complied, when filed, in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder, and SSI and STI have filed in all material respects all documents and agreements that were required to be filed as exhibits to the Seagate SEC Documents.

             (b)  SSI Financial Statements; Absence of Undisclosed Liabilities.
                  ------------------------------------------------------------
The consolidated financial statements dated as of and for the period ending July 3, 1998 of SSI and its consolidated subsidiaries (the "SSI CONSOLIDATED FINANCIAL STATEMENTS") complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of SSI and its respective consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. SSI has no liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which are, individually or in the aggregate, of a nature required to be disclosed on the face of a consolidated balance sheet for SSI and its consolidated subsidiaries prepared in accordance with GAAP and which would have a Material Adverse Effect on the Group Business, except for such liabilities or obligations as (i) were accrued or provided for in the consolidated balance sheet at July 3, 1998, included in the SSI Consolidated Financial Statements as of the date thereof (the "SSI CONSOLIDATED FINANCIAL STATEMENTS BALANCE SHEET DATE") or (ii) are of a normally recurring nature and were incurred after the SSI Consolidated Financial Statements Balance Sheet Date in the ordinary course of business consistent with past practice. All liabilities and valuation accounts established and reflected in the STI/SSI Consolidated Financial Statements are, to Seagate's Knowledge, reasonably adequate. At the SSI Consolidated Financial Statements Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 ("STATEMENT NO. 5") issued by the Financial Accounting Standards Board in March 1975) arising from the conduct of the business of SSI and its consolidated subsidiaries which are required to be provided for or disclosed, but are not provided for or disclosed, in the SSI Consolidated Financial Statements in accordance with Statement No. 5.

             (c)  Group Financial Statements; Absence of Undisclosed
                  --------------------------------------------------
Liabilities.  Attached hereto as Schedule 2.4(c)(1) are the audited combined
-----------                      ------------------
financial statements of the Group Business dated as of July 3, 1998, including a combined balance sheet as of July 3, 1998 (the "1998 GROUP BALANCE SHEET") and a combined balance sheet for June 27, 1997, together with combined statements of operations, cash flows, and Group Business equity for the three years in the period ended July 3, 1998 (collectively the "GROUP FINANCIAL STATEMENTS"). The Group Financial Statements comply in all material respects with the then applicable accounting requirements and rules and regulations of the Securities and Exchange Commission with respect thereto, and present fairly, in all material respects, the combined financial position of the Group Business as of July 3, 1998 and June 27, 1997, and the combined results of its operations and its cash flows for each of the three years in the period ended July 3, 1998, in conformity with GAAP. The Contributed Company Group and the Contributing Companies (with respect to the Group Business) have no Liabilities of any nature (matured or unmatured, fixed or contingent) which (i) are related to or arose in connection with the Group Business; (ii) individually or in the aggregate, are of a nature required to be recorded on the face of or disclosed in the notes to the Group Financial Statements; and (iii) are material to the Group Business taken as a whole, except for such Liabilities as (A) were accrued , provided for or disclosed in the Group Financial Statements or (B) are of a normally recurring nature and were incurred after July 3, 1998, the date of the 1998 Group Balance Sheet (the "GROUP FINANCIAL STATEMENTS BALANCE SHEET DATE"), in the ordinary course of business consistent with past practice. All liabilities and valuation accounts established and reflected in the Group Financial Statements are, to Seagate's Knowledge, reasonably adequate. At the Group Financial Statements Balance Sheet Date, there were no material loss contingencies (as such term is defined in Statement No. 5) which are not properly provided for or disclosed in the Group Financial Statements as required by Statement No. 5.

        2.5  Disclosure; Information Supplied.  No representation or warranty
             --------------------------------
made by SSI or STI in this Agreement, nor any financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by them, or their respective representatives pursuant hereto or in connection with the transactions contemplated hereby, or in any Seagate SEC Document filed by them, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein, taken as a whole, not misleading in light of the circumstances under which they were furnished. None of the information supplied or to be supplied by STI or SSI for inclusion or incorporation by reference in the Form S-4 and Prospectus/Proxy Statement will, at the time the information is supplied contain, after giving effect to any supplement or amendment thereto, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they are made, not materially misleading.

        2.6  Compliance with Applicable Laws.  Except as disclosed in the
             -------------------------------
Seagate SEC Documents filed prior to the date of this Agreement, the Group Business is not being conducted in violation of any law, ordinance, regulation, rule or order of any governmental entity where such violation would have a Material Adverse Effect on the Group Business. Except as disclosed in the Seagate SEC Documents filed prior to the date of this Agreement, neither SSI, STI, any Contributing NSMG Company, nor any member of the Contributed Company Group has been notified in writing by any governmental entity that any investigation or review with respect to the Contributed Companies or any of the Contributed Subsidiaries, any of the Group Assets or the Group Business is pending or threatened, nor has any governmental entity notified any of them in writing of its intention to conduct the same, which investigation or review could reasonably be expected to have a Material Adverse Effect on the Group Business. The Group Assets include all permits, licenses and franchises from governmental entities required for the Conduct of the Group Business, except for those whose absence would not have a Material Adverse Effect on the Group Business and then which would terminate as a consequence of the Seagate Transaction.

        2.7  Litigation.  Except as would not reasonably be expected to have a
             ----------
Material Adverse Effect on the Group Business or as set forth in Section 2.7 of the SSI Disclosure Letter or as disclosed in the Seagate SEC Documents, there is no suit, action, arbitration, demand, claim or proceeding pending or, to Seagate's Knowledge, threatened against the Contributed Company Group, the Contributing Companies or the Group Assets; nor is there any judgment, decree, injunction, ruling or order of any governmental entity or arbitrator or settlement agreement outstanding against the Contributed Company Group or any of the Contributing Companies or the Group Assets. SSI has delivered or made available to VERITAS or its counsel correct and complete copies of all material correspondence prepared by its counsel for SSI auditors in connection with the last two completed audits of SSI's Financial Statements and the audit of the Group Financial Statements and any such correspondence since the date of the last such audit. No member of the Contributed Company Group and none of the Contributing Companies is a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to the Group Assets, Employees, or Group Business that could reasonably be expected to have a Material Adverse Effect on the Group Business. Except for violations as would not have a Material Adverse Effect on the Group Business, none of the Contributing Companies nor any member of the Contributed Company Group is in violation of any decree, order or arbitration award that names such company, or any of such companies, as a party or that otherwise, to Seagate's Knowledge, involves such company or any of the Group Assets, or of any law, ordinance, statute, or governmental authority to which the Group Assets or the Contributed Stock are subject, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. To Seagate's Knowledge, there is no claim, action, suit, arbitration, mediation, investigation or other proceeding of any nature pending or, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that: (i) may adversely affect, contest or challenge any party's authority, right or ability to perform its obligations under this Agreement or any of the Ancillary Agreements; (ii) challenges or contests the Contributing Companies' or the Contributed Companies' right, title or ownership of any of the Group Assets or the Contributed Stock or seeks to impose an Encumbrance (other than a Permitted Encumbrance) on, or a transfer of title or ownership of, any of the Group Assets or the Contributed Stock; (iii) asserts that any action taken by any employee, consultant or contractor of the Contributed Companies or Contributing Companies in connection with the Group Business infringes or misappropriates any Intellectual Property Rights of any third party; (iv) seeks to enjoin, prevent or hinder operation of the Group Business; (v) seeks to enjoin, prevent, or hinder the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; (vi) would impair or have an adverse affect on Newco's right or ability to use or exploit any of the Group Assets; (vii) involves or relates to any potentially material claim against Contributing Companies or the Group Assets by any creditor thereof; or (viii) involves any claim of fraudulent conveyance or any similar claim, except in cases (ii), (iii), (iv), (vi) and
(vii) where such proceeding could not reasonably be expected to have a Material Adverse Effect on Newco.

        2.8  ERISA and Other Compliance.
             --------------------------

             (a) Section 2.8 of the SSI Disclosure Letter lists each employment, severance, compensation or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors (other than workers compensation, unemployment compensation and other government mandated programs) which both (A) is entered into, maintained or contributed to, as the case may be, by any member of the Contributed Company Group or any of the Contributing Companies, and (B) covers any Employee (collectively as the "GROUP BENEFIT ARRANGEMENTS"). Each Group Benefit Arrangement maintained by any member of the Contributed Company Group has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Group Benefit Arrangement except as would not have a Material Adverse Effect on the Group Business. Section 2.8(a) of the SSI Disclosure Letter also identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("EMPLOYEE BENEFIT PLAN"), in which any of the Employees participate (collectively, the "GROUP EMPLOYEE PLANS"). Copies of all Group Benefit Arrangements have been made available to VERITAS or its counsel. All contributions or premiums currently due and payable with respect to any of the Group Employee Plans have been made as required under ERISA or have been accrued on the 1998 Group Balance Sheet or will be made prior to the Effective Time.

             (b) None of the Employee Benefit Plans maintained by any of the Contributing Companies or any member of the Contributed Company Group (i) is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"), or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which Newco could incur liability und er Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"), or (ii) provides or promises to provide retiree medical or life insurance benefits except in connection with (a) benefit coverage mandated by applicable law, including without limitation, coverage provided pursuant to Section 4980B of the Code; (b) death or disability benefits under any of the Group Benefit Arrangements; (c) benefits arising in connection with a separation or severance program, plan or arrangement; and (d) life insurance benefits for any employee who dies while in service with any of the Contributing Companies or any member of the Contributed Company Group. None of the Contributing Companies or any member of the Contributed Company Group has incurred or will incur prior to or as of the Effective Time any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) with withdrawal from any Multiemployer Plan or Multiple Employer Plan.

             (c) The appropriate Contributing Company or Contributed Company has timely provided, or will have provided prior to the Effective Time, to Employees entitled thereto all required notices and made coverage available pursuant to Section 4980B of the Internal Revenue Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Internal Revenue Code). The appropriate Contributing Company or Contributed Company will timely provide to

Employees entitled thereto all required notices and make coverage available pursuant to Internal Revenue Code Section 4980B and COBRA with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Internal Revenue
Code) occurring prior to and including the Effective Time. No material Tax payable on account of Section 4980B of the Internal Revenue Code has been incurred by the Contributing Companies or any of the Contributed Companies with respect to any current Employees (or their beneficiaries).

             (d) No benefit payable or which may become payable by any of the Contributed Companies or by any of the Contributing Companies with respect to any Employee shall constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code).

             (e) The Contributed Companies Group and the Contributing Companies are in compliance with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment (including, but not limited to, employee compensation matters) with respect in all such cases to the Employees, except where the failure to be in compliance would not have a Material Adverse Effect on Newco.

             (f) The Contributed Company Group and the Contributing Companies have, to Seagate's Knowledge, good labor relations and to Seagate's Knowledge there are no facts indicating that the consummation of the transactions contemplated hereby will have a Material Adverse Effect on labor relations with Employees or that any of the Employees intends to leave its or their employ, where the same would have a Material Adverse Effect on the Group Business.

             (g) To Seagate's Knowledge, no Employee who is a key developer of a Group Product is subject to any agreement, obligation, order or other legal hindrance that impedes or might impede such executive or key employee from devoting his or her full business time to the affairs of Newco after the Effective Time.

             (h) The Contributed Companies Group and the Contributing Companies have, to Seagate's Knowledge and with respect only to the Employees, complied with all laws, rules and regulations relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes, except where non-compliance would not have a Material Adverse Effect on the Group Business.

             (i) The Contributed Companies are not indebted to any executive officer or director of such Contributed Company, whether by loan, advance or otherwise, other than for salaries accrued but not yet payable and reimbursable out-of-pocket expenses incurred in the ordinary course of business consistent with past practice and not yet payable, nor, except as described on Schedule 2.8(i) to the SSI Disclosure Letter is any officer, director, employee or shareholder so indebted to any of SSI or any of the Contributed Companies, except as disclosed in the 1998 Group Balance Sheet or the Seagate SEC Documents, nor does any Employee have any right to force SSI or any Contributing Company to repurchase any stock.

        2.9  Absence of Certain Changes or Events.  Except as disclosed in the
             ------------------------------------
Seagate SEC Documents filed prior to the date of this Agreement, since the Group Balance Sheet Date (i.e., July 3, 1998) there has not occurred:

             (a) any change or event which could reasonably be expected to have a Material Adverse Effect on the Group Business;

             (b) any amendments or changes in the Certificate of Incorporation or Bylaws of any member of the Contributed Company Group;

             (c) any damage, destruction or loss to or of the Group Assets not covered by insurance, which would have a Material Adverse Effect on the Group Business;

             (d) any redemption, repurchase or other acquisition of shares of any member of the Contributed Company Group, or any declaration, setting aside or payment of any dividend or other distribution by any Contributing Company or any member of the Contributed Company Group to any entity other than a member of the Contributed Company Group (whether in cash, stock or property) of the Group Assets or any proceeds generated by the conduct of the Group Business;

             (e) any material increase in or modification of the compensation or benefits payable, or to become payable, by the Contributed Companies to the Employees, except in the ordinary course of the business, consistent with past practice and except as necessary to respond to third party solicitation of Employees;

             (f) other than as required by applicable statute or governmental regulation, any material increase in or modification of any Group Benefit Arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) that will become binding upon Newco upon consummation of the transactions contemplated herein, for or with respect to any of the Employees, other than (i) in the ordinary course of the business, consistent with past practice, or to respond to third party solicitation of Employees and (ii) if after the date of this Agreement, which is authorized, if required, pursuant to Section 4.3 below;

             (g) any sale of a material amount of the Group Assets, or any acquisition by any member of the Contributed Company Group of a material amount of assets, other than in the ordinary course of the business, consistent with past practice;

             (h) any alteration in any term of any outstanding capital stock or rights to acquire capital stock of SSI or any member of the Contributed Company Group, including, but not limited to, acceleration of the vesting or any change in the terms of any outstanding stock options;

             (i) other than in the ordinary course of business, consistent with past practice, (A) any incurrence, assumption or guarantee by any member of the Contributed Company Group of any debt of any person, other than any member of the Contributed Company Group, for borrowed money in an amount exceeding $2,500,000 in the aggregate; (B) issuance or sale by any member of the Contributed Company Group of any securities convertible into or exchangeable for their respective debt securities; or (C) issuance or sale of options or other rights to acquire from SSI, STI, or the Contributed Company Group, directly or indirectly, debt securities of any member of the Contributed Company Group, or any securities convertible into or exchangeable for any such debt securities;

              (j) any creation or assumption by a Contributing Company or a member of the Contributed Company Group of any Encumbrance (other than Permitted Encumbrances) on any Group Asset in excess of $2,500,000 individually or in the aggregate, other than to refinance a liability reflected in the SSI Financial Statements or the Group Financial Statements in the ordinary course of business;

              (k) any making by any member of the Contributed Company Group of any loan, advance or capital contribution to or investment in any person other than to refinance a liability reflected in the SSI Financial Statements or the Group Financial Statements and other than (i) loans, advances or capital contributions made in the ordinary course of the business, and (ii) other loans and advances, where the aggregate amount of any such items outstanding at any time does not exceed $2,500,000;

              (l) any amendment of, relinquishment, termination or non-renewal by the Contributing Companies or the Contributed Company Group of any Contributed Contract, other than in the ordinary course of business consistent with past practice;

              (m) any transfer or grant of a right under Intellectual Property Rights included in the Group Assets, other than those transferred or granted in the ordinary course of business, consistent with past practice, except for any grant of a right to source code or grant of any exclusive rights to any Intellectual Property Rights included in the Group Assets, each of which shall be set forth in Section 2.09(m) of the SSI Disclosure Letter;

              (n) any labor dispute with, or charge of unfair labor practice by, SSI (relating to Employees) or any member of the Contributed Company Group (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any Employees or, to Seagate's Knowledge, any campaign being conducted to solicit authorization from Employees to be represented by such labor union, where such dispute, practice, activity, proceeding, or campaign would have a Material Adverse Effect on the Group Business; or

              (o) any agreement by any member of the Contributed Company Group to take any of the actions described in the preceding clauses (a) through (n) (other than the transactions contemplated by this Agreement or the Ancillary Agreements); or any change to accounting methods.

        2.10  Full Force and Effect.  Each of the Contributed Contracts and
              ---------------------
Group Governmental Permits is in full force and effect and is not subject to any breach or default thereunder by any Contributing Company or any member of the Contributed Company Group or, to Seagate's Knowledge, any other party thereto, except for those Contributed Contracts and Group

Governmental Permits, the absence of which would not have a Material Adverse Effect on the Group Business.

        2.11  Agreements.  Section 2.11 of the SSI Disclosure Letter lists all
              ----------
the contracts as of the date of this Agreement of the type described below to which any member of the Contributed Company Group is a party and which is material to the Group Business (herein, the "MATERIAL CONTRIBUTED CONTRACTS") (and copies of all such Material Contributed Contracts have been identified to and made available for review by VERITAS or its counsel):

              (a) contract with or commitment to any labor union which would have a Material Adverse Effect on the Group Business;

              (b) continuing contract for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from any member of the Contributed Company Group or any Contributing Company, the non-continuance of which would have a Material Adverse Effect on the Group Business, or in which any member of the Contributed Company Group or any Contributing Company has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing rights relating to the Group Products, other than purchase contracts with vendors who are not the top ten (10) vendors of any member of the Contributed Company Group or of any Contributing Companies (as measured by purchases from them in the most recently ended fiscal year);

              (c) contract providing for the development of technology used or incorporated in any Group Products currently distributed in connection with the Group Business or which requires any member of the Contributed Company Group to perform specified development work for a third party, the non-continuance of which would have a Material Adverse Effect on the Group Business;

              (d) joint venture contract or agreement or other agreement which is reasonably expected to involve a sharing of profits or losses in any one year in excess of $2,500,000 individually or in the aggregate from any joint enterprise with any party (other than any member of the Contributed Company Group);

              (e) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board (other than those reflected in the SSI Financial Statements or the Group Financial Statements, or those pursuant to which payments by any member of the Contributed Company Group will not exceed $2,500,000 in the aggregate);

              (f) agreement or arrangement for the sale of any Group Assets having a value individually or in the aggregate exceeding $2,500,000 (other than those entered into in the ordinary course of business consistent with past practice);

              (g) agreement which would restrict Newco from engaging in any material aspect of the Group Business or from selling any of the material Group Products in any material geographic area (including any agreement pursuant to which any of them has granted exclusive rights in the Group Products to a third party);

              (h) Seagate IP Rights Agreement (as defined in Section 2.15 below), other than agreements entered into with customers in the ordinary course of business, and, in any event, any agreement that grants rights or access to any source code for the Seagate IP Rights required for the Conduct of the Group Business, the unavailability of which would have a Material Adverse Effect on the Group Business, excluding commercially available, non-customized software sold at retail or sold at less than $5,000 per license or per seat; or

              (i) agreement between or among STI, SSI and any member of the Contributed Company Group regarding inter-company loans, revenue or cost or Tax sharing, ownership or license of Seagate IP Rights for Group Products, or intercompany royalties or dividends.

        2.12  No Defaults.  Except as disclosed in the Seagate SEC Documents
              -----------
filed prior to the date of this Agreement, to Seagate's Knowledge, there exists no event (including closing of the transactions contemplated by this Agreement), condition or occurrence which, after notice or lapse of time, or both, would constitute a default by under any Contributed Contract in an manner which would have a Material Adverse Effect on the Group Business.

        2.13  Certain Agreements.  Neither the execution and delivery of this
              ------------------
Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will, (i) result in any payment in an amount exceeding $250,000 individually or $2,500,000 in the aggregate (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by any member of the Contributed Company Group (or by any Contributing Company, with respect to the Group Business) or to any Employee(s) under any Group Benefit Arrangement or otherwise, (ii) increase any benefits otherwise payable by Newco under any Group Benefit Arrangement by more than $250,000 individually or $2,500,000 in the aggregate, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        2.14  Taxes. The Contributed Companies and, with respect to the Group
              -----
Businesses, the Contributing Companies, have filed, or caused to be filed, all Tax returns required to be filed by them and have paid, or caused to be paid, all Taxes that are shown on such Tax returns as due and payable, other than such Taxes as are being contested in good faith and for which adequate liabilities have been established on the 1998 Group Balance Sheet, other than where the failure to so file, pay or withhold would not have a Material Adverse Effect on the Group Business. All Taxes required to have been paid or accrued by the Contributed Companies and, with respect to the Group Businesses, the Contributing Companies for all periods prior to the 1998 Group Balance Sheet have been fully paid (except for Taxes that are adequately provided for or reflected in the 1998 Group Balance Sheet) except where a failure to do so would not have a Material Adverse Effect on the Group Business. Since the date of the 1998 Group Balance Sheet, no material Tax liability relating to the Group Business has been assessed, or is, to Seagate's Knowledge, proposed to be assessed, incurred or accrued (other than liabilities for Taxes arising in the ordinary course of business). To Seagate's

Knowledge, Seagate has not received any notification that any material issues have been raised (or are currently pending) by the Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax returns referred to in the first sentence of this Section 2.14, and no waivers of statutes of limitations have been given or requested with respect to Tax returns or Taxes related to the Group Business or SSI and its consolidated subsidiaries. No taxing authority is currently conducting an audit of any of the aforesaid Tax returns or to Seagate's Knowledge is about to conduct such an audit with respect to the Group Business. Any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by appropriate national, state or departmental authorities of the Tax returns with respect to the Group Business or the Contributed Companies have been fully paid or are adequately provided for in the 1998 Group Balance Sheet, except where a failure to do so would not have a Material Adverse Effect on the Group Business, and, to Seagate's Knowledge, no material proposed (but unassessed) additional Taxes have been asserted and no Tax liens have been filed with respect to the Group Business or the Contributed Companies or against any of the Group Assets other than for Taxes not yet due and payable. None of the members of the Contributed Company Group (i) has made an election to be treated as a "consenting corporation" under Section 341(f) of the Internal Revenue Code or (ii) is a "personal holding company" within the meaning of Section 542 of the Internal Revenue Code. This representation does not apply to Taxes or Tax matters relating to Taxes for which Newco and its affiliates are entitled to indemnification under Section 13 hereof.

        2.15  Intellectual Property.
              ---------------------

              (a) The Contributed Companies and, insofar as it relates to the Group Business, the Contributing Companies own, or have the right to use, sell or license such Intellectual Property Rights as are necessary or required for the Conduct of the Group Business (such Intellectual Property Rights being hereinafter collectively referred to as the "SEAGATE IP RIGHTS") and such ownership or rights to use, sell or license are reasonably sufficient for such conduct of the Group Business, except for any failure to own or have the right to use, sell or license that would not have a Material Adverse Effect on the Group Business.

              (b) All Seagate IP Rights are owned free and clear of any Encumbrances (other than Permitted Encumbrances).

              (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any material instrument or material agreement in respect of any Seagate IP Rights licensed by or to any Contributing Company or Contributed Company (the "SEAGATE IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Seagate IP Right or materially impair the right of Newco to use, sell or license any Seagate IP Right or portion thereof (except where such breach, forfeiture, termination or impairment would not have a Material Adverse Effect on the Group Business);

              (d) There are no royalties, honoraria, fees or other payments payable by any member of the Contributed Company Group or any Contributing Company to any person by reason of the ownership, use, license, purchase, sale or disposition or acquisition of any of the Seagate IP Rights in an amount exceeding $100,000 in any one year;

                (e) To Seagate's Knowledge, no third party is infringing or misappropriating any of the Seagate IP Rights.

                (f) To Seagate's Knowledge, (i) neither the manufacture, marketing, license, sale or intended use of any Group Product violates any license or agreement relating thereto or infringes any Intellectual Property Right of any other party, (ii) there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Seagate IP Right, and (iii) no third party has notified the Contributing Companies or the Contributed Company Group that any Seagate IP Right, or the proposed use, sale, license or disposition thereof, conflicts or will conflict with the rights of any other party, nor is there any basis therefor, except for any violations, infringements, claims or litigation that would not have a Material Adverse Effect on the Group Business.

                (g) The Contributing Companies and the Contributed Company Group have taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material trade secrets or other confidential information constituting Seagate IP Rights. To Seagate's Knowledge, no current or prior officers, employees or consultants of the Contributing Companies or the Contributed Company Group claim an ownership interest in any Seagate IP Rights as a result of having been involved in the development of such property while so employed, or retained, or otherwise. To Seagate's Knowledge, all development employees of the Seagate IP Rights, and all other officers, employees and consultants of the Contributed Company Group have executed and delivered an agreement regarding the protection of proprietary information and the assignment to his/her employer or principal of the Seagate IP Rights arising from the services performed by such persons, except where this absence of such agreement would not have a Material Adverse Effect on the Group Business.

                (h) Section 2.15(h) of the SSI Disclosure Letter sets forth and summarizes each of the Seagate IP Rights as of the date of this Agreement the absence of which would have a Material Adverse Effect on the Group Business that a third party owns and that SSI or the Contributed Business Group uses pursuant to a license, sublicense, agreement or other permission, and describes and identifies such license, sublicense, agreement or other permission (excluding shrink wrap licenses to commercially available software sold at retail). Such license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms to Newco's benefit immediately following the Effective Time, except where it would not have a Material Adverse Effect on Newco, and such license, sublicense, agreement or permission does not restrict the ability to market any material Group Product in any material jurisdiction or with respect to any material market or industry, and neither SSI nor the Contributed Company Group is in breach or default of any such license, sublicense, agreement or permission in a manner which would have a Material Adverse Effect on the Group Business. No person other than the Contributing Companies holds any license or other right to manufacture, modify, or create derivative works of any of the

Group Products, other than OEM agreements that would not have a Material Adverse Effect on the Group Business. No person (other than Newco) will be or become entitled to receive a copy of source code of any software included among the Group Assets as a result of this Agreement, any Ancillary Agreement or any other agreement or transaction contemplated by this Agreement. To Seagate's Knowledge, no person holds or has been granted access to any copy of source code of any software included among the Group Assets unless such person has agreed in writing (i) to hold such source code in confidence and take reasonable steps to preserve the secrecy of such source code, and (ii) not to use such source code for any purpose except (A) to support such person's internal use of such source code or (B) to modify such source code solely for the purpose of internally using such modifications. None of SSI or the Contributed Companies have knowingly taken or knowingly failed to take any action that, directly or indirectly, has caused any Intellectual Property Rights in source code of material Group Products to enter the public domain, such as would have a Material Adverse Effect on the Group Business.

        2.16  Fees and Expenses.  Except for the fees and expenses set forth
              -----------------
in SSI's engagement letter with Morgan, a copy of which has been provided to VERITAS (the "MORGAN STANLEY ENGAGEMENT LETTER), no member of the Contributed Company Group and none of the Contributing Companies has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

        2.17  Insurance.  The members of the Contributed Company Group
              ---------
maintain fire and casualty, general liability, business interruption, directors and officers, product liability and sprinkler and water damage insurance that they believe to be reasonably prudent for their respective businesses.

        2.18  Ownership of Property.  Except for Permitted Encumbrances, the
              ---------------------
Contributed Company Group and the Contributing Companies own, or at the Effective Time will own, the Contributed Company Assets, free and clear of all Encumbrances. All real and personal property included in the Group Assets is operational and suitable for its intended use, subject to ordinary wear and tear. To Seagate's Knowledge, no member of the Contributed Company Group is in violation in any material respect with any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its respective owned or leased properties (the violation of which would have a Material Adverse Effect on the Group Business ).

        2.19  Environmental Matters.
              ---------------------

              (a) During the period that the Contributed Companies and the Contributing Companies (with respect to the Group Assets or any real estate leased thereunder) have leased or owned their respective properties or owned or operated their respective facilities, there have been, to Seagate's Knowledge, no disposals, releases or threatened releases of Hazardous Materials on, from, under or about such properties or facilities which would cause a Material Adverse Effect on Newco. To Seagate's Knowledge there is no presence, disposals, releases or threatened releases of Hazardous Materials on, from, under or about any of such properties or facilities, which may have occurred prior to said Member of the Contributed Company Group or the Contributing Companies

(with respect to the Group Assets or any real estate leased thereunder) having taken possession of any of such properties or facilities, where such Hazardous Materials would cause a Material Adverse Effect on the Newco.

              (b)  None of the properties or facilities which are Group
Assets is or has been the subject of an Environmental Violation, which would cause a Material Adverse Effect on Newco. During the time that a Member of the Contributed Company Group or the Contributing Companies (with respect to the Group Assets or any real estate leased thereunder) owned or leased its respective properties and facilities, none of said companies and, to Seagate's Knowledge, no third party, used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials (except those Hazardous Materials associated with general office use or janitorial supplies) in a manner which would result in a Material Adverse Effect on Newco.

              (c)  During the time that any member of the Contributed
Company Group and the Contributing Companies (with respect to the Group Assets or any real estate leased thereunder) owned or leased its respective properties and facilities, to Seagate's Knowledge, there has been no litigation brought or threatened against any such Company, or any settlement reached by any such Company with, any party or parties concerning the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities or relating to any alleged Environmental Violation, except for litigation or settlement which would not have a Material Adverse Effect on Newco.

        2.20  Interested Party Transactions.  Except as disclosed in the
              -----------------------------
Seagate SEC Documents filed prior to the date of this Agreement, no officer or director of a Contributing Company, or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of a Contributing Company has, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to the Contributed Company Group in connection with the Group Business, any goods, property, technology or intellectual or other property rights or services; or (ii) any Contributed Contract; which, in the case of either subpart (i) or (ii) would have a Material Adverse Effect on the Group Business.

        2.21  Fairness Opinion.  SSI's Board of Directors has received an
              ----------------
opinion dated as of the date hereof from Morgan to the effect that, as of the date hereof, the terms of the transactions contemplated by this Agreement and the Ancillary Agreements are fair to SSI's stockholders from a financial point of view.

        2.22  Title to and Condition and Sufficiency of Group Assets.  A
              ------------------------------------------------------
Member of the Contributed Company Group and/or a Contributing Company owns or at the Closing will own the Group Assets and have good and marketable title thereto, free and clear of all Encumbrances whatsoever, other than the Permitted Encumbrances. The Group Assets transferred to Newco constitute all assets, properties, rights, contracts and Intellectual Property Rights that are necessary or required for the Conduct of the Group Business, without (i) the need to purchase, license or acquire any other material asset or property;
(ii) violating any contractual rights of any third party; or (iii) infringing, misappropriating or misusing any software or Intellectual Property Rights of any third party, except for such assets, properties, rights, contracts, software and Intellectual Property Rights, the absence of which would not have a Material Adverse Effect on the Group Business. Title to all Group Assets is freely transferable to, and will be transferred to, Newco free and clear of all Encumbrances, other than Permitted Encumbrances. Such transfer can occur without obtaining the consent or approval of any person, except where the failure to transfer the Group Asset would not have a Material Adverse Effect on Newco. To the extent that VERITAS is assuming obligations that have an associated deferred revenue on the 1998 Group Balance Sheet, the cash associated with such deferred revenue shall be transferred to Newco. At the Closing, the Contributing Companies will contribute, transfer and deliver to Newco all right, title and interest in and to all Group Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. The Group Products includes all software under development by the Group Business.

        2.23  No Restrictive Agreements. Other than this Agreement and the
              -------------------------
Ancillary Agreements, neither any Member of the Contributed Company Group nor SSI nor any of the Group Assets is bound, or materially and adversely affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) the Conduct of the Group Business or from competing for the sale of the Group Products anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area in which the Group Business may sell, license, market, distribute or support any Group Products or restricting the markets, customers or industries that Newco may address after the Closing in the Conduct of the Group Business (collectively, "RESTRICTIVE AGREEMENTS"), in a manner, in any of the foregoing cases, which will have a Material Adverse Effect upon Newco.

        2.24  Supplier and Customer Relationships.  To Seagate's Knowledge,
              -----------------------------------
(i) the Contributed Company Group has good commercial working relationships with the customers for the Group Business, and (ii) since January 1, 1998, no customer of, or supplier to the Group Business has canceled or otherwise terminated any material relationship concerning the Group Business with the Contributed Company Group or SSI (with respect to the Group), or materially decreased or limited its purchases or provision of materials supplied to the Group Business or under any Material Contributed Contract from the corresponding period in 1997, where any of the foregoing actions would cause a Material Adverse Effect on the Group Business, and to Seagate's Knowledge, no customer or supplier has threatened to take any such action.

        2.25  Product and Inventory Status.
              ----------------------------

              (a)  Product Quality, Warranty Claims.  All Group Products
                   --------------------------------
manufactured, sold, licensed, leased or delivered in connection with the Group Business conform in all material respects to applicable contractual commitments, express and implied warranties, and, to Seagate's Knowledge, there is no material Liability (nor any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to any material Liability) for replacement or repair thereof or other damages in connection therewith, except for such conformance as would not have a Material Adverse Effect on Newco.

             (b)  Inventory.  To Seagate's Knowledge, its inventories
                  ---------
recorded on the 1998 Group Balance Sheet consist primarily of materials used in software products, related supplies and packaging materials, all of which are merchantable, fit for the purpose for which they were procured or manufactured, and are in a condition and quantity usable in the ordinary course of business and to Seagate's Knowledge, none of these inventories are obsolete, damaged or defective, except in each case where the failure of these inventories to be so would not have a Material Adverse Effect on Newco or where a sufficient provision with respect to the possibility of such failure is included in the 1998 Group Balance Sheet.

3.      REPRESENTATIONS AND WARRANTIES OF VERITAS AND NEWCO

        Except as set forth in the respectively referenced provisions of the VERITAS Disclosure Letter, delivered by VERITAS on behalf of VERITAS and each VERITAS Subsidiary (collectively, the "VERITAS GROUP"), to SSI and STI concurrently herewith and certified by an officer of VERITAS, on behalf of the VERITAS Group, respectively, to be true, accurate and complete to the best of his knowledge (the "VERITAS DISCLOSURE LETTER"), VERITAS, on behalf of the VERITAS Group, hereby represents and warrants to SSI and STI that:

        3.1  Organization; Good Standing; Qualification and Power.  The
             ----------------------------------------------------
VERITAS Subsidiaries are all of the subsidiaries of VERITAS or any of its direct or indirect subsidiaries. VERITAS and each of the VERITAS Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite corporate power and authority to own, lease and operate the VERITAS Assets and for the Conduct of the VERITAS Business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on VERITAS. VERITAS has delivered to SSI or its counsel complete and correct copies of the Certificate of Incorporation and Bylaws of VERITAS and will deliver to SSI or its counsel prior to the Effective Time the equivalent charter documents of each VERITAS Subsidiary, in each case as amended to the date of this Agreement. Except for the VERITAS Subsidiaries, none of VERITAS nor any of the VERITAS Subsidiaries owns, directly or indirectly, any capital stock or other equity interest of any corporation or has any direct or indirect equity or ownership interest in any other business, whether organized as a corporation, partnership, joint venture or otherwise.

        3.2  Capital Structure.
             -----------------

             (a)  Stock and Options.  The authorized and issued and
                  -----------------
outstanding capital stock of VERITAS, the VERITAS Subsidiaries and Newco is set forth in Section 3.2(a) of the VERITAS Disclosure Letter. Except as specified in Section 3.2(a) of the VERITAS Disclosure Letter, no shares of the capital stock of VERITAS or of any of the VERITAS Subsidiaries was held by any of them in their treasury or reserved for issuance upon the exercise of options or warrants. All outstanding shares of the capital stock of VERITAS are set forth in Section 3.2(a) of the VERITAS Disclosure Letter and are validly issued, fully paid and nonassessable and not subject to preemptive rights pursuant to any statute, pursuant to the Certificate of Incorporation or Bylaws of VERITAS, or pursuant to any agreement or document to which any of them is a party or by which any of them is bound. All outstanding shares of the capital stock of each of the VERITAS Subsidiaries are validly issued, fully paid and nonassessable and are owned by VERITAS, or one of the VERITAS Subsidiaries, free and clear of any Encumbrances. Section 3.2(a) of the VERITAS Disclosure Letter contains a correct and complete list of each of the VERITAS Options, VERITAS Warrants and VERITAS Debentures, including the name of the holders of such VERITAS Options and VERITAS Warrants, the plan pursuant to which such VERITAS Options were issued (if applicable), the number of shares covered by such VERITAS Options, VERITAS Warrants and VERITAS Debentures (or into which it is convertible), the per share exercise price of such VERITAS Options, VERITAS Warrants and VERITAS Debentures, and the vesting schedule applicable to such VERITAS Options, including the number of shares vested as of the date of this Agreement.

             (b)  No Other Commitments. Except as set forth in Section
                  --------------------
3.3(a) of the VERITAS Disclosure Letter, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which VERITAS or any of its respective direct and indirect subsidiaries, is a party or by which any of them is bound obligating them to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of their capital stock, or securities convertible into or exchangeable for shares of their capital stock, or obligating any of them to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There is no voting trust, proxy or other agreement or understanding to which VERITAS or any of its respective direct or indirect subsidiaries is a party with respect to the voting of the capital stock of any member of the VERITAS Group. All shares of capital stock of any member of the VERITAS Group are held free and clear of any Encumbrances.

             (c)  Registration Rights.  Neither VERITAS nor any of their
                  --------------------
respective subsidiaries is under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued which offering would have a Material Adverse Effect on Newco, except as disclosed in the VERITAS Disclosure Letter.

        3.3  Authority.
             ---------

             (a)  Corporate Action.  Subject to approval of this Agreement
                  ----------------
and the Ancillary Agreements by the stockholders of VERITAS, VERITAS has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements have been duly executed and delivered by VERITAS and are the valid and binding obligation of VERITAS enforceable against VERITAS in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

             (b)  No Conflict.  Neither the execution, delivery and
                  -----------
performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby nor compliance with the provisions hereof will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any Encumbrance upon the any of the VERITAS Assets under, any term, condition or provision of (x) the Certificate of Incorporation or Bylaws of VERITAS or the equivalent organizational documents of any of the VERITAS Subsidiaries or (y) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to VERITAS, VERITAS' property or the VERITAS Assets, other than any such conflicts, violations, defaults, rights or Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on VERITAS; or (ii) require the affirmative vote of the holders of greater than a majority of the issued and outstanding capital stock of VERITAS.

             (c)  Governmental Consents.  Except (i) as set forth in
                  ---------------------
Section 3.3(c) of the VERITAS Disclosure Letter; (ii) such filings, authorizations, orders and approvals as may be required under State Takeover Laws; (iii) such filings and notifications as may be necessary under the HSR Act; (iv) the filings, authorizations, orders, notifications, and approvals contemplated by this Agreement or the Ancillary Agreements; and (v) such other filings, authorizations, orders and approvals which if not obtained or made, would not have a Material Adverse Effect on Newco or have a material adverse effect on the ability of VERITAS to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained by the VERITAS Group in connection with the execution and delivery of this Agreement or the Ancillary Agreements by VERITAS, Newco, and the Merger Sub or the performance by them of their respective obligations hereunder or thereunder.

        3.4  SEC Documents.
             -------------

             (a)  SEC Reports.  VERITAS has delivered to SSI or its counsel
                  -----------
correct and complete copies of the final version of each report, schedule, registration statement and definitive proxy statement filed by VERITAS with the SEC on or after June 27, 1997 (the "VERITAS SEC DOCUMENTS"), which are the material documents (other than preliminary material) that VERITAS was required to file with the SEC on or after June 27, 1997 with respect, in whole or in part, to VERITAS or the VERITAS Assets. As of their respective dates or, in the case of registration statements, their effective dates and except as disclosed in the VERITAS SEC Documents, none of the VERITAS SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and there is no requirement under the Securities Act or the Exchange Act, as the case may be, to have amended any such filing. The VERITAS SEC Documents complied, when filed, in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. VERITAS has filed all documents and agreements that were required to be filed as exhibits to the VERITAS SEC Documents.

             (b)  VERITAS Financial Statements; Absence of Undisclosed
                  ----------------------------------------------------
Liabilities.  The audited consolidated financial statements, dated as of and
-----------
for the period ended, December 31, 1997, and the unaudited consolidated financial statements, dated as of and for the period ending June 30, 1998, of VERITAS and its consolidated subsidiaries ("VERITAS FINANCIAL STATEMENTS") complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of the VERITAS Group as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. VERITAS has no liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which are, individually or in the aggregate, of a nature required to be disclosed on the face of a consolidated balance sheet for VERITAS and its consolidated subsidiaries prepared in accordance with GAAP and which are material to the VERITAS Business, except for such liabilities or obligations as (i) were accrued or were provided for in the consolidated balance sheet dated June 30, 1998, included in the VERITAS Financial Statements as of the date thereof (the "VERITAS FINANCIAL STATEMENTS BALANCE SHEET DATE") or (ii) are of a normally recurring nature and were incurred after the VERITAS Financial Statements Balance Sheet Date in the ordinary course of business consistent with past practice. All liabilities and valuation accounts established and reflected in the VERITAS Financial Statements are to VERITAS' Knowledge adequate. At the VERITAS Financial Statements Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement No. 5) which are not adequately provided for in the VERITAS Financial Statements as required by Statement No. 5.

        3.5  Disclosure; Information Supplied. No representation or warranty
             --------------------------------
made by VERITAS in this Agreement, nor any financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by VERITAS or their respective representatives pursuant hereto or in connection with the transactions contemplated hereby, or in any VERITAS SEC Document filed by it, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein, taken as a whole not misleading in light of the circumstances under which they were furnished. None of the information supplied or to be supplied by VERITAS for inclusion or incorporation by reference in the Form S-4 and Prospectus/Proxy Statement will, at the time the information is supplied contain, after giving effect to any supplement or amendment thereto, no untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not materially misleading. The Prospectus/Proxy Statement will in all material respects comply as to form with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

        3.6  Compliance with Applicable Laws.  Except as disclosed in the
             -------------------------------
VERITAS SEC Documents filed prior to the date of this Agreement, the VERITAS Business is not being conducted in violation of any law, ordinance, regulation, rule or order of any governmental entity where such violation would have a Material Adverse Effect on VERITAS. Except as disclosed in the VERITAS SEC Documents filed prior to the date of this Agreement, VERITAS has not been notified in writing by any governmental entity that any investigation or review with respect to VERITAS or any of the VERITAS Subsidiaries or any of the VERITAS Assets is pending or threatened, nor has any governmental entity notified any of them in writing of its intention to conduct the same, which investigation or review could reasonably be expected to have a Material Adverse Effect on VERITAS. The members of the VERITAS Group have all material permits, licenses and franchises from governmental entities required for the Conduct of the VERITAS Business, except for those whose absence would not have a Material Adverse Effect on VERITAS.

        3.7  Litigation.  Except as disclosed in the VERITAS SEC Documents filed
             ----------
prior to the date of this Agreement, or as would not reasonably be expected to have a Material Adverse Effect on VERITAS, there is no suit, action, arbitration, demand, claim or proceeding pending or, to VERITAS' Knowledge, threatened against VERITAS or the VERITAS Assets; nor is there any judgment, decree, injunction, ruling or order of any governmental entity or arbitrator or settlement agreement outstanding against VERITAS or any of the VERITAS Assets. VERITAS has delivered or made available to SSI or its counsel correct and complete copies of all correspondence prepared by its counsel for VERITAS' auditors in connection with the last two completed audits of VERITAS' financial statements and any such correspondence since the date of the last such audit. No member of the VERITAS Group is a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to the VERITAS Assets, VERITAS Employees, or the VERITAS Business that could reasonably be expected to have a Material Adverse Effect on VERITAS. Except for violations as would not have a Material Adverse Effect on VERITAS, none of the members of the VERITAS Group is in violation of any decree, order or arbitration award that names such company, or any of such companies, as a party or that otherwise, to VERITAS' Knowledge, involves such company or any of such companies, or of any law, ordinance, statute, or governmental authority to which the VERITAS Assets are subject, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. There is no claim, action, suit, arbitration, mediation, investigation or other proceeding of any nature pending or, to VERITAS' Knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that: (i) may adversely affect, contest or challenge any party's authority, right or ability to perform its obligations under this Agreement or any of the Ancillary Agreements; (ii) challenges or contests VERITAS' right, title or ownership of any of the VERITAS Assets or seeks to impose an Encumbrance (other than a Permitted Encumbrance) on, or a transfer of title or ownership of, any of the VERITAS Assets; (iii) asserts that any action taken by any employee, consultant or contractor of VERITAS in connection with the Group Business infringes or misappropriates any Intellectual Property Rights of any third party; (iv) seeks to enjoin, prevent or hinder operation of the VERITAS Business or the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; (v) would impair or have an adverse affect on Newco's right or ability to use or exploit any of the VERITAS Assets; or (vi) involves or relates to any potentially material claim against VERITAS by any creditor of VERITAS or involves any claim of fraudulent conveyance or any similar claim, except in cases (ii), (iii) and (v) where such proceeding could not reasonably be expected to have a Material Adverse Effect on Newco.

        3.8  ERISA and Other Compliance.
             --------------------------

             (a) Section 3.8(a) of the VERITAS Disclosure Letter lists each employment, severance, compensation or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors (other than workers compensation, unemployment compensation and other government mandated programs) which both (A) is entered into, maintained or contributed to, as the case may be, by any member of the VERITAS, and (B) covers any Employee or former employee of the VERITAS Business (collectively as the "VERITAS BENEFIT ARRANGEMENTS.") Each VERITAS Benefit Arrangement maintained by any member of the VERITAS Group has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such VERITAS Group Benefit Arrangement except as would not have a Material Adverse Effect on VERITAS. Section 3.8(a) of the VERITAS Disclosure Letter also identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("EMPLOYEE BENEFIT PLAN"), in which any of the Employees participate (collectively, the " VERITAS GROUP EMPLOYEE PLANS"). Copies of all VERITAS Group Benefit Arrangements have been made available to SSI or its counsel. All contributions or premiums currently due and payable with respect to any of the VERITAS Group Employee Plans have been made as required under ERISA or have been accrued on the VERITAS Financial Statements as of the VERITAS Financial Statements Balance Sheet Date, or will be made prior to the Effective Time.

             (b) None of the VERITAS Employee Benefit Plans maintained by any member of the VERITAS Group (i) is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"), or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which Newco could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"), or (ii) provides or promises to provide retiree medical or life insurance benefits except in connection with (a) benefit coverage mandated by applicable law, including without limitation, coverage provided pursuant to Section 4980B of the Code; (b) death or disability benefits under any of the VERITAS Group Benefit Arrangements; (c) benefits arising in connection with a separation or severance program, plan or arrangement; and (d) life insurance benefits for any employee who dies while in service with VERITAS. No member of the VERITAS Group has incurred or will incur prior to or as of the Effective Time any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) with withdrawal from any Multiemployer Plan or Multiple Employer Plan.

             (c) The appropriate VERITAS entity has timely provided, or will have provided prior to the Effective Time, to VERITAS Employees entitled thereto all required notices and made coverage available pursuant to Section 4980B of the Internal Revenue Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Internal Revenue Code). The appropriate VERITAS entity will timely provide to VERITAS Employees entitled thereto all required notices and make coverage available pursuant to Internal Revenue Code Section 4980B and COBRA with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Internal Revenue Code) occurring prior to and including the Effective Time. No material Tax payable on account of Section 4980B of the Internal Revenue Code has been incurred by any member of the VERITAS Group with respect to any current or former employees (or their beneficiaries).

                (d) No benefit payable or which may become payable by any member of the VERITAS Group with respect to any VERITAS Employee shall constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code).

                (e) The VERITAS Group is in compliance with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, relating to VERITAS Employees, except where the failure to be in compliance would not have a Material Adverse Effect on Newco.

                (f) The VERITAS Group has, to VERITAS' Knowledge, good labor relations and to VERITAS' Knowledge there are no facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on labor relations with VERITAS Employees or that any of the VERITAS Employees intends to leave its or their employ, where the same would have a Material Adverse Effect on VERITAS.

                (g) To VERITAS' Knowledge, no VERITAS employee who is a key developer of a VERITAS product is subject to any agreement, obligation, order or other legal hindrance that impedes or might impede such executive or key employee from devoting his or her full business time to the affairs of Newco after the Effective Time.

                (h) The VERITAS Group has, to VERITAS' Knowledge and with respect to the VERITAS Employees, complied with all laws, rules and regulations relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes, except where non-compliance would not have a Material Adverse Effect on VERITAS.

                (i) VERITAS is not indebted to any executive, officer or director, whether by loan, advance or otherwise, other than for salaries accrued but not yet payable and reimbursable out-of-pocket expenses incurred in the ordinary course of business consistent with past practice and not yet payable, nor is any officer, director, employee or shareholder so indebted to VERITAS, except as disclosed in the VERITAS Balance Sheet or the VERITAS SEC Documents.

        3.9  Absence of Certain Changes or Events.  Except as disclosed in the
             ------------------------------------
VERITAS SEC Documents filed prior to the date of this Agreement, since the VERITAS Financial Statements Balance Sheet Date there has not occurred:

             (a) any change or event which could reasonably be expected to have a Material Adverse Effect on VERITAS; provided, however, that in no event will a change in the trading price of VERITAS Common Stock be deemed a Material Adverse Effect on VERITAS;

             (b) any amendments or changes in the Certificate of Incorporation or Bylaws of any member of the VERITAS Group;

             (c) any damage, destruction to or loss of VERITAS assets not covered by insurance, which would have a Material Adverse Effect on VERITAS;

             (d) any redemption, repurchase or other acquisition of shares of any member of the VERITAS Group (other than pursuant to arrangements with employees or consultants), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of any member of the VERITAS Group or, with respect to dividends or other distributions of cash or property arising from the VERITAS Business ;

             (e) any material increase in or modification of the compensation or benefits payable by VERITAS or to become payable to the VERITAS Employees, except in the ordinary course of the business, consistent with past practice and necessary to respond to third party solicitation of VERITAS Employees;

             (f) other than as required by applicable statute or governmental regulation, any material increase in or modification of any VERITAS Group Benefit Arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) that will become binding upon Newco upon consummation of the transactions contemplated herein, for or with respect to any of the VERITAS Employees, other than (i) in the ordinary course of the business, consistent with past practice, or to respond to third party solicitation of VERITAS Employees, and (ii) if after the date of this Agreement, which is authorized, if required, pursuant to
Section 5.3 below;

             (g) any sale of a material amount of the VERITAS Assets, or any acquisition by any member of the VERITAS Group of a material amount of assets, other than in the ordinary course of the business, consistent with past practice;

             (h) any alteration in any term of any outstanding capital stock or rights to acquire capital stock of any member of the VERITAS Group, including, but not limited to, acceleration of the vesting or any change in the terms of any outstanding stock options;

             (i) other than in the ordinary course of business, consistent with past practice, (A) any incurrence, assumption or guarantee by any member of the VERITAS Group of any debt of any person, other than any member of the VERITAS Group, for borrowed money in an amount exceeding $2,500,000; (B) issuance or sale by any member of the VERITAS Group of any securities convertible into or exchangeable for their respective debt securities; or (C) issuance or sale of options or other rights to acquire from the VERITAS Group, directly or indirectly, debt securities of any member of the VERITAS Group, or any securities convertible into or exchangeable for any such debt securities;

              (j)  any creation or assumption by any member of the VERITAS
Group of any Encumbrance (other than VERITAS Permitted Encumbrances) on any VERITAS Asset in excess of $2,500,000 in the aggregate, other than to refinance a liability reflected in the VERITAS Financial Statements in the ordinary course of business;

              (k) any making by any member of the VERITAS Group of any loan, advance or capital contribution to or investment in any person other than to refinance a liability reflected in the VERITAS Financial Statements and other than (i) loans, advances or capital contributions made in the ordinary course of the business, and (ii) other loans and advances, where the aggregate amount of all such items outstanding at any time does not exceed $1,000,000;

              (l) any amendment of, relinquishment, termination or non-renewal by VERITAS of any of the VERITAS Contracts, other than in the ordinary course of business consistent with past practice;

              (m) any transfer or grant of a right under the VERITAS IP Rights, other than those transferred or granted in the ordinary course of business, consistent with past practice, except for any grant of a right to source code or grant of any exclusive rights to any VERITAS IP Rights, each of which shall be set forth in Section 3.09(m) of the VERITAS Disclosure Letter;

              (n) any labor dispute with, or charge of unfair labor practice by, any member of the VERITAS Group (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any VERITAS Employees or, to VERITAS' Knowledge, any campaign being conducted to solicit authorization from VERITAS Employees to be represented by such labor union, where such dispute, practice, activity, proceeding, or c ampaign would have a Material Adverse Effect on VERITAS; or

              (o) any agreement by any member of the VERITAS Group to take any of the actions described in the preceding clauses (a) through (n) (other than the transactions contemplated by this Agreement or the Ancillary Agreements).

        3.10  Full Force and Effect.  Each of the VERITAS Contracts and
              ---------------------
Governmental Permits of VERITAS is in full force and effect and is not subject to any breach or default thereunder by any member of the VERITAS Group or, to VERITAS' Knowledge, any other party thereto, except for those VERITAS Contracts and Governmental Permits of VERITAS, the absence of which would not have a Material Adverse Effect on VERITAS.

        3.11  Agreements. Section 3.11 of the VERITAS Disclosure Letter lists
              ----------
all VERITAS contracts as of the date of this Agreement of the type described below to which any member of the

VERITAS Group is a party and which are material to the VERITAS Business (the "MATERIAL VERITAS CONTRACTS") (and copies of all such VERITAS Contracts have been identified to and made available for review by SSI or its counsel):

                (a) contract with or commitment to any labor union which would have a Material Adverse Effect on VERITAS;

                (b) continuing contract for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from any member of the VERITAS Group, the non-continuance of which would have a Material Adverse Effect on VERITAS, or in which any member of the VERITAS Group has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing rights relating to the Group Products, other than purchase contracts with vendors who are not the top ten (10) vendors of any member of the VERITAS Group (as measured by purchases from them in the most recently ended fiscal year);

                (c) contract providing for the development of technology used or incorporated in any VERITAS Products currently distributed in connection with the VERITAS Business or which requires any member of the VERITAS Group to perform specified development work for a third party, the non-continuance of which would have a Material Adverse Effect on VERITAS;

                (d) joint venture contract or agreement or other agreement which is reasonably expected to involve a sharing of profits or losses in any one year in excess of $2,500,000 individually or in the aggregate from any joint enterprise with any party other than any member of the VERITAS Group;

                (e) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board (other than those reflected in the VERITAS Financial Statements or those pursuant to which payments by any member of the VERITAS Group do not exceed $2,500,000 in the aggregate);

                (f) agreement or arrangement for the sale of any VERITAS Assets having a value individually or in the aggregate of in excess of $2,500,000 (other than in the ordinary course of business consistent with past practice);

                (g) agreement which would restrict Newco from engaging in any material aspect of the VERITAS Business or from selling any material Group Products in any material geographic area; including any agreement pursuant to which any of them has granted exclusive rights to a third party;

                (h) VERITAS IP Rights Agreement (as defined in Section 3.15 below), other than agreements entered into with VERITAS customers in the ordinary course of business, and, in any event, any agreement that grants rights or access to any source code for the VERITAS IP Rights, the unavailability of which would have a Material Adverse Effect on VERITAS; or

              (i) agreement between or among VERITAS and any member of the VERITAS Group regarding inter company loans, revenue or cost or Tax sharing, ownership or license of VERITAS IP Rights for VERITAS Products, or intercompany royalties or dividends.

        3.12  No Defaults.  Except as disclosed in the VERITAS SEC Documents
              -----------
filed prior to the date of this Agreement, to VERITAS' Knowledge, there exists no event (including closing of the transactions contemplated by this Agreement), condition or occurrence which, after notice or lapse of time, or both, would constitute a default by VERITAS under any VERITAS Contract in an manner which would have a Material Adverse Effect on VERITAS.

        3.13  Certain Agreements.  Neither the execution and delivery of this
              ------------------
Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will: (i) result in any payment in an amount exceeding $250,000 individually or $2,500,000 in the aggregate (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by any member of the VERITAS Group or to any VERITAS Employee(s) under any VERITAS Group Benefit Arrangement or otherwise,
(ii) increase any benefits otherwise payable under any VERITAS Group Benefit Arrangement by more than $250,000 individually or $2,500,000 in the aggregate, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        3.14  Taxes. The VERITAS Group has filed, or caused to be filed, all Tax
              -----
returns required to be filed by the VERITAS Group and has paid, or caused to be paid, all Taxes that are shown on such Tax returns as due and payable, other than such Taxes as are being contested in good faith and for which adequate liabilities have been established on the most recent balance sheet included in the VERITAS Financial Statements ("VERITAS BALANCE SHEET"), other than where the failure to so file, pay or withhold would not have a Material Adverse Effect on VERITAS. All Taxes required to have been paid or accrued by VERITAS for all periods prior to the VERITAS Balance Sheet Date have been fully paid (except for Taxes on VERITAS that are adequately provided for or reflected in the VERITAS Balance Sheet, as applicable) except where a failure to do so would not have a Material Adverse Effect on VERITAS. Since the date of the VERITAS Balance Sheet, no material Tax liability has been assessed to VERITAS, incurred or accrued (other than liabilities for Taxes arising in the ordinary course of business). To VERITAS' Knowledge, (i) no material issues have been raised (or are currently pending) by the Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax returns referred to in the first sentence of this Section 3.14, and no waivers of statutes of limitations have been given or requested with respect to Tax returns or Taxes related to the VERITAS Business, (ii) no taxing authority is currently conducting an audit of any of the aforesaid Tax returns of VERITAS or is about to conduct such an audit with respect to the VERITAS Business. Any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by appropriate national, state or departmental authorities of the Tax returns of or with respect to VERITAS have been fully paid or are adequately provided for in the VERITAS Balance Sheet except where a failure to do so would not have a Material Adverse Effect on VERITAS and to VERITAS' Knowledge no material proposed to VERITAS (but unassessed) additional Taxes have been asserted and no material Tax liens have been filed against VERITAS or any of the VERITAS Assets other than for Taxes not yet due and payable. None of the members of the VERITAS Group (i) has made an election to be treated as a "consenting corporation" under Section 341(f) of the Internal Revenue Code or (ii) is a "personal holding company" within the meaning of Section 542 of the Internal Revenue Code. This representation does not apply to Taxes or Tax Matters relating to Taxes for which STI or SSI or any member of the Contributed Company Group is entitled to indemnification under Section 13 hereto.

        3.15  Intellectual Property.
              ---------------------

              (a) VERITAS owns, or has the right to use, sell or license such Intellectual Property Rights (as defined below) as are necessary or required for the Conduct of the VERITAS Business (such Intellectual Property Rights being hereinafter collectively referred to as the "VERITAS IP RIGHTS") and such ownership or rights to use, sell or license are reasonably sufficient for the Conduct of the VERITAS Business, except for any failure to own or have the right to use, sell or license that would not have a Material Adverse Effect on VERITAS.

              (b) All VERITAS IP Rights are owned free and clear of any Encumbrances.

              (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any material instrument or material agreement in respect of any VERITAS IP Rights (the "VERITAS IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any VERITAS IP Right or materially impair the right of Newco to use, sell or license any VERITAS IP Right or portion thereof (except where such breach, forfeiture, termination or impairment would not have a Material Adverse Effect on VERITAS).

              (d) There are no royalties, honoraria, fees or other payments payable by any member of the VERITAS Group to any person by reason of the ownership, use, license, purchase, sale or disposition or acquisition of any of the VERITAS IP Rights in an amount exceeding $100,000 in any one year.

              (e) To VERITAS' Knowledge, no third party is infringing or misappropriating any of the VERITAS IP Rights.

              (f) To VERITAS' Knowledge, (i) neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by VERITAS or any of the VERITAS Subsidiaries or currently under development by VERITAS or any of the VERITAS Subsidiaries violates any license or agreement relating thereto between VERITAS or any of the VERITAS Subsidiaries and any third party or infringes any Intellectual Property Right of any other party, (ii) there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any VERITAS IP Right and (iii) no third party has notified VERITAS that any VERITAS IP Right or the proposed use, sale, license or disposition thereof, conflicts or will conflict with the rights of any other party, nor is there any basis therefor except for any violations, infringements, claims or litigation that would not have a Material Adverse Effect on VERITAS.

              (g) VERITAS has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material trade secrets or other confidential information constituting VERITAS IP Rights. To VERITAS' Knowledge, no current or prior officers, employees or consultants of VERITAS claim an ownership interest in any VERITAS IP Rights as a result of having been involved in the development of such property while so employed, or retained, or otherwise. To VERITAS' Knowledge, all development employees of the VERITAS IP Rights, and all other officers, employees and consultants of VERITAS have executed and delivered to VERITAS or the VERITAS Subsidiary an agreement regarding the protection of proprietary information and the assignment to VERITAS or the VERITAS Subsidiary of all Intellectual Property Rights arising from the services performed for VERITAS or the VERITAS Subsidiary by such persons, except where the absence of such an agreement would not have a Material Adverse Effect on VERITAS.

              (h) Section 3.15(h) of the VERITAS Disclosure Letter sets forth and summarizes each of the VERITAS IP Rights, the absence of which would have a Material Adverse Effect on VERITAS, that a third party owns and that VERITAS uses pursuant to a license, sublicense, agreement or other permission and describes and identifies such license, sublicense, agreement or other permission (excluding shrink wrap licenses to commercially available software sold at retail). Such license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms to Newco's benefit immediately following the Effective Time, except where it would not have a Material Adverse Effect on Newco, and such license, sublicense, agreement or permission does not restrict VERITAS' ability to market any material VERITAS Product in any material jurisdiction or with respect to any market or industry, and VERITAS is not in breach or default of any such license, sublicense, agreement or permission. No person other than VERITAS holds any license or other right to manufacture, modify, or create derivative works based on any of the VERITAS Products, other than OEM agreements that would not have a Material Adverse Effect on VERITAS. No person (other than Newco) will be or become entitled to receive a copy of source code of any software included among the VERITAS Assets as a result of this Agreement, any Ancillary Agreement or any other agreement or transaction contemplated by this Agreement. To VERITAS' Knowledge, no person holds or has been granted access to any copy of source code of any software included among the VERITAS Assets unless such person has agreed in writing (i) to hold such source code in confidence and take reasonable steps to preserve the secrecy of such source code; and (ii) not to use such source code for any purpose except to support such person's internal use of such source code or to modify such source code solely for the purpose of internally using such modifications. VERITAS has not knowingly taken or knowingly failed to take any action that, directly or indirectly, has caused any Intellectual Property Rights in source code of material VERITAS Products to enter the public domain such as would have a Material Adverse Effect on VERITAS.

        3.16  Fees and Expenses.  Except for the fees and expenses set forth in
              -----------------
VERITAS' engagement letter with Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), a copy of which has been provided to STI and SSI, neither VERITAS, Newco nor any of the VERITAS Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

        3.17  Insurance.  The members of the VERITAS Group maintain fire and
              ---------
casualty, general liability, business interruption, directors and officers, product liability and sprinkler and water damage insurance that they believe to be reasonably prudent for their respective businesses.

        3.18  Ownership of Property.  Except for VERITAS Permitted Encumbrances,
              ---------------------
the VERITAS Group owns, or at the Effective Time will own, the VERITAS Assets, free and clear of all Encumbrances. All real and personal property included in the VERITAS Assets is operational and suitable for its intended use, subject to ordinary wear and tear. To VERITAS' Knowledge, no member of the VERITAS Group is in violation in any material respect with any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its respective owned or leased properties (the violation of which would have a Material Adverse Effect on VERITAS).

        3.19  Environmental Matters.
              ---------------------

              (a) During the period that VERITAS has leased or owned its respective properties or owned or operated their respective facilities, there have been, to VERITAS' Knowledge, no disposals, releases or threatened releases of Hazardous Materials on, from, under or about such properties or facilities which would cause a Material Adverse Effect on Newco. To VERITAS' Knowledge there is no presence, disposals, releases or threatened releases of Hazardous Materials on, from, under or about any of such properties or facilities, which may have occurred prior to VERITAS having taken possession of any of such properties or facilities which would cause a Material Adverse Effect on the Newco.

              (b) None of the properties or facilities of VERITAS is or has been the subject of an Environmental Violation, which would cause a Material Adverse Effect on Newco. During the time that VERITAS has owned or leased its respective properties and facilities, none of VERITAS nor, to VERITAS' Knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials (except those Hazardous Materials associated with general office use or janitorial supplies) in a manner which would result in a Material Adverse Effect on Newco.

              (c) During the time that any members of the VERITAS Group have owned or leased their respective properties and facilities, there has been no litigation brought or, to VERITAS' Knowledge, threatened against any of them by, or any settlement reached by any of them with, any party or parties concerning the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities or relating to any alleged Environmental Violation, except for litigation or settlement which would not have a Material Adverse Effect on Newco.

        3.20  Interested Party Transactions.  Except as disclosed in the VERITAS
              -----------------------------
SEC Documents filed prior to the date of this Agreement, no officer or director of VERITAS, or any "affiliate" or

"associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of VERITAS has, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to the VERITAS Group in connection with the VERITAS Business, any goods, property, technology or intellectual or other property rights or services; or (ii) any VERITAS Contract, which in the case of either subpart (i) or (ii) would have a Material Adverse Effect on VERITAS.

        3.21  Fairness Opinion.  VERITAS' Board of Directors has received an
              ----------------
opinion dated as of the date hereof from DLJ to the effect that, as of the date hereof, the VERITAS Exchange Ratio is fair to VERITAS from a financial point of view.

        3.22  Title to and Condition and Sufficiency of VERITAS Assets.  The
              --------------------------------------------------------
VERITAS Group owns, or at the Effective Time will own, all of the VERITAS Assets and has good and marketable title in and to all of the VERITAS Assets, free and clear of all Encumbrances whatsoever, other than the VERITAS Permitted Encumbrances. The VERITAS Assets constitute all assets, properties, rights, VERITAS Contracts and Intellectual Property Rights that are necessary or required for the Conduct of the VERITAS Business without (i) the need to purchase, license or acquire any other material asset or property; (ii) violating any contractual rights of any third party; or (iii) infringing, misappropriating or misusing any software or Intellectual Property Rights of any third party in a manner, except for such assets, properties, rights, contracts, software and Intellectual Property Rights, the absence of which would not have a Material Adverse Effect on VERITAS. Except for the consents and approvals identified on Section 3.22 of the VERITAS Disclosure Letter, title to all VERITAS Assets is freely transferable to VERITAS free and clear of all Encumbrances, other than VERITAS Permitted Encumbrances, and without obtaining the consent or approval of any person, except where the failure to transfer the VERITAS Asset would not have a Material Adverse Effect on Newco.

        3.23  No Restrictive Agreements.  Other than this Agreement and the
              -------------------------
Ancillary Agreements Neither VERITAS nor any of the VERITAS Assets is bound or materially and adversely affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) the Conduct of the VERITAS Business or from competing for the sale of VERITAS Products anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area in which the VERITAS Business may sell, license, market, distribute or support any VERITAS Products or restricting the markets, customers or industries that Newco may address after the Effective Time in the Conduct of the VERITAS Business) (collectively, "RESTRICTIVE AGREEMENTS"), in a manner which will have a Material Adverse Effect upon Newco.

        3.24  Supplier and Customer Relationships.  To VERITAS' Knowledge,
              -----------------------------------
VERITAS has good commercial working relationships with the customers for the VERITAS Business, and since January 1, 1998, no customer or supplier has canceled or otherwise terminated any material relationship with VERITAS, or materially decreased or limited its purchases or provision of materials supplied to VERITAS from the corresponding period in 1997, where any of the foregoing actions would cause a Material Adverse Effect on VERITAS, and to VERITAS' Knowledge, no customer or supplier has threatened to take any such action.

        3.25  Product and Inventory Status.
              ----------------------------

              (a)  Product Quality, Warranty Claims.  All VERITAS Products
                   --------------------------------
manufactured, sold, licensed, leased or delivered in connection with the VERITAS Business conform in all material respects to applicable contractual commitments, express and implied warranties, and to VERITAS' Knowledge, there is no material Liability (nor any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to any material Liability) for replacement or repair thereof or other damages in connection therewith, except for such conformance as would not have a Material Adverse Effect on Newco.

              (b)  Inventory.  To VERITAS' Knowledge, its inventories recorded
                   ---------
on the VERITAS Financial Statements consist primarily of materials used in software products, related supplies and packaging materials, all of which are merchantable, fit for the purpose for which they were procured or manufactured, and are in a condition of quantity usable in the ordinary course of business and to VERITAS' Knowledge, none of these inventories are obsolete, damaged or defective, except in each case where the failure of these inventories to be so would not have a Material Adverse Effect on Newco or where a sufficient provision with respect to the possibility of such failure is included in the VERITAS Financial Statements.

        3.26  Tax Representations.  VERITAS and Newco are aware of no plan or
              -------------------
intention by VERITAS or Newco or any corporation related to VERITAS immediately after the Effective Time to repurchase any Newco capital stock issued pursuant to this Agreement from any person or entity that is or will become a Newco stockholder by reason of the transactions contemplated by this Agreement. VERITAS has not redeemed any shares of its capital stock or paid any extraordinary dividend in contemplation of the Merger.

4.      STI AND SSI COVENANTS

        4.1  Advice of Changes.  During the period from the date of this
             -----------------
Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, SSI will promptly advise VERITAS in writing, (a) of any event occurring subsequent to the date of this Agreement that would reasonably be likely to render any representation or warranty contained in Section 2 of this Agreement, if made on or as of the date of such event or the Effective Time, untrue or inaccurate in any material respect, (b) of any event that would reasonably be likely to have a Material Adverse Effect on the Group Business, and (c) of any material breach by STI or SSI of any covenant or agreement contained in this Agreement; provided, however, that the delivery of, or failure to deliver, any notice pursuant to this Section 4.1 shall not limit or otherwise affect the remedies available hereunder.

        4.2  Maintenance of Business.  During the period from the date of this
             -----------------------
Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Contributed Company Group and the Contributing Companies will use reasonable efforts to carry on and preserve the Group Business and relationships with customers, suppliers, employees and others related to Group Business in substantially the same manner as it has prior to the date hereof.

        4.3  Conduct of Business.  During the period from the date of this
             -------------------
Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Contributed Company Group and SSI will continue to conduct the Group Business and maintain business relationships related to the Group Business in the ordinary and usual course consistent with past practice and, except as otherwise disclosed herein or in the SSI Disclosure Letter, they will not, without the prior written consent of VERITAS, which consent shall not be unreasonably withheld or delayed, take any of the following actions where it would cause a Material Adverse Effect on the Group Business:

             (a) cause any of the Contributed Companies to borrow any money except for (A) working capital (including for Taxes) obtained from SSI or STI pursuant to the Intercompany Revolving Loan Agreement or (B) amounts that are not in the aggregate material to the financial condition of the Group Business, taken as a whole or (C) pursuant to existing credit facilities;

             (b) cause any of the Group Assets to become subject to any Encumbrance, except for Permitted Encumbrances and except for Encumbrances arising under existing credit facilities;

             (c) dispose of any of Group Assets except in the ordinary course of business, consistent with past practice;

             (d) grant any exclusive license to any of the Seagate IP Rights or grant any other license to Seagate IP Rights except in the ordinary course of business, consistent with past practice;

             (e) materially amend or terminate any of the Material Contributed Contracts except those amended or terminated in the ordinary course of its business, consistent with past practice.

             (f) cause any of the Contributed Companies to declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock (other than repurchases of unvested shares of SSI Common Stock pursuant to arrangements with terminated employees or consultants in the ordinary course of business, consistent with past practice).

             (g) cause any of the Contributed Companies to make any loans or grant any guarantees, except (A) loans in the ordinary course of business, consistent with past practice, (B) advances that are not material in amount or
(C) loans pursuant to any Section 401(a) Plan;

             (h)  waive or release any of the material Claim Assets;

             (i) cause any member of the Contributed Companies Group to merge, consolidate or reorganize with or acquire any entity that is not a member of the Contributed Companies Group, except as set forth in the SSI Disclosure Letter, except for transactions that are not material and except for any divestiture, spin off or other merger involving SSI's IMG group and as otherwise set forth in the last sentence of
Section 4.11(a);

             (j) amend the Certificate of Incorporation or Bylaws of any of the Contributed Companies;

             (k) implement any layoffs or reductions in force involving a material number of Employees such as will trigger WARN Act responsibilities or liabilities;

             (l) fail to pay or withhold any material Tax related to the Group Business when due to be paid or withheld;

             (m)  change accounting methods; or

             (n) agree to take, or permit any of their subsidiaries to take or agree to take, or enter into negotiations with respect to, any of the actions described in the preceding clauses in this Section 4.3.

             Notwithstanding the foregoing, nothing in this Section 4.3 hereof shall restrict or limit the conduct of any business of SSI, STI or their direct or indirect subsidiaries other than the Group Business and other than with respect to the Group Assets and nothing herein shall restrict or limit the conduct of any business of the Contributed Company Group or with respect to the Group Assets other than as set forth in this Section 4.3.

        4.4  SSI Corporate Approvals.  STI agrees to vote in favor of the
             -----------------------
Seagate Transaction at the meeting of SSI stockholders held to approve the Seagate Transaction. STI and SSI agree to vote in favor of the contribution to Newco of the Contributed Stock and Assets at each meeting of stockholders of the Contributing Companies. Without limiting the foregoing, STI and SSI shall vote in favor of the Seagate Transaction at each and every stockholders meeting, or with respect to any written consent in lieu thereof, at which any proposal regarding any such transactions, including the contribution and transfer of the Contributed Stock and Assets, is considered. The respective Boards of Directors of each of STI, SSI, the Contributing Companies and the Contributed Company Group have approved the Seagate Transaction and this Agreement.

        4.5  Letter of  SSI's Accountants.  SSI shall use its reasonable best
             ----------------------------
efforts to cause to be delivered to VERITAS a letter of Ernst & Young LLP dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to VERITAS, in form and substance reasonably satisfactory to VERITAS and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 ("COMFORT LETTER").

        4.6  Prospectus/Proxy Statement.  SSI will mail to its stockholders and
             --------------------------
option holders in a timely manner, for the purpose of evaluating the Seagate Transaction, the Prospectus/Proxy Statement in the Form S-4. SSI, VERITAS and Newco will prepare and file the Proxy Statement/Prospectus with the SEC as promptly as practicable, and each will use its respective best reasonable efforts to cause the Form S-4 to become effective as soon after such filing as practicable. In this regard, SSI, VERITAS and Newco will advise each other promptly as to the time at which the Form S-4 becomes effective and of the issuance by the SEC of any stop order suspending the effectiveness of the Form S-4 or the initiation of any proceedings for such purpose and each will use its respective reasonable best efforts to prevent the issuance of any stop order and to obtain as soon as possible the lifting thereof, if issued. Until the Effective Time, SSI will advise VERITAS and Newco promptly of any requirement of the SEC for any amendment or supplement of the Form S-4 or for additional information, and will not at any time file any amendment of or supplement to the prospectus contained therein (or to the prospectus filed pursuant to Rule 424(b) of the SEC) which shall not have been previously submitted to SSI in reasonable time prior to the proposed filing thereof or to which SSI shall reasonably object or which is not in compliance in all material respects with the Securities Act and the rules and regulations issued by the SEC thereunder. None of the information relating to SSI (or, to Seagate's Knowledge, any other person, contained in any document, certificate or other writing furnished or to be furnished by SSI) included in (i) the Prospectus/Proxy Statement at the time the Prospectus/Proxy Statement is mailed or at the Effective Time, as then amended or supplemented, or (ii) the Form S-4 at the time the Form S-4 becomes effective or at the Effective Time, as then amended or supplemented, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or necessary to correct any statement which has become false or misleading in any earlier communication. From and after the date the Form S-4 becomes effective and until the Effective Time, if any event known to SSI occurs as a result of which the Prospectus would include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or if it is necessary at any time to amend the Form S-4 or the Prospectus/Proxy Statement to comply with the Securities Act, SSI will promptly notify VERITAS and Newco and an amended or supplemented Form S-4 or Prospectus/Proxy Statement will be prepared by VERITAS and Newco which will correct such statement or omission and will use its reasonable best efforts to cause any such amendment to become effective as promptly as possible. The Prospectus/Proxy Statement, as it relates to SSI and information relating to the Group Business, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Prospectus/Proxy Statement is mailed.

        4.7  Regulatory Approvals.  As promptly as reasonably practicable, STI
             --------------------
and SSI will themselves, and will cause each member of the Contributed Company Group, to execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which VERITAS or Newco may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. STI and SSI will themselves, and will cause each member of the Contributed Company Group, to use its reasonable efforts to promptly obtain all such authorizations, approvals and consents and will cooperate fully with the other parties in promptly seeking to obtain the same.

        4.8  Necessary Consents.  SSI will itself, and will cause each
             ------------------
Contributing Company and each member of the Contributed Company Group to, use its reasonable efforts to obtain those consents required in connection with the Material Contributed Contracts, and to take such other actions as may be necessary or appropriate for the consummation of the transactions contemplated hereby and to allow Newco to Conduct the Group Business after the Effective Time.

        4.9  Access to Information.  From the date of this Agreement until the
             ---------------------
Effective Time, each of STI and SSI will themselves, and will cause the Contributed Company Group, to allow VERITAS and its agents reasonable access to the files, books, records, technology and offices of SSI and the Contributed Company Group reasonably requested by VERITAS, but only to the extent necessary and relating to the Group Business, including, without limitation, any and all information relating to Contributed Company Group's Taxes, commitments, contracts, leases, licenses and real, personal, intellectual and intangible property and financial condition. Each of STI and SSI shall use its reasonable efforts to cause its accountants to cooperate with VERITAS and its agents in making available to VERITAS all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all Tax returns and financial statements prepared or audited by such accountants. No information or knowledge obtained by any party hereto in any investigation pursuant to this Section 4.9 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. All information obtained by VERITAS and its agents pursuant to this Section 4.9 shall be kept confidential in accordance with the confidentiality agreement, between VERITAS, STI, and SSI (the "NONDISCLOSURE AGREEMENT").

        4.10  Satisfaction of Conditions Precedent.  STI and SSI will
              ------------------------------------
themselves, and will cause the Contributing Companies and the Contributed Company Group, to use reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Section 8 and to cause the Merger, the Seagate Transaction and the other transactions contemplated by this Agreement to be consummated. Without limiting the foregoing, in connection with the agreements to be reached by the parties subsequent to the date of this Agreement and prior to the Effective Time, the parties agree to negotiate in good faith to reach agreement on all matters to be included in such agreements promptly after the signing of this Agreement.

        4.11  No Other Negotiations.
              ---------------------

              (a)  STI and SSI shall, and shall cause each Contributing
Company and each member of the Contributed Company Group and their respective officers, directors or employees or any investment bankers, attorneys or other advisors or representatives retained by any of them, to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Contributed Group Alternative Proposal (as defined below). From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, STI and SSI shall not authorize or permit any Contributing Company or any member of the Contributed Company Group (or any of their respective officers, directors or employees or any investment bankers, attorneys or other advisors or representatives retained by any of them), directly or indirectly, (i) to solicit, initiate or encourage the submission of any Contributed Group Alternative Proposal, (ii) to engage in discussions or negotiations regarding, provide non-public information with respect to, or to take any other action intended, designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Contributed Group Alternative Proposal, (iii) to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with any person with respect to any Contributed Group Alternative Proposal, or (iv) to make or authorize any statement, recommendation or solicitation in support of any Contributed Group Alternative Proposal. For purposes of this Agreement, "CONTRIBUTED GROUP ALTERNATIVE PROPOSAL" means any inquiry, proposal or offer from any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) relating to any direct or indirect (a) acquisition, purchase, sale or other disposition of any of the Group Assets (other than in the ordinary course and disposal of worn or obsolete items consistent with past practice), (b) acquisition, purchase, sale or other disposition of any of the outstanding voting securities of any member of the Contributed Company Group, or (c) merger, consolidation, business combination, sale of any of the assets, recapitalization, liquidation, dissolution or similar transaction involving any member of the Contributed Company Group, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, other than actions directly relating to the Contributed Company Group, the Group Assets or the Group Business, neither STI nor SSI shall be restricted or limited in any way from entering into discussions, negotiations or agreements of any kind or from taking any other actions of any kind, including, without limitation, transactions relating to the sale of any of its or its direct or indirect subsidiaries (other than any member(s) of the Contributed Company Group), equity securities (other than the Contributed Stock), or assets (other than Group Assets), or the merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving STI, SSI or any of their respective direct or indirect subsidiaries (other than the Contributed Company Group).

              (b)  In addition to the obligations set forth in Section
4.11(a), SSI and STI, as promptly as practicable, shall advise VERITAS orally and in writing of any Contributed Group Alternative Proposal or of any request for non-public information which SSI reasonably believes would lead to a Contributed Group Alternative Proposal, or of any Contributed Group Alternative Proposal, the material terms and conditions of such request or Contributed Group Alternative Proposal, and the identity of the person making any such request, Contributed Group Alternative Proposal or inquiry. SSI will keep VERITAS informed in all material respects of the status and details (including material amendments) of any such request or Contributed Group Alternative Proposal.

        4.12  Books and Records.  If, in order properly to prepare documents
              -----------------
required to be filed with governmental authorities (including taxing authorities) or its financial statements, it is necessary that any party hereto be furnished with additional information relating to the Group Assets or any member of the Contributed Company Group, and such information is in the possession of a Contributing Company, then STI and SSI, for themselves and the other Contributing Companies, agree to use their good faith efforts to promptly furnish such information to the party needing such information, at SSI's cost and expense. This Section 4.12 shall survive Closing for two years.

        4.13  Transitional Support.  As soon as feasible after the date hereof,
              --------------------
SSI and Newco shall use good faith, commercially reasonable efforts to negotiate a Transition Services and Facilities Use Agreement the principal terms of which are as summarized on Exhibit 4.13 attached hereto (the "TRANSITION SERVICES AND
                     ------------
FACILITIES USE AGREEMENT").

        4.14  Development Agreement and Cross-License Agreement. The parties
              -------------------------------------------------
on the date of this Agreement shall have signed the Development and License Agreement among Newco, VERITAS and STI attached hereto as Exhibit 4.14A (the
                                                          -------------
"DEVELOPMENT AGREEMENT") and the Cross-License and OEM Agreement between SSI, Newco, and VERITAS (the "CROSS-LICENSE AGREEMENT") attached hereto as Exhibit
                                                                      -------
4.14B.
-----

        4.15  Settlement of Intercompany Accounts.  At the Closing, STI and SSI
              -----------------------------------
and their subsidiaries (other than the Contributed Company Group) shall pay to the Contributed Company Group, or the Contributed Company Group shall pay to STI and SSI or their subsidiaries (other than the Contributed Company Group), as appropriate, the balance owing on the Intercompany Accounts.

        4.16  Modification of Joint Contributed Agreements.  As soon as feasible
              --------------------------------------------
after the date hereof, SSI and Newco will negotiate to agree upon a mutually acceptable arrangement between SSI and Newco and, if required, other parties with respect to the treatment of Contributed Contracts on Schedule 4.16, for example, with distributors who distribute both Group Products and the products of any business retained by the Contributing Companies or their subsidiaries ("JOINT CONTRIBUTED AGREEMENTS"), such that Newco and SSI and its subsidiaries, including IMG, shall each receive an equitable share of the payments and the Liabilities with respect to Group Products and each of the other products pursuant to the Joint Contributed Agreements, respectively, as the case may be (including, without limitation, price protection, accumulated rebate credits, product returns, warranty support and similar Liabilities).

        4.17  Management Employment Contracts.  STI and SSI will informally
              -------------------------------
encourage (without having to incur any cost) each of the Seagate employees listed on Exhibit 4.17 to execute their respective Management Employment Contracts.

        4.18  Stockholder and Registration Rights Agreement.  The Newco Common
              ---------------------------------------------
Stock to be issued in the Seagate Transaction to SSI shall be entitled to registration rights on Form S-3 as provided in the Registration Rights Agreement, in the form attached hereto as Exhibit 4.18A (the "RIGHTS AGREEMENT")
                                          -------------
and shall be subject to the other rights and restrictions contained in the Stockholders Agreement in the form attached hereto as Exhibit 4.18B (the
                                                      -------------
"STOCKHOLDERS AGREEMENT"); which Rights Agreement and Stockholders Agreement shall be executed by Newco and VERITAS as of the Effective Time.

        4.19  Seagate IP Rights.  As soon as feasible after the date hereof SSI
              -----------------
and VERITAS shall confirm whether the Intellectual Property Rights and Intangible Assets required for the production, development, marketing and support of the Group Products are included in the Intellectual Property Rights included in the Group Assets duly transferred to Newco pursuant hereto. If such items are discovered then the Group Assets shall be expanded to include, and there shall be duly assigned to Newco by the appropriate Contributing Company all such Intellectual Property Rights and Intangible

Assets required for the production of the Group Products which were acquired or developed with funds charged to the Group Financial Statements, or if not so charged to the Group Financial Statements, then Newco shall be provided a non-exclusive, fully paid, perpetual license for use of such Intellectual Property Rights and Intangible Assets for the purpose of producing, developing, marketing and supporting the Group Products. If the Intellectual Property Rights and Intangible Assets included or added to the Group Assets are also required for the production of the products produced by SSI and its subsidiaries (other than the Group Products) then Newco (or its subsidiary, which receives said Intellectual Property Rights and Intangible Assets constituting Group Assets) shall provide SSI, or its designated subsidiary, with a fully paid, non-exclusive, perpetual license for use of such Intellectual Property Rights and Intangible Assets for the purpose of producing such other products. This Section
4.19 shall survive Closing for two years.

5.      VERITAS AND NEWCO COVENANTS

        5.1  Advice of Changes.  During the period from the date of this
             -----------------
Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, VERITAS will promptly advise STI and SSI in writing (a) of any event occurring subsequent to the date of this Agreement that would reasonably be likely to render any representation or warranty of VERITAS or Newco contained in this Agreement, if made on or as of the date of such event or the Effective Time, untrue or inaccurate, (b) of any event that would reasonably be likely to have a Material Adverse Effect on VERITAS, and (c) of any material breach by VERITAS or Newco of any covenant or agreement contained in this Agreement; provided, however, that the delivery of, or failure to deliver, any notice pursuant to this Section 5.1 shall not limit or otherwise affect the remedies available hereunder.

        5.2  Maintenance of Business. During the period from the date of this
             -----------------------
Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, VERITAS will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof.

        5.3  Conduct of Business.  During the period from the date of this
             -------------------
Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, VERITAS will continue to conduct its business and maintain its business relationships in the ordinary and usual course and consistent with past practice and, except as otherwise disclosed herein or in the VERITAS Disclosure Letter, it will not, without the prior written consent of SSI, which consent shall not be unreasonably withheld or delayed, take any of the following actions where it would cause a Material Adverse Effect on VERITAS:

             (a) borrow any money except for (A) amounts that are not in the aggregate material to the financial condition of VERITAS and its subsidiaries, taken as a whole or (B) pursuant to existing credit facilities;

             (b) cause any of the VERITAS Assets to become subject to any Encumbrance, except for VERITAS Permitted Encumbrances and except for VERITAS Encumbrances arising under existing credit facilities;

             (c) dispose of any of VERITAS Assets except in the ordinary course of business, consistent with past practice;

             (d) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock (other than pursuant to arrangements with terminated employees or consultants in the ordinary course of business, consistent with past practice) or issue capital stock representing more than a 35% interest in the total outstanding securities of VERITAS;

             (e)  waive or release any material claims against a third party;

             (f) merge, consolidate or reorganize with, or acquire any entity, except as set forth in the VERITAS Disclosure Letter and except for transactions in which the aggregate consideration is below $100 million;

             (g) amend the Certificate of Incorporation or Bylaws of VERITAS or any of its subsidiaries (except as set forth in Exhibit 5.3(g) or as otherwise expressly contemplated by this Agreement);

             (h) implement any layoffs or reductions in force involving a number of VERITAS employees such as will trigger WARN Act responsibilities or liabilities;

             (i) fail to pay or withhold any material Tax when due to be paid or withheld; or

             (j) agree to take, or permit any VERITAS entity to take or agree to take, or enter into negotiations with respect to, any of the actions described in the preceding clauses in this Section 5.3.

             Notwithstanding the foregoing, nothing in this Section 5.3 shall restrict or limit the conduct of any business of VERITAS or its direct or indirect subsidiaries or the use or disposition of the VERITAS Assets, other than as set forth in this Section 5.3.

        5.4  Stockholder Approval.  VERITAS will call the VERITAS Stockholders
             --------------------
Meeting, to be held within 45 days after the Form S-4 shall have been declared effective by the SEC, to submit the Merger, the Seagate Transaction and any related matters for the consideration and approval of the VERITAS stockholders. Subject to Section 9.1(i) and (j), the Prospectus/Proxy Statement will include a statement to the effect that VERITAS' Board of Directors is recommending that VERITAS stockholders vote in favor of the Merger and the Seagate Transaction. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law.

        5.5  Letter of VERITAS' Accountants.  VERITAS shall use its reasonable
             ------------------------------
best efforts to cause to be delivered to STI and SSI a letter of Ernst & Young LLP, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to each of the Contributing Companies, in form and substance reasonably satisfactory to STI and SSI and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        5.6  Prospectus/Proxy Statement.  VERITAS will mail to its stockholders
             --------------------------
in a timely manner, for the purpose of considering and voting upon the Merger and the Seagate Transaction at the VERITAS Stockholders Meeting, the Prospectus/Proxy Statement in the Form S-4. VERITAS and Newco will prepare and file the Prospectus/Proxy Statement with the SEC as promptly as practicable, and each will use its respective best reasonable efforts to cause the Form S-4 to become effective as soon after such filing as practicable. In this regard, VERITAS and Newco will advise STI and SSI promptly as to the time at which the Form S-4 becomes effective and of the issuance by the SEC of any stop order suspending the effectiveness of the Form S-4 or the initiation of any proceedings for such purpose and each will use its respective reasonable best efforts to prevent the issuance of any stop order and to obtain as soon as possible the lifting thereof, if issued. Until the Effective Time, VERITAS and Newco will advise STI and SSI promptly of any requirement of the SEC for any amendment or supplement of the Form S-4 or for additional information, and will not at any time file any amendment of or supplement to the prospectus contained therein (or to the prospectus filled pursuant to Rule 424(b) of the SEC) (the "PROSPECTUS") which shall not have been previously submitted to STI and SSI in reasonable time prior to the proposed filing thereof or to which STI or SSI shall reasonably object or which is not in compliance in all material respects with the Securities Act and the rules and regulations issued by the SEC thereunder. None of the information relating to VERITAS or Newco (or, to VERITAS' or Newco's knowledge, any other person, contained in any document, certificate or other writing furnished or to be furnished by VERITAS) included in (i) the Prospectus/Proxy Statement by Newco and/or VERITAS at the time the Prospectus/Proxy Statement is mailed or at the time of the meeting of VERITAS stockholders to vote on the Merger and the Seagate Transaction or at the Effective Time, as then amended or supplemented, or (ii) the Form S-4 at the time the Form S-4 becomes effective, as then amended or supplemented, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of proxies for the VERITAS Stockholder Meeting. From and after the date the Form S-4 becomes effective and until the Effective Time, if any event known to VERITAS or Newco occurs as a result of which the Prospectus/Proxy Statement would include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or if it is necessary at any time to amend the Form S-4 or the Prospectus/Proxy Statement to comply with the Securities Act, VERITAS and Newco will promptly notify STI and SSI and will prepare an amended or supplemented Form S-4 or Prospectus/Proxy Statement which will correct such statement or omission and will use its reasonable best efforts to cause any such amendment to become effective as promptly as possible. The Prospectus/Proxy Statement, as it relates to VERITAS and Newco, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Prospectus/Proxy Statement is mailed.

        5.7  State Securities Law Compliance.  VERITAS and Newco shall use their
             -------------------------------
respective reasonable best efforts to (i) qualify the Newco Common Stock to be issued pursuant to the Merger and the Seagate Transaction under the state securities or "blue sky" laws of every jurisdiction of the United States in which (a) any registered stockholder of VERITAS has an address on the records of VERITAS' transfer agent on the record date for determining the VERITAS stockholders entitled to notice of and to vote on the Merger and the Seagate Transaction or any other party receiving Newco securities hereunder resides and
(b) a Nasdaq Stock Market or other exemption from the qualification requirements under such laws is unavailable, and (ii) qualify the Newco Options to be granted in exchange for Exchanged SSI Options to be assumed by VERITAS pursuant hereto under the state securities or "blue sky" laws of every jurisdiction of the United States in which (a) the records of VERITAS, STI, or SSI, as of the Effective Time, indicate that a holder of such options resides and (b) a Nasdaq Stock Market or other exemption from the qualification requirements under such laws is unavailable.

        5.8  Regulatory Approvals.  As promptly as reasonably practicable,
             --------------------
VERITAS and Newco will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which they may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. VERITAS and Newco will each use its respective reasonable efforts to promptly obtain all such authorizations, approvals and consents and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, approvals, and consents.

        5.9  Necessary Consents.  VERITAS and Newco will each use its respective
             ------------------
reasonable efforts to obtain such written consents under the Material VERITAS Contracts and to take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow VERITAS and Newco to carry on VERITAS' business and the Group Business after the Effective Time.

        5.10  Access to Information.  From the date of this Agreement until the
              ---------------------
Effective Time, VERITAS and Newco will allow the Contributing Companies and their agents reasonable access to the files, books, records, technology and offices of VERITAS or Newco reasonably requested by the Contributing Companies including, without limitation, any and all information relating to Taxes, commitments, contracts, leases, licenses and real, personal, intellectual and intangible property and financial condition. VERITAS will use its reasonable efforts to cause its accountants to cooperate with the Contributing Companies and their agents in making available to such parties all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all Tax returns and financial statements prepared or audited by such accountants. No information or knowledge obtained by any party hereto in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger and the Seagate

Transaction. All information obtained by the Contributing Companies or their agents pursuant to this Section shall be kept confidential in accordance with the Nondisclosure Agreement.

        5.11  Books and Records.  If, in order properly to prepare documents
              -----------------
required to be filed with governmental authorities (including taxing authorities) or its financial statements, it is necessary that any party hereto be furnished with additional information relating to the Group Assets, and such information is in the possession of Newco or VERITAS, then VERITAS and Newco on behalf of themselves and each member of the VERITAS Group agree to use their good faith efforts to promptly furnish such information to the party needing such information, at VERITAS' cost and expense. This Section 5.11 shall survive Closing for two years.

        5.12  Transitional Support.  As soon as feasible after the date hereof,
              --------------------
VERITAS and Newco shall use good faith, commercially reasonable efforts to negotiate the Transition Services and Facilities Use Agreement.

        5.13  Development Agreement and Cross License Agreement.  The Parties
              -------------------------------------------------
shall have signed the Development Agreement and Cross License Agreement as of the date of this Agreement.

        5.14  Satisfaction of Conditions Precedent.  VERITAS and Newco will each
              ------------------------------------
use its respective reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Section 7 and to cause the Merger and the Seagate Transaction and the other transactions contemplated by this Agreement to be consummated. Without limiting the foregoing, in connection with the agreements to be reached by the parties after the date hereof and prior to the Effective Time, the parties agree to negotiate in good faith to reach agreement on all matters to be included in such agreements promptly after the signing of this Agreement.

        5.15  Voting Agreement.  VERITAS will use its reasonable efforts to
              ----------------
obtain Voting Agreements in the form attached as Exhibit 5.15A (the "VOTING
                                                 -------------
AGREEMENT"), executed by the VERITAS affiliates listed on Exhibit 5.15B.
                                                          -------------

        5.16  Group Employee Plans and Benefit Arrangements.
              ---------------------------------------------

              (a)  Newco will adopt the VERITAS Benefit Arrangements and
VERITAS Employee Plans and will use reasonable efforts to provide the VERITAS Benefit Arrangements and VERITAS Employee Plans to the transferring Employees as is provided to VERITAS' employees who are similarly situated as soon as practicable. To the extent that Newco does not have VERITAS Benefit Arrangements and VERITAS Employee Plans in effect in a jurisdiction where there are transferring Employees, Newco shall adopt plans providing comparable benefits to the Group Employee plans for said transferring Employees. From and after the Effective Time Newco shall provide all transferring Employees with the opportunity to participate in any employee stock option or other incentive compensation plan of Newco and its affiliates on substantially the same terms and subject to substantially the same conditions as are available to similarly situated employees of VERITAS or Newco including beginning a new offering period as soon as possible following the Effective Time if necessary to permit transferring Employees to participate in Newco's employee stock purchase plan. Prior to the Effective Time, VERITAS, Newco and SSI shall mutually agree upon an integration plan relating to the Merger and the Seagate Transaction which shall include, among other things, provisions relating to compensation and other equity incentives for Employees. In addition, at the Effective Time, Newco shall enter into Management Employment Contracts (the form of which is attached hereto as Exhibit 5.16) with the Key Employees who are the Employees and with key employees of VERITAS listed on Schedule 14.15E-2 hereof.
                                   -----------------

              (b)  Waiting Periods, Premiums and Deductibles.  Newco shall take
                   -----------------------------------------
all steps necessary to cause each VERITAS Benefit Arrangement and each VERITAS Employee Plan to waive any "waiting period" or other requirement with respect to duration of employment with Newco which would prevent a transferring Employee or beneficiary thereof who is otherwise eligible to participate in such VERITAS Employee Plan and VERITAS Benefit Arrangement from participating in such VERITAS Employee Plan and VERITAS Benefit Arrangement immediately following the Effective Time. Newco shall pro rate any portion of a premium or deductible with respect to a VERITAS Employee Plan and VERITAS Benefit Arrangement for any transferring Employee or beneficiary thereof for any plan year that commenced prior to the Effective Time.

              (c)  Recognition of Prior Service.  Newco shall take all steps
                   ----------------------------
necessary to cause each VERITAS Employee Plan and VERITAS Benefit Arrangement to recognize each transferring Employee's length of service under comparable employee benefit plans maintained by Seagate for purposes of eligibility, participation, vesting and benefit accrual in such VERITAS Employee Plan and VERITAS Benefit Arrangement as if such transferring Employee had been employed by Newco for such period.

              (d)  Waiver of Restrictions.  Newco shall take all steps
                   ----------------------
necessary to cause each VERITAS Employee Plan which is an "employee welfare benefit plan" under Section 3(1) of ERISA to waive any restrictions or limitations with respect to "pre-existing conditions" or prior medical history which would apply to transferring Employee or beneficiary thereof who is otherwise eligible to participate in such VERITAS Employee Plan and VERITAS Benefit Arrangement from participating in such plan or arrangement without restriction or limitation.

        5.17  Indemnification and Insurance-VERITAS.
              -------------------------------------

              (a) The Certificate of Incorporation and Bylaws of Newco and VERITAS shall contain the provisions with respect to indemnification and limitation of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of VERITAS on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of ten years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of VERITAS, unless such modification is required by law.

              (b) From and after the Effective Time, Newco and VERITAS shall honor, in all respects, all of the indemnity agreements entered into prior to the date hereof by VERITAS, with its respective officers and directors, whether or not such persons continue in their positions with Newco or VERITAS following the Effective Time. Following the Effective Time, VERITAS' form of indemnification agreement shall be adopted as the form of indemnification agreement for Newco and the VERITAS Surviving Corporation shall be afforded the opportunity to enter into such indemnification agreement, and shall be covered by such directors' and officers' liability insurance policies as Newco shall have in effect from time to time.

                (c) After the Effective Time, Newco and VERITAS will, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of VERITAS or any of its subsidiaries (collectively, for purposes of this Section 5.17(c), the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of VERITAS arising out of or pertaining to the transactions contemplated by this Agreement or the transactions contemplated hereby for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (a) any counsel retained for the defense of the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Indemnified Parties, (b) after the Effective Time, VERITAS will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (c) VERITAS will cooperate in the defense of any such matter; provided, however, that VERITAS will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Indemnified Parties as a group may be defended by only one law firm (in addition to local counsel) with respect to any single action, unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                (d) For the entire period from and after the Effective Time until at least six years after the Effective Time, Newco will cause VERITAS to use its commercially reasonable efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by VERITAS' directors' and officers' liability insurance policy (a copy of which has been heretofore delivered or made available to Seagate) of at least the same coverage and amounts, containing terms that are no less advantageous with respect to claims arising at or before the Effective Time than VERITAS' policies in effect immediately prior to the Effective Time to those applicable to the then current directors and officers of Newco and VERITAS; provided, however, that in no event shall Newco or VERITAS be required to expend in excess of 150% of the annual premium currently paid by VERITAS for such coverage in which event Newco shall purchase such coverage as is available for such 150% of such annual premium.

                (e) Newco and VERITAS shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.17(e).

              (f) In the event Newco or VERITAS or any of their respective successors or assigns (a) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers or conveys all or a substantial portion of its properties or assets to any person or entity, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.17(f), proper provision shall be made so that the successors and the assigns of Newco and VERITAS assume the obligations set forth in this Section 5.17.

              (g) The provisions of this Section 5.17 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each officer and director of VERITAS STI, SSI and the Contributed Company Group described in Sections 5.17 and his or her heirs and representatives.

        5.18  Indemnification and Insurance-Employees.
              ---------------------------------------

              (a) The Certificate of Incorporation and Bylaws of Newco shall contain the provisions with respect to indemnification and limitation of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of VERITAS on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of ten years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of (i) the Contributed Companies or (ii) of SSI (A) to the extent involved in the Group Business and (B) provided they become Employees, officers or directors ("GROUP PERSONS"), unless such modification is required by law.

              (b) From and after the Effective Time, Newco shall honor, in all respects, all of the indemnity agreements entered into prior to the date hereof by SSI or any member of the Contributed Company Group with any Group Persons, whether or not such persons continue in their positions with Newco following the Effective Time. Following the Effective Time, VERITAS' form of indemnification agreement shall be adopted as the form of indemnification agreement for Newco and all continuing officers and directors of Newco shall be afforded the opportunity to enter into such indemnification agreement, and shall be covered by such directors' and officers' liability insurance policies as Newco shall have in effect from time to time.

              (c) After the Effective Time, Newco will, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless, subject to Section 5.18(g), each of the Group Persons against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of SSI or any of the Contributed Companies arising out of or pertaining to the transactions contemplated by this Agreement for a period of six years after the date hereof. Notwithstanding the foregoing, the parties agree that claims against the Group Persons shall first be made against any directors' and officers' liability insurance, if any, then maintained by SSI or any of the Contributed Companies that provides converge for such Group Persons. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (a) any counsel retained for the defense of the Group Persons for any period after the Effective Time will be reasonably satisfactory to the Group Persons, (b) after the Effective Time, Newco will, subject to Section 5.18(g), pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (c) Newco will cooperate in the defense of any such matter; provided, however, that Newco will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Group Persons as a group may be defended by only one law firm (in addition to local counsel) with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Group Persons.

              (d) Newco shall pay all expenses, including attorneys' fees, that may be incurred by any Group Persons in enforcing the indemnity and other obligations provided for their benefit in this Section 5.18.

              (e) In the event Newco or any of its respective successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties or assets to any person or entity, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.18, proper provision shall be made so that the successors and the assigns of Newco assume the obligations set forth in this Section 5.18.

              (f) The provisions of this Section 5.18 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each of the Group Persons and his or her heirs and representatives.

              (g) Notwithstanding any provision of this Section 5.18 to the contrary, Newco shall not assume and shall have no Liability relating to claims made by Minority Holders or SSI optionees arising out of the repurchase, sale or exchange of SSI capital stock or options in connection with the Seagate Transaction (other than the transactions contemplated by Section 1.3(a)(ii)) or specifically relating to matters arising out of the IMG business.

        5.19  Stockholder and Registration Rights Agreement.  The Newco Common
              ---------------------------------------------
Stock to be issued in the Seagate Transaction to SSI shall be entitled to registration rights on Form S-3 as provided in the Registration Rights Agreement, which Rights Agreement and Stockholders Agreement shall be executed by Newco and VERITAS as of the Effective Time.

        5.20  No Other VERITAS Negotiations.
              -----------------------------

              (a) VERITAS shall, and shall cause its subsidiaries and its and their subsidiaries' officers, directors or employees or any investment bankers, attorneys or other advisors or representatives retained by any of them, to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any VERITAS Alternative

Proposal (as defined below). From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, VERITAS shall not, nor will it authorize or permit any of its subsidiaries or any of its or its subsidiaries' officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate or encourage the submission of any VERITAS Alternative Proposal, (ii) engage in discussions or negotiations regarding, provide non-public information with respect to, or take any other action intended, designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any VERITAS Alternative Proposal, (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with any person with respect to any VERITAS Alternative Proposal, or
(iv) make or authorize any statement, recommendation or solicitation in support of any VERITAS Alternative Proposal. For purposes of this Agreement, "VERITAS ALTERNATIVE PROPOSAL" means any inquiry, proposal or offer from any person or "GROUP" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) relating to any direct or indirect acquisition, sale or other disposition purchase of more than 20% of the assets of VERITAS and its subsidiaries or more than a 35% interest in the total outstanding voting securities of VERITAS or any tender offer or exchange offer that if consummated would result in any person or "GROUP" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 35% more of the total outstanding voting securities of VERITAS or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving VERITAS, other than the transactions contemplated by this Agreement, provided, however, that no pending acquisition described in the VERITAS Disclosure Letter and no issuance of VERITAS Common Stock in connection therewith shall be considered a VERITAS Alternative Proposal.

                (b) Notwithstanding Section 5.20(a), prior to obtaining the approval of the stockholders of VERITAS of this Agreement and the Merger by the requisite vote under applicable law (the "VERITAS STOCKHOLDER APPROVAL"), VERITAS may in response to an unsolicited bona fide VERITAS Alternative Proposal, participate in discussions or negotiations with, furnish information to a third party making such proposal, make or authorize a statement or recommendation in support of solicitation of such proposal, or accept such proposal, if all of the following events shall have occurred: (w) such third party has made a bona fide written proposal to the Board of Directors of VERITAS to consummate a VERITAS Alternative Proposal which proposal identifies a price or range of values to be paid for the outstanding securities or assets of VERITAS and its subsidiaries, (x) if consummated, after consultation with investment bankers of nationally recognized reputation, such Board of Directors has determined is reasonably likely to be financially more favorable to the stockholders of VERITAS than the terms of the transactions contemplated by this Agreement, (y) such Board of Directors has determined, after consultation with investment bankers of nationally recognized reputation, that such third party is financially capable of consummating such VERITAS Alternative Proposal; and (z) STI and SSI shall have been notified by VERITAS in writing of such VERITAS Alternative Proposal, including its principal financial and other material terms and conditions, including the identity of the person (and, if relevant, its Affiliates) making such proposal (it being understood that any amendment to the price, identity or material terms shall require an additional notice).

             (c) In addition to the obligations of VERITAS set forth in Section 5.20(a) and (b), VERITAS as promptly as practicable shall advise STI and SSI orally and in writing of any request for non-public information which VERITAS reasonably believes would lead to an VERITAS Alternative Proposal or of any VERITAS Alternative Proposal, the material terms and conditions of such request or VERITAS Alternative Proposal, and the identity of the person making any such request, VERITAS Alternative Proposal or inquiry. VERITAS will keep STI and SSI informed in all material respects of the status and details (including material amendments) of any such request or VERITAS Alternative Proposal.

6.      CLOSING MATTERS

        6.1 Closing. Subject to the termination of this Agreement as provided in
            -------
Section 9 below, the closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 on a date and at a time to be mutually agreed upon by the parties, which date shall be as soon as practicable after the VERITAS Stockholders Meeting and, in any event, no later than the third business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by SSI and VERITAS. Concurrently with the Effective Time, the Certificate of Merger will be filed in the offices of the Secretary of the State of Delaware.

        6.2  Exchange of Certificates.
             ------------------------

             (a)  Exchange Agent. ChaseMellon Stockholder Services LLC shall
                  --------------
act as exchange agent (the "EXCHANGE AGENT") in the Merger. Promptly after the Effective Time, Newco shall deposit with the Exchange Agent, for the benefit of the holders of shares of VERITAS Common Stock being exchanged for Newco Common Stock pursuant hereto (collectively "NEWCO STOCK RECIPIENTS"), for exchange in accordance with this Agreement, the Certificate of Merger, certificates representing the shares of Newco Common Stock (such shares of Newco Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to this Agreement and the Certificate of Merger, in exchange for fractional outstanding shares of VERITAS Common Stock.

             (b)  Exchange Procedures. As soon as practicable after the
                  -------------------
Effective Time, Newco shall cause the Exchange Agent to mail to each of the Newco Stock Recipients that holds any certificates representing VERITAS Common Stock being exchanged or converted into Newco Common Stock pursuant hereto (collectively, the "CERTIFICATES"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as VERITAS and SSI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Newco Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Newco Common Stock and cash in lieu of fractional shares which such holder has the right to receive pursuant to the provisions of this Agreement and the Certificate of Merger, and the Certificate so surrendered shall forthwith be canceled. Certificates which immediately prior to the Effective Time represented issued and outstanding shares of VERITAS Common Stock do not need to be delivered to the Exchange Agent and, from and after the Effective Time, such certificates shall be deemed to evidence the ownership of an equal number of full shares of Newco Common Stock. In the event of a transfer of ownership of shares of VERITAS Common Stock which is not registered on the transfer records of VERITAS, a certificate representing the proper number of shares of Newco Common Stock may be issued to a transferee, if the Certificate representing such VERITAS Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 6.2 and the Certificate of Merger, each Certificate shall be deemed, on and after the Effective Time, to evidence the ownership of the number of full shares of Newco Common Stock into which such shares of VERITAS Common Stock shall have been so converted.

        (c) Distributions with Respect to Unsurrendered Certificates. No
            --------------------------------------------------------
dividends or other distributions declared or made after the Effective Time with respect to Newco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate for VERITAS Common Stock with respect to any shares of Newco Common Stock represented thereby, until the holder of record of such Certificate shall surrender such Certificate or affidavit of lost certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Newco Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Newco Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Newco Common Stock.

        (d) No Further Ownership Rights. All shares of Newco Common Stock issued
            ---------------------------
upon the surrender for exchange of shares of VERITAS Common Stock in accordance with the terms of this Agreement and the Certificate of Merger (including any cash paid pursuant to Section 6.2(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of VERITAS Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of VERITAS of the shares of VERITAS Common Stock, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to VERITAS for any reason, they shall be canceled and exchanged as provided in this Section 6.2 and the Certificate of Merger.

        (e) Termination of Exchange Fund. Any portion of the Exchange Fund which
            ----------------------------
remains undistributed six months after performance by Newco of all of its obligations hereunder shall be delivered to Newco, upon demand, and any former stockholders of VERITAS who have not theretofore complied with this Section 6.2 and the Certificate of Merger shall thereafter look only to

Newco for payment of their claim for Newco Common Stock, any cash in lieu of fractional shares of Newco Common Stock and any dividends or distributions with respect to Newco Common Stock.

        (f) No Liability. Neither the Exchange Agent, Newco, VERITAS or SSI
            ------------
shall be liable to SSI or any holder of shares of VERITAS Common Stock, or Newco Common Stock, as the case may be, for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (g) Lost, Stolen or Destroyed Certificates. In the event any
            --------------------------------------
Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and the posting of a reasonable bond therefor, such shares of Newco Common Stock, and any dividends or distributions payable pursuant to Section 6.2(c).

        6.3 Exchange of Exchanged SSI Options. Prior to Closing, Newco shall
            ---------------------------------
offer to each Employee, contingent upon the consummation of the Transaction and such Employee's acceptance of Newco's offer of employment, to exchange their Exchanged SSI Option for a Newco Option pursuant to the terms of Section 1.3(a)(ii).

7.      CONDITIONS PRECEDENT TO OBLIGATIONS OF SSI AND STI

        The obligations of STI, SSI and the other Contributing Companies hereunder are subject to the fulfillment or satisfaction on or before the Closing of each of the following conditions (any one or more of which may be waived by SSI on behalf of all said entities, but only in a writing signed by
SSI):

        7.1 Accuracy of Representations and Warranties. The representations and
            ------------------------------------------
warranties of VERITAS and Newco set forth in Section 3 (as qualified by the VERITAS Disclosure Letter) shall be true and accurate on the date of this Agreement and on and as of the Effective Time with the same force and effect as if they had been made at the Effective Time, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), except, in all such cases, where such breaches of such representations and warranties, individually or in the aggregate, would not have resulted in, nor reasonably would be expected to result in, a Material Adverse Effect on VERITAS, and STI and SSI shall receive a certificate to such effect executed on behalf of Newco by a duly authorized officer of VERITAS and of Newco at the Effective Time.

        7.2 Covenants. VERITAS and Newco shall have performed and complied in
            ---------
all material respects with all of their respective covenants in this Agreement required to be complied with prior to the Effective Time; and STI and SSI shall receive a certificate to such effect executed by a duly authorized officer of VERITAS and of Newco at the Effective Time.

        7.3 Compliance with Law. There shall be no order, decree or ruling by
            -------------------
any governmental agency which would prohibit or render illegal the transactions contemplated by this Agreement.

        7.4 Consents. There shall have been obtained on or before the Effective
            --------
Time all permits, consents and authorizations, where the failure to obtain same would have resulted, or reasonably would be expected to result, in a Material Adverse Effect on VERITAS.

        7.5 Form S-4. The Form S-4 shall have become effective under the
            --------
Securities Act and shall not be the subject of any stop-order and the Prospectus/Proxy Statement shall on the Effective Time not be subject to any proceedings commenced or overtly threatened by the SEC.

        7.6 Opinion of VERITAS and Newco's Counsel. SSI shall have received from
            --------------------------------------
Fenwick & West LLP, counsel to VERITAS and Newco, an opinion in a form reasonably acceptable to SSI and its counsel, with such assumptions and qualifications as are customary for such opinions.

        7.7 VERITAS Stockholder Approval. The principal terms of this Agreement,
            ----------------------------
the Merger and the Seagate Transaction shall have been approved and adopted by the VERITAS stockholders in accordance with the Delaware Law and VERITAS' Certificate of Incorporation and Bylaws.

        7.8 No Legal Action. No temporary restraining order, preliminary
            ---------------
injunction or permanent injunction or other order preventing the consummation of the Merger or the Seagate Transaction shall have been issued by any federal or state court and remain in effect.

        7.9 Tax Opinion. STI and SSI shall have received an opinion in form and
            -----------
substance satisfactory to them, from their respective counsel, to the effect that the Seagate Transaction, when taken together with the Merger, will be treated as a transfer of property to Newco by them governed by Section 351 of the Internal Revenue Code, provided that if their counsel does not render such opinion, this condition shall nonetheless be deemed satisfied, if counsel to VERITAS and Newco renders such opinion in form and substance reasonably acceptable to them. The parties shall make representations reasonably requested by counsel related to said tax opinion, which representations may be relied upon by the counsel providing the opinion, and the opinion may contain such assumptions and qualifications as are customary for such opinions.

        7.10 Election of The Contributing Companies Designees to the Board of
             ----------------------------------------------------------------
Directors of Newco. The Board of Directors of Newco shall have taken appropriate
------------------
action to elect Gregory B. Kerfoot, Stephen J. Luczo and Terence R. Cunningham to the initial Board of Directors of Newco, effective upon the Effective Time.

        7.11 Nasdaq Listing. The Newco Common Stock to be issued in the Merger
             --------------
and in the Seagate Transaction shall have been approved for quotation on the Nasdaq Stock Market, subject to notice of issuance.

        7.12 Incorporation of New Delaware Company. Newco shall have formed
             -------------------------------------
Merger Sub prior to the Effective Time, and Newco and Merger Sub shall be duly organized, validly existing and in good standing under the laws of Delaware and such corporations shall not have engaged in any business activities during the period from incorporation to the Effective Time. SSI, at the Effective Time, shall receive a certificate to such effect signed by Newco incorporator on behalf of Newco.

        7.13 HSR Act. Any waiting period (and any extension thereof) under the
             -------
HSR Act applicable to transactions contemplated hereby shall have expired or shall have been terminated.

        7.14 No Order. No non-U.S., United States or state governmental
             --------
authority or other agency or commission or United States or state, federal or international court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, decree, executive order, or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto
                                   --------  -------
shall use their reasonable best efforts to have any such order or injunction vacated as soon as practicable.

        7.15 Ancillary Agreements. VERITAS and Newco shall have executed and
             --------------------
delivered counterparts of each of the following Ancillary Agreements to which they are a party: (i) the Stockholder Agreement; (ii) the Registration Rights Agreement; and (iii) the Transition Services Agreement.

        7.16 Stockholder Approval. The Seagate Transaction shall have been
             --------------------
approved by the requisite vote under applicable law by the stockholders of SSI.

        7.17 Delivery of Newco Shares. Newco shall have delivered to SSI a
             ------------------------
certificate representing that number of whole shares of Newco Common Stock that equals the SSI Percentage Interest.

8.      CONDITIONS PRECEDENT TO OBLIGATIONS OF VERITAS AND NEWCO

        The obligations of VERITAS, Merger Sub and Newco hereunder are subject to the fulfillment or satisfaction on or before the Closing of each of the following conditions (any one or more of which may be waived by VERITAS on behalf of all such parties, but only in a writing signed by VERITAS):

        8.1 Accuracy of Representations and Warranties. The representations and
            ------------------------------------------
warranties of SSI and STI set forth in Section 2 (as qualified by the SSI Disclosure Letter) shall be true and accurate on the date of this Agreement and on and as of the Effective Time, with the same force and effect as if they has been made at the Effective Time, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), except, in all such cases, where such breaches of such representations and warranties, individually or in the aggregate, would not have resulted in, nor reasonably would be expected to result in, a Material Adverse Effect on Newco, and VERITAS shall receive a certificate to such effect executed on behalf of SSI by a duly authorized officer of SSI.

        8.2 Covenants. The Contributing Companies and the Contributed Companies
            ---------
shall have performed and complied in all material respects with all of their respective covenants in this Agreement required to be complied with prior to the Effective Time; and VERITAS shall receive a certificate to such effect signed on behalf of SSI by a duly authorized officer of SSI.

        8.3 Compliance with Law. There shall be no order, decree or ruling by
            -------------------
any court or governmental agency which would prohibit or render illegal the transactions contemplated by this Agreement.

        8.4 Consents. There shall have been obtained on or before the Effective
            --------
Time all permits, consents and authorizations, where the failure to obtain same would have resulted, or reasonably would be expected to result, in a Material Adverse Effect on the Group Business.

        8.5 Form S-4. The Form S-4 shall have become effective under the
            --------
Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order and the Prospectus/Proxy Statement shall at the Effective Time not be subject to any proceedings commenced or overtly threatened by the SEC.

        8.6 Opinion of Counsel to STI and SSI. VERITAS shall have received from
            ---------------------------------
Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Contributing Companies, an opinion in form reasonably acceptable to VERITAS, with such assumptions and qualifications as are customary for such opinions.

        8.7 VERITAS Stockholder Approval. The principal terms of this Agreement,
            ----------------------------
the Merger and the Seagate Transaction shall have been approved and adopted by the VERITAS stockholders in accordance with applicable law and VERITAS' Certificate of Incorporation and Bylaws.

        8.8 SSI Corporate Approvals. The principal terms of this Agreement and
            -----------------------
the Seagate Transaction (including the contribution and transfer of the Contributed Assets) shall have been approved and adopted by the SSI Stockholders in accordance with applicable law and its Certificate of Incorporation and Bylaws.

        8.9 No Legal Action. No temporary restraining order, preliminary
            ---------------
injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect.

        8.10 Tax Opinion. VERITAS and Newco shall have received an opinion in
             -----------
form and substance satisfactory to them from their counsel, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code, provided that if the counsel to VERITAS and Newco does not render such opinion, this condition shall nonetheless be deemed satisfied if counsel to SSI and STI renders such opinion to such parties in form and substance reasonably acceptable to them. The parties shall make representations reasonably requested by counsel related to said tax opinion, which representations may be relied upon by the counsel providing said opinion, with such qualifications as are customary for such opinions.

        8.11 HSR Act. Any waiting period (and any extension thereof) under the
             -------
HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

        8.12 No Order. No non-U.S., United States or state governmental
             --------
authority or other agency or commission or United States or state or federal or international court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, decree, executive order, or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto
                                   --------  -------
shall use their reasonable best efforts to have any such order or injunction vacated, as soon as practicable.

        8.13 Ancillary Agreements. The Contributing Companies shall have
             --------------------
executed and delivered counterparts of each of the following Ancillary Agreements to which they are a party: (i) the Stockholder Agreement; (ii) the Registration Rights Agreement; and (iii) the Transition Services Agreement.

        8.14 Sufficiency of Assets. VERITAS and Newco shall be reasonably
             ---------------------
satisfied that there has been no breach of the representation set forth in the second sentence of Section 2.22 and that the Contributed Stock and Assets shall have been duly transferred and delivered to Newco as required by this Agreement.

        8.15 Intellectual Property Assignments. Newco shall have received from
             ---------------------------------
the Contributing Companies assignments of the Contributing Companies' right, title and interest in the following Intellectual Property Rights included in the Contributed Assets: (i) patents on disc operating system backup and recovery system and on data back-up restore for a computer network; (ii) the "Backup Exec" registered trademark; and (iii) the copyright on Back-up Exec (the "CORE IP"), each duly executed on behalf of said company and notarized, and in a form reasonably acceptable to VERITAS and acceptable for recording with the United States Copyright Office or the United States Patent and Trademark Office, as applicable. In addition, the Contributing Companies shall have taken such steps in causing the registration of copyrights in the Core IP and the recordation of any previous assignments in the chain of title for the Core IP which are necessary to enable Newco to record the Core IP assignments.

        8.16 Modification of Joint Contributed Agreements. A mutually acceptable
             --------------------------------------------
arrangement between SSI and Newco and, if required, the other parties thereto shall have been reached with respect to the treatment of the Joint Contributed Agreements, for example with distributors who distribute both Group Products and the products of any other business claimed of the Contributing Companies or their subsidiaries, such that Newco, SSI and its subsidiaries including IMG shall receive payments with respect to Group Products and other products, respectively, as the case may be, and the appropriate party shall be responsible for price protection, accumulated rebate credits, product returns, warranty support and similar Liabilities.

9.      TERMINATION OF AGREEMENT

        9.1 Termination. This Agreement may be terminated at any time prior to
            -----------
the Effective Time, whether before or after approval of the Merger by the stockholders of VERITAS or SSI:

                (a)  by mutual written agreement of SSI, STI and VERITAS;

                (b) by SSI or STI, if there has been a breach by VERITAS or Newco of any representation or warranty set forth in this Agreement on the part of VERITAS or Newco, and, as a result of such breach, the conditions set forth in Section 7.1 would not then be satisfied and such breach is not cured within thirty (30) days after notice thereof from SSI to VERITAS (except that no cure period shall be provided for a breach by VERITAS or Newco which by its nature cannot be cured);

                (c) by SSI or STI, if there has been a breach by VERITAS or Newco of any covenant or agreement set forth in this Agreement on their part to be performed and as a result of such breach, the conditions set forth in Section
7.2 would not then be satisfied and such breach is not cured, within thirty (30) days after written notice thereof from SSI to VERITAS (except that no cure period shall be provided for a breach by VERITAS or Newco which by its nature cannot be cured);

                (d) by VERITAS, if there has been a breach by STI or SSI of any representation or warranty set forth in this Agreement on their part, and as a result of such breach, the conditions set forth in Section 8.1 would not then be satisfied and such breach is not cured within thirty (30) days after written notice thereof from VERITAS to SSI (except that no cure period shall be provided for a breach by STI or SSI which by its nature cannot be cured);

                (e) by VERITAS, if there has been a breach by STI or SSI of any covenant or agreement set forth in this Agreement on their part to be performed, and as a result of such breach, the conditions set forth in Section 8.2 would not then be satisfied and such breach is not cured within thirty (30) days after written notice thereof from VERITAS to SSI (except that no cure period shall be provided for a breach by STI or SSI which by its nature cannot be cured);

                (f) by VERITAS or STI or SSI, if the Merger and the Seagate Transaction shall not have been consummated on or before the Final Date for any reason, other than any wrongful action or failure to act or as a result of a breach of this Agreement or any Ancillary Document by the terminating party;

                (g) by VERITAS or STI or SSI, if a permanent injunction or other order by any federal or state court would make illegal or otherwise restrain or prohibit the consummation of the Merger and/or the Seagate Transaction shall have been issued and shall have become final and nonappealable;

                (h) by VERITAS or STI or SSI, if the stockholders of VERITAS do not approve the Merger and/or the Seagate Transaction at a duly convened VERITAS stockholders meeting or any adjournment thereof by reason of the failure to obtain the required vote (a "VERITAS STOCKHOLDER REJECTION"); provided, that the right to terminate this Agreement under this Subsection (h) shall not be available to VERITAS where the failure to obtain VERITAS stockholder approval shall have been caused by any breach of this Agreement or any Ancillary Document by VERITAS;

                (i) by STI or SSI, if (a) the Board of Directors of VERITAS shall have withdrawn (or modified in a manner adverse to the VERITAS Stockholder Approval or the consummation of the Merger and/or the Seagate Transaction) its approval or recommendation of the Merger, the Seagate Transaction or this Agreement, (b) VERITAS shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of VERITAS in favor of approval of the Merger, the Seagate Transaction, or this Agreement, (c) the Board of Directors of VERITAS shall have recommended or shall have approved any VERITAS Alternative Proposal, or (d) the Board of Directors of VERITAS shall have resolved to do any of the foregoing (collectively a "CHANGE IN VERITAS BOARD RECOMMENDATION").

                (j) by VERITAS, STI or SSI at any time prior to the VERITAS Stockholder Approval, if the Board of Directors of VERITAS shall have recommended or accepted a VERITAS Alternative Proposal provided that VERITAS is not in breach of Section 5.20.

     As used herein, the "FINAL DATE" shall be February 28, 1999, except that if
                                                                  ------
the FTC or the DOJ issues a "second request" under the HSR Act, then the Final Date shall be extended to May 31, 1999; and except that if a temporary,
                                            ------
preliminary or permanent injunction or other order by any Federal or state court which would prohibit or otherwise restrain consummation of the Merger and/or the Seagate Transaction shall have been issued and shall remain in effect on May 31, 1999, and such injunction shall not have become final and non-appealable, either party, by giving the other written notice thereof on or prior to May 31, 1999, may extend the time for consummation of the Merger and/or the Seagate Transaction up to and including the earlier of the date such injunction shall become final and non-appealable or June 30, 1999, so long as such party shall, at its own expense, use its reasonable best efforts to have such injunction dissolved.

        9.2 Notice of Termination. Any termination of this Agreement under
            ---------------------
Section 9.1 above will be effected by the delivery of notice of the terminating party to the other party hereto of such termination, specifying the grounds therefore.

        9.3 No Liability. Except as provided in Section 9.4 below, any
            ------------
termination of this Agreement in accordance with this Section 9 will be without further obligation or liability upon any party in favor of the other parties hereto other than the obligations contained in the Nondisclosure Agreement, which will survive termination of this Agreement; provided, however, that
                                                  --------  -------
nothing herein will relieve any party from liability for any willful breach, misrepresentation or misconduct in connection with this Agreement.

        9.4  Breakup Fee.
             -----------

             (a) If this Agreement is terminated by SSI or STI or VERITAS pursuant to Section 9.1(h) as a result of a VERITAS Stockholder Rejection and prior to such rejection (i) an Alternative Proposal has not been publicly announced or otherwise publicly disclosed and not withdrawn, and (ii) no Change in Board Recommendation has occurred, then VERITAS shall promptly pay SSI and STI (by wire transfer or cashier's check) a nonrefundable fee equal to the actual reasonable legal, accounting and printing expenses incurred by STI, SSI, the Contributing

Companies and/or the Contributed Company Group, but not exceeding $5 million, within three (3) business days following the delivery of an itemized list of such expenses by SSI and STI.

             (b) If this Agreement is terminated by SSI or STI or VERITAS (i) pursuant to Section 9.1(h) as a result of a VERITAS Stockholder Rejection after an Alternative Proposal has been publicly announced or otherwise publicly disclosed and not withdrawn, (ii) pursuant to Sections 9.1(i) or 9.1(j), then VERITAS shall promptly pay to SSI (by wire transfer or cashier's check) a nonrefundable fee equal to $50 million within ten (10) days following delivery of the notice of termination to or by SSI and STI pursuant to Section 9.2.

             (c) VERITAS acknowledges that the agreements contained in this
Section 9.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of STI, SSI or NSMG would enter into this Agreement; accordingly, if VERITAS fails to timely pay the amounts due pursuant to this Section 9.4, and, in order to obtain such payment, STI or SSI commences a suit which results in a judgment against VERITAS for the amounts set forth in this Section 9.4 and such judgment is not set aside or reversed, VERITAS shall pay to STI or SSI their reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.4 at the prime rate of CitiBank in effect on the date such payment was required to be made.

10.     SURVIVAL OF REPRESENTATIONS

        10.1 No Survival of Representations. Except as otherwise expressly
             ------------------------------
provided herein, all representations, warranties and covenants other parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, only until the Effective Time or any earlier termination of this Agreement in accordance with Section 9 above, whereupon such representations, warranties and covenants will expire (except for covenants and other provisions hereof that by their express terms survive for a longer period).

11.     INDEMNIFICATION

        11.1 Indemnification by SSI and STI. SSI and STI agree, notwithstanding
             ------------------------------
any provision of Section 1.4 hereof to the contrary, to indemnify Newco and VERITAS against, and to hold Newco and VERITAS harmless from, all Loss arising out of any of the following (even if included in the Assumed Liabilities as otherwise being or allegedly being a Liability of one of the Contributed Companies or of the Contributed Subsidiaries):

             (a) all Liabilities to Minority Holders or Optionees arising out of the repurchase, sale or exchange of SSI capital stock or options in connection with the Seagate Transaction (other than the transactions contemplated by Section 1.3(a)(ii)) or that arise from rights granted by SSI or STI to any Employees to require SSI or STI to repurchase shares of SSI capital stock upon termination of employment.

             (b) any of the Excluded Liabilities, except as may be provided in
Section 13;

             (c) any demand, claim, debt, suit, cause of action, arbitration, investigation or other proceeding made or asserted by any Contributing Company or any stockholder, creditor, or affiliate of any Contributing Company or by any receiver or trustee in bankruptcy of any Contributing Company of the property or assets of any Contributing Company, asserting that the transfer of the Contributed Stock and Assets to Newco hereunder constitutes a fraudulent conveyance, fraudulent transfer or a preference under any applicable state or federal law, including but not limited to the United States Bankruptcy Code, or any breach by any Contributing Company of its representations and covenants in
Section 1.4(e) hereof (the Heading of which is "NO FRAUDULENT CONVEYANCES") or any Liabilities related to non-compliance with bulk transfer laws in connection with the Seagate Transaction;

             (d)  IMG; or

             (e) any material Liability omitted from the Group Financial Statements that was required by GAAP to be included or reflected therein (collectively, the "OMITTED BALANCE SHEET LIABILITIES"), or any Tax Liability associated with the Contributed Company Group or the Group Business that STI or SSI is otherwise responsible for or required to indemnify for under Section 13 and which (i) are not reflected on any line item in the 1998 Group Balance Sheet; (ii) are not disclosed on Schedule 1.4(b)(i)(B); or (iii) are not incurred in the Conduct of the Group Business in the ordinary course after the Group Financial Statements Balance Sheet Date (collectively, the "UNFORESEEN TAX LIABILITIES"), to the extent the aggregate of such Omitted Balance Sheet Liabilities and Unforeseen Tax Liabilities exceed $5,000,000 (the "THRESHOLD AMOUNT"); and, notwithstanding anything in Section 13.4(a)(ii), neither STI nor SSI shall have any obligation to indemnify Newco under Section 13.4(a)(ii) until the Threshold Amount is so exceeded; and Newco shall pay any and all of the Omitted Balance Sheet Liabilities and Unforeseen Tax Liabilities until the aggregate of such payments of Omitted Balance Sheet Liabilities and Unforeseen Tax Liabilities equals the Threshold Amount; or

             (f) any breach of the representation in the second sentence of
Section 2.22 hereof (the Heading of which is "Title to and Condition and
                                              --------------------------
Sufficiency of Group Assets").
---------------------------

        11.2 Time Limitations on Indemnification. Notwithstanding anything
             -----------------------------------
herein to the contrary, claims for indemnification under this Section 11 may be brought after the Closing and at any time prior to the expiration of the legal statute of limitations applicable to the subject matter of the claim underlying the claim for indemnification; provided that any claims under Section 11.1(e) or under Section 11.1(f) must be noticed within 60 days after conclusion of the first audit of Newco financial results following the Closing that includes the combined financial results of the Group Business and VERITAS (and in any event within twelve (12) months after the closing). To preserve a claim for indemnification under this Section 11, an Indemnified Party need only provide written notice in reasonable detail of such claim to SSI prior to the expiration of the applicable time limit (if any) described in the preceding sentence; and if an Indemnified Party provides such notice prior to the expiration of such time limit, such Indemnified Party may pursue such claim for indemnification after the expiration of such time limit.

        11.3 No Limitation on Other Rights. The foregoing indemnification
             -----------------------------
provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedies that Newco or any other Indemnified Party may have.

12.     EMPLOYEE MATTERS

        12.1  Right to Offer Employment.
              -------------------------

              (a) Employees. Schedule 12.1 of the SSI Disclosure Letter contains
                  ---------  -------------
a preliminary list (the "PRELIMINARY LIST") of each Contributed Company employee or consultant and each other employee or consultant of SSI, STI or the Group Business who works in, or provides services in connection with, the Group Business or any of the Group Assets (each an "EMPLOYEE"). Within twenty (20) days prior to the Effective Time, SSI shall deliver to Newco a final list of the Employees (the "FINAL LIST"), which list shall identify those Employees who are active Employees of the Group Business as of that date, including those on vacation, sick leave, disability leave, family leave or personal leave of absence or who work full or part time, and which shall separately identify those Employees who are on a workers' compensation-related or disability leave. The Final List shall contain, with respect to each Employee, a true and accurate list of all locations at which Employees are working as of the date hereof, together with the date of hire, location of employment, years of employment or service, current annual base salary or base wage, and of all other compensation arrangements for such Employees, including bonuses or other compensation arrangements. For purposes of this Agreement, "EMPLOYEES" means only those individuals (whether employees or consultants) included on such final list.

              (b) Offers of Employment. Effective at the Effective Time, Newco
                  --------------------
shall offer to employ Employees on an "at-will" basis and subject to Newco's standard terms, conditions and policies of employment and the terms of this Agreement, and shall offer Employees (i) salary consistent with the salary earned by such Employees prior to the Effective Time but only to the extent such salary is not in excess of industry norms (ii) participation in incentive compensation arrangements, subject to Section 5.16 and consistent with the incentive compensation arrangements of employees of VERITAS in comparable positions. This Section 12.1(b) shall not be construed to create any third party Beneficiary rights or any other rights of any kind in any Employee and no Employee shall have any cause of action as a third party beneficiary. Such offers of employment that will be extended by Newco to Employees will be on the same basis of time commitment (full or part time) as such Employee was employed by immediately prior to the Effective Time. Unless the parties otherwise agree, on the Closing Date, SSI and STI shall notify each Employee who accepts an offer of employment extended by Newco as of the Effective Time, in a writing reasonably satisfactory to Newco, that such Employee's employment with STI or any of its direct or indirect subsidiaries is then terminated. Neither SSI or STI may make offer of employment to any Employees. Notwithstanding the foregoing sentence, SSI or STI may make offers of employment to Employees at the Scotts Valley location other than the Oracle Developers; provided, however, that SSI or STI may make offers of employment to the Oracle Developers if Newco changes their place of employment from Scotts Valley, California.

              (c) Non-U.S. Employees. Subject to Section 11.1(a), Newco shall be
                  ------------------
responsible for any severance, any Liability arising out of failure to give requisite notice to any non-U.S. Employee or non-U.S. governmental agencies regarding possible employment transitions to Newco of certain employees or any other Liability arising out of the employment by Newco of, or the failure of Newco to employ any non-U.S. Employee.

        12.2  Termination of Employment.
              -------------------------

              (a) SSI and STI agree to comply with the provisions of the WARN Act and any other federal, state or local statute or regulation regarding termination of employment, plant closing or layoffs and to perform all obligations required by SSI and/or STI with respect to the cessation of any operations of the Group Business or any other business of SSI and/or STI or their subsidiaries, or the termination, re-assignment, re-location or change in position of any Employee (or other employee of them) who does not accept Newco's offer of employment.

              (b) SSI and/or STI shall (i) provide continuation health care coverage to all Employees and their qualified beneficiaries who incur a qualifying event or prior to the Effective Time or who do not accept Newco's offer of employment pursuant to Section 12.1(b) or in accordance with the continuation health care coverage requirements of COBRA and (ii) provide COBRA continuation coverage to any former employee of Contributed Company Group who was previously employed in the Group Business (collectively, the "FORMER EMPLOYEES") and their qualified beneficiaries to whom, at the Effective Time, such continuation coverage was provided or to whom SSI and STI are under an obligation to provide such continuation coverage at the election of such Former Employee or qualified beneficiary.

        12.3 Cooperation. SSI and STI, VERITAS and Newco agree, for themselves
             -----------
and their affected subsidiaries, to cooperate fully with respect to the actions which are necessary or reasonably desirable to accomplish the transactions contemplated hereunder, including, without limitation, the provision of records and information as each may reasonably request and the making of all appropriate filings under ERISA and the Internal Revenue Code.

13.     TAX MATTERS

        13.1 Transaction Taxes; Representation; Transaction Tax Indemnity.
             ------------------------------------------------------------
Seagate and Newco shall each bear half of the first $1,000,000 of Transaction Taxes (as defined below). Thereafter, Seagate shall be solely responsible for any and all sales, use, excise, value added, registration, stamp, property, documentary, transfer, withholding and similar taxes and levies, (including all real estate transfer taxes, but not any real estate transfer taxes that would be triggered as a result of a change in control of a corporation) incurred, or that may be payable to any taxing authority, with respect to the sale, transfer, or delivery of the Contributed Stock and Assets and the assumption of the Assumed Liabilities, including any sales or use tax imposed on Newco pursuant to Section 6812 of the California Revenue and Taxation Code (collectively, "TRANSACTION TAXES"). Newco and Seagate agree to cooperate in minimizing the amount of any such Taxes and in the filing of all necessary documentation and all Tax returns, reports and forms ("RETURNS") with respect to all such Taxes, including any available pre-sale filing procedures.

        13.2 No Limitation. Except as provided in Section 11, there shall be no
             -------------
limitation on the amount of a party's liability with respect to its indemnification obligations under Section 13, and an indemnified party may assert any such indemnity claim at any time prior to expiration of the applicable Tax statutes of limitations applicable to the subject matter of the claim underlying the claim for indemnification under applicable law (including extensions).

        13.3 Treatment of Indemnity Payments. All payments made by Seagate or
             -------------------------------
Newco, as the case may be, to or for the benefit of the other party pursuant to any indemnification obligations under this Agreement shall be treated for Tax purposes as adjustments to the value of the Contributed Stock and Contributed Assets, as capital contributions, or as appropriate, the satisfaction of a preexisting obligation and such treatment shall govern for purposes of this Agreement, unless there is a final determination as defined in Section 1313(a) of the Code to the contrary.

        13.4  Indemnity for Taxes.
              -------------------

              (a) Except as otherwise provided in this Section 13 or Section 11, from and after the Closing, SSI and STI shall timely pay and indemnify and save Newco and its Affiliates harmless from any liability for, or arising out of or based upon, or relating to any Tax (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated basis with respect to a group of corporations that includes or included STI or
SSI) (i) of STI or SSI or any member of the affiliated group of corporations (as defined in section 1504 of the Code) of which STI or SSI is a member (other than any member of the Contributed Company Group or with respect to any Tax relating to the income, business, assets, property or operations of the Group Business) for any taxable period or (ii) relating to the income, business, assets, property or operations of the Group Business or of the Contributed Company Group to the extent that such liability for Tax is not reflected in the SSI Disclosure Letter or the Group Financial Statements (irrespective of where it is reflected on the Group Financial Statements Balance Sheet), and is either (A) in respect of any taxable period that ends prior to the Group Financial Statements Balance Sheet Date or in respect of any taxable period that includes, but does not end on, the Group Financial Statements Balance Sheet Date, the portion of such period ending on the Group Financial Statements Balance Sheet Date or (B) with respect to an excess loss account in the stock of any Contributed Company or from a deferred intercompany transaction (other than among members of the Contributed Company Group) entered into prior to the Group Financial Statements Balance Sheet Date and is triggered as a result of the Contributed Company Group ceasing to be affiliated with STI or SSI. The indemnity provisions of this
Section 13.4(a) shall not apply to Taxes attributable to a breach of, or inaccuracy in, Section 13.6(a).

        (b) Notwithstanding anything contained in this Section 13, STI and SSI shall not be obligated to indemnify Newco for any Tax (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated basis with respect to a group of corporations that includes or included STI or SSI) by reason of an election or deemed election (including any protective election) with respect to transactions described in this Agreement made or filed post-Closing by Newco or any member of the Contributed Companies under Section 338 of the

Internal Revenue Code. Further, no such election shall be made with respect to any of the transactions described in this Agreement.

        (c) Except to the extent otherwise provided in this Section 13, Newco shall timely pay and indemnify and save STI and its Affiliates harmless from any liability for, or arising out of or based upon or relating to any Tax (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated basis with respect to a group of corporations that includes or included STI or SSI) (i) relating to the income, business, assets, property or operations of the Group Business by Newco and its Affiliate in respect of all taxable periods beginning after the Group Financial Statements Balance Sheet Date, or, in the case of any taxable period that includes but does not end on the Group Financial Statements Balance Sheet Date, the portion of such period commencing on the day following the Group Financial Statements Balance Sheet Date; and (ii) to the extent such liability for Tax is reflected in the Group Financial Statements (irrespective of where it is reflected on the Group Financial Statements Balance Sheet) or the SSI Disclosure Letter and such liability is for Tax relating to the income, business, assets, property or operations of the Group Business or of any member of the Contributed Company.

        13.5  Other Tax Matters.
              -----------------

              (a) Seagate and Newco will cooperate fully with each other in connection with the preparation of all returns and reports of Taxes, information returns, and all audit examinations of, or claims or assertions against, any member of the Contributed Company Group, in each case including but not limited to the furnishing or making available of records, books of account or other materials and appropriate personnel necessary or helpful to the defense against the assertions of any taxing authority. Seagate shall, within a reasonable time after the Closing Date but no later than 60 days prior to the deadline (including extensions) of any Tax return of Newco or its Affiliates that includes the operations of the Group Business or the Contributed Company Group, use its best efforts to deliver to Newco a schedule listing the tax basis of each of the Group Assets and the Contributed Stock.

              (b) Except as provided in Section 13.5(c), in the event and to the extent that STI or any member of an affiliated group of corporations (as defined in Section 1504 of the Internal Revenue Code) of which STI is a member (other than any member of the Contributed Company Group) receives a refund or credit of Taxes for any taxable period that ends prior to the Closing Date or in respect of any period that includes, but does not end on, the Effective Time, the portion of such period ending on the Effective Time (the "PRE-CLOSING PERIOD") which is attributable to the carry back of losses, credits or similar items from any Tax return of any member of the Contributed Company Group, and in any case, in respect of any taxable period that begins after the Effective Time or in respect of any period that includes, but does not end on the Effective Time, the portion of such period commencing on the day following the Effective Time (the "Post-Closing Period"), STI shall pay to Newco, net of any additional Tax payable by STI or its Affiliates by reason of such carryback, the amount of such refund or credit (including any interest received thereon) or Tax reduction. In the event that any refund or credit of Taxes or Tax reductions for which a payment has been made pursuant to this Section 13.5 subsequently is reduced or disallowed, the Contributed

Companies and Newco shall indemnify and hold harmless STI and its Affiliates for any Tax liability, including interest and penalties, assessed by reason of such reduction or disallowance.

              (c) In the event that an indemnified party receives a refund or credit of Taxes for which it has been indemnified pursuant to Section 13.4 of this Agreement, such indemnified party agrees to pay to the indemnifying party the amount of such refund or credit (including any interest received thereon). In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 13.5(c) subsequently is reduced or disallowed, the indemnifying party shall indemnify and hold harmless the indemnified party for any Tax liability, including interest and penalties, assessed by reason of such reduction or disallowance.

              (d) If any claim for Tax relating to the Group Business or the Contributed Company Group is asserted against STI or SSI or any Affiliate for any Pre-Closing Period, STI shall promptly notify Newco in writing of such fact. STI, SSI and their duly appointed representatives shall have the sole right to negotiate, resolve, settle or contest any such claim for Tax; provided, however, that they shall deal fairly and in good faith with respect to any claim for Tax which would require a payment by Newco to STI or its affiliates under Section 13.4(c) and provided further, that with respect to any claim which would require a payment by Newco or have a Material Adverse Effect on the Group Business, no settlement will be agreed to without Newco's prior written consent. Such consent shall not be unreasonably withheld. If Newco fails to provide STI with written consent within 30 days of a written request from STI, and submits a written objection the procedures in Section 7(c) of the Tax Allocation Agreement dated as of April 4, 1996 (the "TAX ALLOCATION AGREEMENT") shall be applied. Newco shall bear the legal and accounting costs and expenses incurred in contesting a matter for which it has withheld its consent. If any claim for Tax relating to the Contributed Company Group for any Post-Closing Period comes to the attention of STI, STI will notify Newco promptly of such claims and will cooperate fully with Newco and the Contributed Company Group in the resolution of such claim. A failure to promptly notify pursuant to this Section 13.6(d) shall not preclude another party's indemnification obligation.

              (e) STI shall prepare any Tax returns (including any amendments thereto) of the members of the Contributed Company Group for all taxable periods that end, with respect to the Contributed Company Group, on or before the Effective Time (including any short period ending on the Closing Date) and which are due either before or after the Effective Time and shall deliver to Newco for signing by the appropriate party and filing, any Tax returns of the members of the Contributed Company Group (including any amendments thereto) with respect to any such period that have not been filed prior to the Effective Time. STI shall deliver any such tax return or the portion thereof relating to the Group Business to Newco at least fifteen days prior to the date such tax return is due to be filed (taking into account any applicable extensions). STI shall report for federal income tax purposes the operations of the Group Business and the Contributed Company Group for any short period ending on the Effective Time, and shall be responsible for the filing of, the consolidated tax returns of STI's consolidated group which will include the income of the Group Business and the Contributed Company Group through the Effective Time and Newco will pay to STI any amounts relating to such tax returns required by Section 13.4(c) prior to the filing of such tax returns. In order appropriately to apportion any taxes relating to a period that includes (but that would not, but for this Section 13.5(e) end on the Effective Time), the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Effective Time as the last day of a taxable period of any member of the Contributed Company Group. STI shall, in respect of such returns, and Newco and the Contributed Company Group for returns with respect to the Post-Closing Period shall determine the income, gain, expenses, losses, deductions and credits of the Group Business and the Contributed Company Group in a manner (i) consistent with prior practice and actual operations in a manner that apportions such income, gain, expenses, loss, deductions and credits equitably from period to period and (ii) consistent with prior years. STI and SSI shall not pay a "FSC" commission with respect to the Group Business without the prior written consent of Newco.

              (f) The tax returns described in Section 13.5(e) shall be prepared in accordance with the Tax Allocation Agreement except to the extent it is inconsistent with Section 13.5(e). In addition, the parties agree that for the taxable periods the Contributed Companies are included in a consolidated return with STI or SSI, the parties will compensate each other for the use of losses and credits in the amounts determined in accordance with the Tax Allocation Agreement. The provisions of this Section 13 with respect to the consolidated groups or consolidated returns that include STI or SSI or their affiliates other than a Contributed Company shall apply mutatis mutandis with respect to combined
                                       ----------------
or unitary groups or returns thereof.

              (g) Newco, STI and SSI shall make payments of estimated taxes (including amounts due with extensions) for which they are responsible under this agreement in accordance with the Tax Allocation Agreement. Any Tax which is due (including estimated Taxes) on or prior to the Effective Time and which is the responsibility of Newco, shall, in lieu of requiring a payment by Newco prior to the Effective Time, be satisfied by a payment out of the Group Assets or the Group Business or after payment of such Tax by STI or SSI through an increase in the account balances owed by the Group Business or the Contributed Companies to STI or SSI, which increase in the obligation will be satisfied by Newco subsequent to the Closing. A payment or indemnity obligation under this section 13 which is not made or satisfied when due shall accrue interest at the rate of 6% compounded daily. Notwithstanding anything in this Section 13 to the contrary, a party shall not have to bear the cost of a Tax liability more than once (e.g. a payment of an estimated tax shall be credited against any payment due when the return is filed).

              (h) Except as provided in paragraph 13.5(e), for purposes of allocating a Tax for which a party is otherwise responsible under Section 13.4, the portion of those Taxes that are attributable to the operations of the Group Business or of any member of the Contributed Company Group for a relevant period (the "INTERIM PERIOD") shall be (i) in the case of a Tax that is not based on a net income, the total amount of such Tax for the Interim Period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period and the denominator of which is the total number of days in such period, and (ii) in the case of a Tax that is based on net income, the Tax that is due shall be an amount as equitably determined by the parties based upon a hypothetical closing of the books.

              (i) If Newco, a Contributed Company or any Affiliate receives any notice of the assertion of any Tax liability relating to a member of the Contributed Company Group for which STI or SSI may be liable under this Agreement, Newco shall give prompt written notice thereof to STI or SSI. A failure to promptly notify pursuant to this paragraph shall not preclude another party's indemnification obligation.

              (j) After the Closing, Newco and the Contributed Companies will provide reasonable access to all relevant Newco and the Contributed Company Group relevant books, records, agreements and memoranda, and provide such assistance to STI and SSI as STI, SSI and their Affiliates shall reasonably request, with respect to any federal, foreign, state or local Tax matters pertaining to the members of the Contributed Company Group for taxable periods or transactions on or prior to the Effective Time. Newco will notify STI prior to disposition of such Tax records, if such disposition will take place within ten years after the Effective Time.

              (k) Notwithstanding anything in this Agreement to the contrary, STI and Newco covenant and agree, (unless there has been a final determination as defined in Section 1313(a) of the Code or any other event which conclusively establishes a contrary position) for all Tax purposes including all Tax Returns and any Tax examinations, proceedings or controversies, to (and to cause any affiliate or successor to their assets or businesses to) take each of the positions set forth below (and not to take any position inconsistent therewith) and to use good faith and reasonable best efforts to defend such positions:

                  (i) The Merger (i) will qualify as a tax-free reorganization described in Section 368(a) of the Code and (ii) when taken together with the Seagate Transaction, will qualify as a tax-free transfer of the stock of VERITAS to Newco governed by Section 351(a) of the Code.

                  (ii) The Seagate Transaction, when taken together with Merger, will qualify as a transfer of the Contributed Stock and Contributed Assets to Newco governed by Section 351(a) of the Code.

                  (iii) None of the consideration issued in connection with the Seagate Transaction will be paid or issued for services or as a covenant not to compete.

              (l) STI and Newco agree to report to the other any communication from or with the Internal Revenue Service or any other Taxing Authority which relates in any way to the characterization of the transactions governed by this Agreement. Each of STI and Newco will file with its Federal income tax return for the taxable year in which the Merger and Seagate Transaction occurs (which tax return shall be timely filed) the information required by Treas. Reg. (S) 1.351-3 and 1.368-3 and to provide each other upon request with a statement to the effect that such party has complied with this requirement after filing. STI, the Contributed Companies, and Newco also will maintain such permanent records as are required by Treas. Reg. (S)(S) 1.351-3(c) and 1.368-3.

  13.6 Seagate Transaction Items.
       -------------------------

       (a)  Newco AND VERITAS covenant and represent that:

            (i) Newco and VERITAS have no plan or intention to permit or to cause VERITAS or any Contributed Company to be liquidated or to be merged with any other entity.

            (ii) Newco and VERITAS have no plan or intention to terminate the existence of Newco, VERITAS or any Contributed Company (including without limitation by Merger).

            (iii) Newco and VERITAS have no plan or intention to cause or permit Newco to dispose of all or any portion of the stock of VERITAS or of any Contributed Company (including, without limitation, by merger) or the Contributed Assets, except in the ordinary course of business.

            (iv) After taking into account (and thus deeming shares to be issued as of the end on the Closing Date) any planned or intended (as of the date hereof and the Effective Time) issuances of Newco stock and the exercise of any Newco stock rights (including warrants, options, convertible instruments), the shareholders of VERITAS immediately prior to the transactions contemplated by this Agreement and Seagate (collectively, the "transferees") shall hold on the day after the Effective Time at least 80% of the voting stock of Newco and at least 80% of each class of non-voting stock of Newco. This representation shall be deemed made twice, assuming in the alternative that the VERITAS shares held by Seagate are (A) voting stock and (B) non-voting stock.

            (v) Other than the possible repurchase of employee shares as a result of an obligation of SSI that may be assumed by Newco, VERITAS and Newco have no plan or intention to redeem or otherwise reacquire any stock to be issued in the transactions contemplated in this Agreement.

            (vi) VERITAS and Newco are not aware of any plan or intent on the part of the officers, directors and 5% or greater shareholders of VERITAS to dispose of any Newco shares issued in the merger in a transaction undertaken in connection with this transaction.

            (vii) VERITAS and Newco are not "investment companies" within the meaning of 351(e) of the Code and section 1.351-1(c)(1)(ii) of the regulations promulgated thereunder.

            (viii) With respect to matters not covered by Section 13.6(a)(i) through 13.6(a)(vii), Newco shall not take, or permit its affiliates to take, any action within two years of the Effective Time which it (or its advisors actually participating or advising in the action) actually know (at the time of such action) will preclude the ability of the Seagate transaction to qualify as a tax-free exchange under section 351(a) of the Code.

             (ix) VERITAS and Newco shall make such additional representations and covenants as SSI or its counsel shall reasonably request prior to the closing for purposes of establishing the qualification under Section 351 of the Seagate Transaction, provided such representations and covenants are in a form and substance reasonably satisfactory to VERITAS and Newco. Any such representations shall be considered to be part of this section 13.6(a).

        (b) The representations and covenants of this Section 13.6(a) shall survive the Closing of the Seagate Transaction through the expiration of the applicable Tax statutes of limitations (including extensions).

14.     MISCELLANEOUS

        14.1 Governing Law. The internal laws of the State of California
             -------------
(irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto, except that the fiduciary duties of the directors and managers of parties hereto and their affiliates shall be governed by the law of the jurisdiction of such company's formation.

        14.2 Assignment; Binding Upon Successors and Assigns. None of the
             -----------------------------------------------
parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that the sale or other transfer of the stock of any Contributing Company shall not be deemed an assignment provided that this Agreement remains enforceable against the Contributing Company after such stock sale or transfer. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        14.3 Severability. If any provision of this Agreement, or the
             ------------
application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

        14.4 Counterparts. This Agreement may be executed in any number of
             ------------
counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

        14.5 Other Remedies. Except as otherwise provided herein, any and all
             --------------
remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. The parties agree that specific performance is an appropriate remedy for a breach of their respective obligations under this Agreement.

        14.6 Amendment and Waivers. Any term or provision of this Agreement may
             ---------------------
be amended by the parties hereto at anytime by execution of an instrument in writing signed on behalf of each of STI, SSI and VERITAS. At any time prior to the Closing, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party or parties to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. The Agreement may be amended by the parties hereto at any time before or after approval of such party's stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of a party's stockholders without obtaining such further approval.

        14.7 Expenses. Except as herein expressly provided to the contrary in
             --------
this Agreement or the Ancillary Agreements, each party will bear its respective fees and expenses incurred with respect to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby; provided, however, that SSI and VERITAS shall share equally all fees and expenses, other than incurred in connection with the printing and filing of the Form S-4 (including financial statements and exhibits) and any amendment or supplements thereto; provided, further that upon Closing of the Merger and the Seagate Transaction, Newco shall pay 20% of the reasonable attorneys', accountants' and financial advisors' fees, incurred by SSI and STI in connection with the Agreement.

        14.8 Attorneys' Fees. Should suit be brought to enforce or interpret any
             ---------------
part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

        14.9 Notices. All notices and other communications pursuant to this
             -------
Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

             If to SSI/STI to:         Seagate Technology, Inc.
                                       and Seagate Software, Inc.
                                       920 Disc Drive
                                       Scotts Valley, CA 95066
                                       Attention:  Tom Mulvaney
                                       Telecopier:  (831) 438-6675

             With a copy to:           Wilson, Sonsini, Goodrich & Rosati
                                       650 Page Mill Road
                                       Palo Alto, CA 94304
                                       Attention:  Larry Sonsini, Esq.
                                       Telecopier:  (650) 493-6811

             And if to VERITAS or
             VERITAS Software
             Corporation
             or Newco to:              VERITAS Software Corporation
                                       1600 Plymouth Street
                                       Mountain View, CA 94043
                                       Attention:  Chief Executive Officer
                                       Telecopier:  (650) 335-8050

             With a copy to:           Fenwick & West LLP
                                       Two Palo Alto Square
                                       Palo Alto, CA 94306
                                       Attention:  Gordon K. Davidson, Esq.
                                       Telecopier:   (650) 494-1417

        All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

        14.10 Construction of Agreement. This Agreement has been negotiated by
              -------------------------
the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

        14.11 No Joint Venture. Nothing contained in this Agreement will be
              ----------------
deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

     14.12 Further Assurances. Each party agrees to cooperate fully with the
           ------------------
other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     14.13 Absence of Third Party Beneficiary Rights. Except as provided in
           -----------------------------------------
Section 5.18, no provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights of any kind in any holder of the stock of VERITAS, Newco, any Contributing Company or a member of the Contributed Company Group or any Employee, client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement and no other person or entity shall have any cause of action as a third party beneficiary of this Agreement.

     14.14 Public Announcement. Upon execution of this Agreement, VERITAS and
           -------------------
SSI promptly will issue a joint press release approved by both parties announcing the Merger. Thereafter, VERITAS or STI or SSI may issue such press releases, and make such other disclosures regarding the Merger, as they may each determine (after consultation with legal counsel) to be required under applicable securities laws or NASD rules; VERITAS, SSI and STI shall confer with the other party prior to any press release or disclosure relating to the Merger or Seagate Transaction.

     14.15 Certain Defined Terms. As used in this Agreement, the following
           ---------------------
terms shall have the following meanings.

     "AFFILIATE" means, with respect to a specified person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such specified person or which hold at least a 10% ownership interest in said person.

     "ANCILLARY AGREEMENTS" means, collectively, the Stockholder Agreement, the Registration Rights Agreement, the Bill of Transfer, the Development Agreement, the Patent Assignment, the Copyright Assignment and the Trademark Assignment, the Transition Services and Facilities Use Agreement, the Cross License Agreement and the Voting Agreement (as such terms are defined herein).

     "BILL OF TRANSFER" means the Bill of Transfer for the Contributed Assets (other than the Contributed Stock) to be executed and delivered by the holders of such Contributed Assets and Newco at the Effective Time in form mutually acceptable to SSI and Newco.

     "BUSINESS RECORDS" shall mean SSI's general and financial records, financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections and other files and records evidencing the Group Business in the possession of or control of the Contributing Companies but not the Contributed Companies (including but not limited to any such records, information, plans and files relating to any Group Assets).

     "CLAIM ASSETS" shall mean all claims, security or similar deposits, rights to refunds, chooses in action, causes of action, rights of recovery or rights to damages, rights of set-off and other rights of recoupment (including without limitation any of the foregoing related to the payment of Taxes) to the extent arising out of the Conduct of the Group Business or directly related to any of the Group Assets.

     "CLOSING" and "EFFECTIVE TIME" have the meanings specified for such term in
Section 6.1.

     "CONDUCT OF THE GROUP BUSINESS" means the conduct in all material respects of the Group Business as conducted on the date of this Agreement and at Closing.

     "CONDUCT OF VERITAS' BUSINESS" means the conduct in all material respects of the Group Business as conducted on the date of this Agreement and at Closing.

     "CONTRIBUTED ASSETS" shall mean those assets that are owned, leased or licensed by the Contributing Companies that are (a) listed on Schedule 1.4(a),
(b) Intellectual Property Rights material to the production, development, support or marketing of the Group Products (subject to the provisions of Section 4.19), or (c) used primarily in the Group Business, and all Contributed Contracts to which any of the Contributing Companies is a party and subject to
Section 4.15, all Financial Assets.

     "CONTRIBUTED COMPANIES" means Seagate Software Network & Storage Management Group, Inc., a Delaware corporation, Seagate Software Limited, a corporation formed under the laws of the United Kingdom, Seagate Software GmbH, a corporation formed under the laws of Germany, Seagate Software International Holdings Ltd., a limited liability company organized under the laws of the Cayman Islands, and Seagate Software Storage Management Group, Inc., a Delaware corporation.

     "CONTRIBUTED COMPANY GROUP" means the Contributed Companies and their direct or indirect subsidiaries, if any, identified on attached Schedule 14.15A.

     "CONTRIBUTED COMPANY PROPERTY" shall mean all of the assets, real, personal, tangible and intangible, owned, leased, licensed or otherwise held by any member of the Contributed Company Group.

     "CONTRIBUTED CONTRACTS" means all agreements, contracts, understandings, arrangements, commitments, mortgages, indentures, leases, licenses, permits, franchises, instruments, notes, bonds, indemnities, guarantees, loan agreements, credit agreements, representations, warranties, deeds, assignments, powers of attorney, certificates, purchase orders, work orders, insurance policies, benefit plans, covenants, assurances or undertakings of any nature (i) to which any of the Contributed Company Group is a party, or (ii) which are used in the Group Business including but not limited to those listed on Schedule 14.15B subject in the case of Joint Contributed Agreements to the provisions of 8.16.

    "CONTRIBUTED STOCK AND ASSETS" means the Contributed Stock and the Contributed Assets.

     "CONTRIBUTED SUBSIDIARIES" means the direct or indirect subsidiaries of the Contributed Companies identified in Section 14.15C of the SSI Disclosure Letter.

     "CONTRIBUTING COMPANIES" means the STI, SSI, Seagate Software S.A., an entity formed under the laws of the France, Nippon Seagate Software KK, an entity formed under the laws of Japan, Seagate Software A.B., an entity formed under the laws of Sweden, Seagate Software Pty. Ltd., an entity formed under the laws of Australia, Seagate Technology International, a Cayman Islands limited liability company, Penang Seagate Industries Sdn. Bhd., an entity formed under the laws of Malaysia, Seagate Software Limited, an entity formed under the laws of Hong Kong, Seagate Information Management Group Limited, a corporation organized under the laws of the United Kingdom and Delaware with respect to its South African branch, and any other subsidiary of SSI which may own any interest in the Contributed Stock and Assets to be conveyed to Newco or that is liable for any Assumed Liability to be assumed by Newco under the term of this Agreement.

     "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as an officer, director or partner, by contract or otherwise.

     "DISPOSAL," "RELEASE," and "THREATENED RELEASE" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA").

     "DELAWARE LAW" means the Delaware General Corporation Law, as in effect from time to time.

     "DOLLARS" or "$" means U.S. dollars.

     "EFFECTIVE TIME" shall mean the effective time and date that the Certificate of Merger is deemed filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware Law.

     "ENVIRONMENTAL DAMAGE" means any actual or alleged Liability (including without limitation Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or relating to (i) the presence, discharge, emission or release into the environment of any Hazardous Substance or (ii) facts or circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "ENVIRONMENTAL LAWS" means all federal, state, local and international laws and regulations relating to pollution, the protection of human health or the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     "EMPLOYEE" has the meaning specified in Section 12.1(a).

     "ENCUMBRANCE" means any pledge, lien, collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or use, or any other encumbrance of any kind.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations promulgated thereunder.

     "EXCLUDED LIABILITIES" shall have the meaning defined for it in Section 1.4(b)(ii).

     "FINANCIAL ASSETS" shall mean (i) all cash and cash equivalents of any of the Contributed Companies, Contributed Subsidiaries or Contributing Companies arising from or generated by the Group Business; (ii) any of the Contributed Companies or Contributed Subsidiaries and other Group Business accounts receivable, unbilled receivables, and other amounts receivable from or to third parties; (iii) all rights of any of the Contributed Companies or Contributed Subsidiaries of every nature and description under or arising out of all insurance policies of any of the Contributed Companies or Contributed Subsidiaries; and (iv) the minute books, stock ledgers and Tax records of any of the Contributed Companies or Contributed Subsidiaries.

     "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

     "GOVERNMENTAL ANTITRUST AUTHORITY" means any federal, state, local or non-U.S. governmental or quasi-governmental authority charged with the administration or enforcement of antitrust, competition or merger control laws or regulations.

     "GOVERNMENTAL PERMITS" means all municipal, state, local, federal and other governmental franchises, permits, licenses, agreements, waivers and authorizations from, issued or granted by, any jurisdiction.

     "GROUP ASSETS" shall mean the Contributed Assets and all Contributed Company Property, considered collectively.

     "GROUP BUSINESS" means the business of STI and its direct and indirect subsidiaries with respect to the Group Products, as reflected in the 1998 Group Balance Sheet, including without limitation the business of developing, manufacturing, marketing, licensing, distributing, using, operating, installing, servicing, supporting, maintaining, repairing or otherwise using or commercially exploiting all or any aspect of any or all of the Group Products or of any Intangible Assets or Intellectual Property Rights related to any of the Group Products.

     "GROUP FINANCIAL STATEMENTS" has the meaning given in Section 2.4(c).

     "GROUP GOVERNMENTAL PERMITS" means those Governmental Permits required for the Conduct of the Group Business (including without limitation the manufacture or sale of the Group Products) that are held by any member of the Contributed Company Group or held, in whole or in part, primarily by a Contributing Company and required for the Conduct of the Group Business, or necessary for the use or operation of any of the Group Assets (including without limitation the Real Property Assets) or the manufacture or sale of any of the Group Products, to the extent legally transferable in accordance with this Agreement;

     "GROUP PRODUCTS" means the software and other products listed in the Group product list attached hereto as Exhibit 14.15D marketed or sold by any member of the Contributed Company Group or the Contributing Companies and all software under development for or licensed by the Group Business (together with all derivative works, upgrades, modifications, enhancements and configurations of any of the foregoing now existing or under development and all software and components included in any configuration of any of the foregoing, and all development and QA tools, utilities and diagnostics used to develop any of the foregoing, in each case whether or not ever commercially offered or price-listed, and whether or not in development).

     "HAZARDOUS MATERIALS" means: (i) any pollutant, contaminant, toxic, hazardous or noxious substance or waste which is regulated by the laws of any state, local, federal or other governmental authority or jurisdiction, including but not limited to the State of Florida and the United States Government, and includes but is not limited to (a) any oil or petroleum compounds, flammable substances, explosives, radioactive materials, or any other materials or pollutants which pose a hazard to persons or cause any real property to be in violation of any Environmental Laws, (b) to the extent so regulated, asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls, as regulated by the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., (d) any materials or substances designated as "hazardous substances"
-- ----
pursuant to (1) Section 311 of the Clean Water Act, 33 U.S.C. (S) 1251 et seq.,
                                                                       -- ----
or (2) Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., (e) "chemical substance," "new
                                      -- ----
chemical substance," or "hazardous chemical substance or mixture" pursuant to Sections 3, 6 and 7 of the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et
                                                                            --
seq., and (f) any "hazardous waste" pursuant to Section 1004 of the Resource
----
Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq.
                                                  -- ----

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "IMG" means the business of SSI that does not constitute the Group
Business.

     "INSOLVENCY ACTION" means, with respect to a person, any or all of the following: (i) the voluntary or involuntary filing, with respect to such person, of a petition for relief, or any other effort to seek relief, under any Insolvency Proceeding; (ii) such person or any of its assets otherwise becoming the subject of an Insolvency Proceeding; (iii) the formal or informal dissolution, liquidation or winding up of such person, or any efforts to initiate or carry out such dissolution, liquidation or winding up; (iv) the appointment of (or efforts or attempts to appoint) a receiver, liquidator, sequestrator, trustee, custodian or other similar officer with respect to such person or any part of its assets or properties; or (v) any composition of the indebtedness of such person or any assignment for the benefit of such person's creditors.

     "INSOLVENCY PROCEEDING" means any or all of the following actions, events or proceedings: (i) any voluntary or involuntary case, contested matter or other proceeding under the United States Bankruptcy Code, as amended, and any successor law or laws thereto; or (ii) any case, action or other proceeding under any bankruptcy, insolvency, debt reorganization or similar law (whether now or hereafter in effect) of any state, country or other jurisdiction.

     "INTANGIBLE ASSETS" means, collectively, all intangible assets, properties and rights required for the development of the Group Products, constituting software (in both source code and binary code form), technology, works of authorship, manuals, logbooks, notebooks, user's guides, programmers' notes, documentation, know-how, trade secrets, training materials (for both training of customers and of service personnel).

     "INTELLECTUAL PROPERTY RIGHTS" means, collectively, all of the following worldwide intangible legal rights including those existing or acquired by ownership, license or other legal operation, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof; (ii) inventions (whether patentable or not in any country), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) rights associated with works of authorship (including without limitation audiovisual works), including without limitation copyrights, copyright applications and copyright registrations, moral rights, mask work rights, mask work applications and mask work registrations; (iv) rights in trade secrets (including without limitation rights in Industrial Property, customer, vendor and prospect lists and all associated information or databases and other confidential or proprietary information), and all rights relating to the protection of the same including without limitation rights under nondisclosure agreements; (v) any other proprietary rights in technology, including software, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, records, business information, or trade marks, trade dress or names, anywhere in the world; (vi) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property, including without limitation brand names, trademarks, service marks, trademark and service mark registrations and applications therefor, trade names, rights in trade dress and packaging and all goodwill associated with the same; and (vii) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including without limitation damages for past, present or future infringement, misappropriation or unauthorized use thereof; and (viii) rights under license agreements for the foregoing.

     "INTERCOMPANY ACCOUNTS" means the net amounts payable by or owing to the Group Business as of the Effective Time as a consequence of the Conduct of the Group Business, in the ordinary course, (i) pursuant to (a) the tax sharing agreement, (b) the intercompany revolving loan agreement, (c) the general services agreement, all of which are between the Contributed Company Group, on the one hand, and STI and its direct or indirect subsidiaries (other than the Contributed Company Group) on the other hand, or (ii) as a consequence of reimbursements by SSI or STI of amounts paid by them for the Conduct of the Business in the ordinary course; provided, however that in no event shall the Group Business be responsible for amounts attributable to the IMG Business.

     "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

     "KEY EMPLOYEES" are identified in Schedule 14.15E-1.

     "LIABILITIES" (or when used with reference to a single item described below, "LIABILITY") means debts, liabilities and obligations (whether pecuniary or not, including without limitation obligations to perform or forbear from performing acts or services), fines or penalties, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including without limitation those arising under any law, action or governmental order, liabilities for Taxes and those arising under any contract, agreement, arrangement, commitment or undertaking of any kind whatsoever (whether written or oral, express or implied), including, without limitation, those arising under any Contributed Contract.

     "LOSS" means and includes any and all Liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation, or injury, including, without limitation, those resulting from any and all claims, actions, suits, demands, assessments, investigations, judgments, orders, awards, arbitrations, settlements or other proceedings, together with reasonable costs and expenses, including the reasonable attorneys' and experts' fees, court costs, arbitration costs, filing fees and other legal costs and expenses relating thereto, together with interest accrued on each of the foregoing amounts from the date the same was incurred at the lower of (i) the prime rate charged from time to time by the Bank of America, N.T. & S.A. or (ii) the highest rate of interest permitted under applicable law.

     "MANAGEMENT EMPLOYMENT CONTRACTS" means the Management Employment Contracts to be executed by Newco and the Key Employees listed on attached Schedule 14.15E-1 and the employees of Veritas listed on Schedule 14.15E-2 prior to the Effective Time as provided in Section 5.16 in the form attached hereto as
Exhibit 4.17(a).
        ----

     "MATERIAL ADVERSE EFFECT ON NEWCO" means any event, change or effect would have a material adverse effect on the business, tangible and intangible assets, financial condition, and future operations of Newco and its subsidiaries, taken as a whole, after the Effective Time or prevent in any material respect Newco from taking the actions anticipated by this Agreement and the Ancillary Agreements to be taken by Newco and this Subsidiaries on and after the Effective Time.

     "MATERIAL ADVERSE EFFECT ON THE GROUP BUSINESS" means any event, change or effect which would have a material adverse effect on the business, tangible and intangible assets, financial condition, and results of operations of the Group Business, taken as a whole, or prevent in any material respect the performance by SSI, STI, and their subsidiaries of the actions anticipated by this Agreement and the Ancillary Agreements to be taken by them on or before the Closing.

     "MATERIAL ADVERSE EFFECT ON VERITAS" means any event, change or effect would have a material adverse effect on the business, tangible and intangible assets, financial condition, and results of operations of VERITAS and the VERITAS Subsidiaries, taken as a whole , or prevent in any material respect the performance by VERITAS and its subsidiaries of the actions anticipated by this Agreement and the Ancillary Agreements to be taken by them on or before the Closing.

     "MINORITY HOLDER" means holders of shares of SSI other than STI.

     "NEWCO INDEMNITEES" means and includes Newco and any present or future officer, director, employee, affiliate, stockholder or agent of Newco.

     "DEVELOPMENT AND LICENSE AGREEMENT" means the Development and License Agreement to be executed and delivered by Newco and STI simultaneously with this Agreement in the form attached hereto as Exhibit 4.14(a).

     "OPTIONEE PERCENTAGE INTEREST" means a fully diluted equity interest in Newco (taking into account all options, warrants and convertible debentures on an as-converted basis) immediately following the Effective Time represented by the aggregate number of shares of Newco Common Stock issuable upon exercise of the Newco Options issued in exchange for Exchanged SSI Options pursuant to the provisions of Section 1.3(a)(ii) hereof.

     "Permitted Encumbrance" means Encumbrances (a) as disclosed as an encumbrance in the SSI Disclosure Schedule 14.15F or in the Seagate SEC Documents filed prior to the date of this Agreement, (b) Encumbrances for Liabilities reflected in the Group Financial Statements or the VERITAS Financial Statements as appropriate, (c) liens for taxes not yet delinquent, (d) liens imposed by law and incurred in the ordinary course of business to carriers, warehousemen, laborers, material men and the like not yet due and payable, (e) immaterial imperfections of title set forth in the SSI Disclosure Letter (f) Encumbrances which are not material in amount or which will not materially interfere with the use of the Group Assets for the Conduct of the Group Business.

     "PERSON" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "REAL PROPERTY ASSETS" shall mean all real property assets required for the Conduct of the Group Business.

     "RESTRICTIVE AGREEMENT" has the meaning specified in Section 2.23.

     "SEAGATE'S KNOWLEDGE" or "KNOWN TO SEAGATE". A particular fact or other matter shall be deemed to be within "Seagate's Knowledge" or "Known to Seagate" if any officer of SSI or a Contributed Company or any officer of STI responsible for the Group Business has current actual knowledge of such fact or other matter.

     "SOLVENT" shall mean, with respect to any person on a particular date, that on such date (a) the fair value of the property of such person is greater than the total amount of liabilities, including contingent liabilities, of such person; (b) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person's ability to pay as such debts and liabilities mature; and
(d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "SSI PERCENTAGE INTEREST" means a fully diluted equity interest in Newco (taking into account all options, warrants and convertible debentures on an as-converted basis) equal to 100% less the VERITAS Percentage Interest.

     "SEAGATE TRANSACTION" shall have the meaning described in Recital A hereto.

     "SSI DISCLOSURE LETTER" means a letter dated as of date hereof and supplemented with the prior written consent of VERITAS at any time prior to the Closing, delivered by STI and SSI to Newco and VERITAS concurrently with the execution of this Agreement and certified by an officer of each of STI and SSI on behalf of each such entity, to be true, accurate and complete.

     "TAX" or "TAXES" means all taxes of any kind whatsoever (whether payable directly or by withholding), including without limitation franchise, income, gross receipts, personal property, real property, ad valorem, value added, sales, use, documentary, stamp, intangible personal property, withholding or other taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any taxing authority.

     "VERITAS" is VERITAS Software Corporation and VERITAS Surviving
Corporation.

     "VERITAS ASSETS" are the tangible and intangible, real and personal assets owned, leased or licensed by VERITAS.

     "VERITAS BUSINESS" is the business of VERITAS as carried on immediately prior to the Seagate Transaction, including without limitation VERITAS' business of developing, manufacturing, marketing, licensing, distributing, using, operating, installing, servicing, supporting, maintaining, repairing or otherwise using or commercially exploiting all or any aspect of any or all of the VERITAS Products or VERITAS Assets.

     "VERITAS CONTRACTS" means all agreements, contracts, understandings, arrangements, commitments, mortgages, indentures, leases, licenses, permits, franchises, instruments, notes, bonds, indemnities, guarantees, loan agreements, credit agreements, representations, warranties, deeds, assignments, powers of attorney, certificates, purchase orders, work orders, insurance policies, benefit plans, covenants, assurances or undertakings of any nature to which VERITAS or the VERITAS Subsidiaries are a party.

     "VERITAS EMPLOYEES" are the employees of VERITAS.

     "VERITAS PERMITTED ENCUMBRANCE" means Encumbrances (a) as disclosed as an Encumbrance in the VERITAS Disclosure Schedule or the VERITAS SEC Documents filed prior to the date of this Agreement, (b) Encumbrances for liabilities reflected in the VERITAS Financial Statements, (c) liens for current taxes not yet delinquent, (d) liens imposed by law and incurred in the ordinary course of business to carriers, warehousemen, laborers, material men and the like not yet due, (e) immaterial imperfections of title set forth in the title report(s), if any, referred to in the VERITAS Disclosure Letter (f) Encumbrances which are not material in amount or which will not materially interfere with the use of the VERITAS Assets for the Conduct of the VERITAS Business.

     "VERITAS PRODUCTS" means the software and other products marketed or sold by VERITAS and all of software products currently under development by or for VERITAS or for use or sale or license by VERITAS (in each case together with all of the software, products, and other items listed on VERITAS' products price list) and all derivative works, upgrades, modifications, enhancements and configurations of any of the foregoing and all software and components included in any configuration of any of the foregoing, and all development tools, utilities and diagnostics used to develop any of the foregoing in each case whether or not ever commercially offered or price-listed, and whether or not in development).

     "VERITAS PERCENTAGE INTEREST" means that percentage of the fully diluted Common Stock equivalent equity interests in Newco (assuming conversion of all convertible securities and exercise of all options and warrants) immediately following the Effective Time which equals the greater of (a) 60% or (b) that percentage which results in the holders of VERITAS Common Stock, options, warrants and convertible debentures immediately before the Effective Time owning, immediately after the Effective Time, 60% of the Common Stock equivalent equity interests in Newco computed using the treasury stock method with respect to the outstanding options and warrants but not with respect to convertible debentures (which shall be treated as-if-converted to Common Stock). For this purpose, "treasury stock method" means that the number of shares issuable upon exercise of all outstanding options and warrants will be deemed to be reduced by the number of shares that could be repurchased at the VERITAS Closing Price with the proceeds from the hypothetical exercise of all outstanding options and warrants which have exercise prices less than the VERITAS Closing

Price. Attached hereto as Exhibit 14.15H is an exemplar of the methodology to be used in calculating the VERITAS Percentage Interest at the Closing.

     "VERITAS PERMITS AND APPROVALS" are all municipal, state, local, federal and other franchises, permits licenses, agreements, waivers and authorizations from, issued or granted by, any Governmental Entity held by VERITAS or any of its subsidiaries and required for the conduct of VERITAS' Business.

     "VERITAS' KNOWLEDGE" or "KNOWN TO VERITAS". A particular fact or other matter shall be deemed to be within "VERITAS' Knowledge" or "Known to VERITAS" if any officer of VERITAS has current actual knowledge of such fact or other matter.

     "VERITAS SUBSIDIARY" shall mean any direct or indirect subsidiary of VERITAS listed on Schedule 14.15.G.

     14.16 Entire Agreement. This Agreement and the exhibits hereto
           ----------------
constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Nondisclosure Agreement, which shall remain in full force and effect. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.


       [Remainder of Page Left Blank]

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.

VERITAS SOFTWARE CORPORATION,           SEAGATE TECHNOLOGY, INC.,
a Delaware corporation                  a Delaware corporation



By: /s/ Mark Leslie                     By: /s/ Stephen J. Luczo
   ------------------------------          --------------------------------
    President and Chief Executive           President and Chief Executive
    Officer                                 Officer


VERITAS HOLDING CORPORATION,
a Delaware corporation


By: /s/ Mark Leslie
   ------------------------------
    President

SEAGATE SOFTWARE, INC.,                 SEAGATE SOFTWARE NETWORK &
a Delaware corporation                  STORAGE MANAGEMENT
                                        GROUP, INC.
                                        a Delaware corporation


By: /s/ Terence R. Cunningham           By: /s/ Terence R. Cunningham
   ------------------------------          -------------------------------
    President and Chief Executive           President and Chief Executive
    Officer                                 Officer



            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]